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Index to Financial Statements

As filed with the Securities and Exchange Commission on January 13, 2014

(Registration No. 333-171745)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3 to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pioneer Financial Services, Inc.
(Exact name of Registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation or organization)	6141 (Primary Standard Industrial Classification Code Number)	44-0607504 (I.R.S. Employer Identification No.)

4700 BELLEVIEW AVENUE, SUITE 300
KANSAS CITY, MISSOURI 64112
(816) 756-2020
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

JOSEPH B. FREEMAN
CHIEF EXECUTIVE OFFICER
4700 BELLEVIEW AVENUE, SUITE 300
KANSAS CITY, MISSOURI 64112
(816) 756-2020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

BETTY O. TEMPLE
WOMBLE CARLYLE SANDRIDGE & RICE, LLP
550 S. MAIN STREET, SUITE 400
GREENVILLE, SOUTH CAROLINA 29601
(864) 255-5400

Approximate date of commencement of proposed sale to public:
As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED JANUARY 13, 2014

$50,000,000 Investment Notes
Minimum Investment of $10,000

        Pioneer Financial Services, Inc. ("PFS"), a Missouri corporation, is a wholly owned subsidiary of MidCountry Financial Corp., a Georgia corporation ("MCFC"). PFS, with its wholly owned subsidiaries (collectively "we," "us," "our" or the "company"), is offering up to $50,000,000 in aggregate principal amount of our investment notes ("notes" or "investment notes") on a continuous basis. This offering will terminate on January 28, 2015 unless terminated earlier at our discretion. Unless otherwise agreed upon, the notes will be offered in maturities ranging from 12 to 120 months, subject to a minimum investment of $10,000.

        We are offering the notes through our officers and employees without an underwriter and on a continuous basis. We do not have to sell any minimum amount of notes to accept and use the proceeds of this offering. There is no assurance that all or any portion of the notes we are offering will be sold. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust or similar account, and thus you will not be entitled to the return of your investment. There is no public trading market for the notes and it is very unlikely that any trading market will develop, and no assurance can be given that the notes may be resold at any price. We have the right to reject any subscription, in whole or in part.

        We will disclose the interest rates at which notes will be offered, from time to time, in supplements to this prospectus. However, any such change will not affect the interest rate of any notes purchased prior to the effective date of the change. We will pay or compound interest on the notes annually. Holders of notes may elect to receive monthly interest payments in return for a 0.5% reduction in the interest rate of the note. Qualified investors may establish individual retirement accounts, simplified employee pension accounts, Roth IRAs and Coverdell education savings accounts with us in which to hold their notes.

        You should read this prospectus and the applicable prospectus supplement carefully before you invest in the notes.

        These notes are our unsecured, subordinated obligations. Payment of the notes is not insured or guaranteed by the Federal Deposit Insurance Corporation (the "FDIC"), any governmental or private insurance fund, or any other entity. We do not contribute funds to a separate account such as a sinking fund to repay the notes upon maturity. We may redeem the notes in whole or in part any time prior to maturity at a price equal to the principal amount thereof plus accrued interest to the purchase date.

        As of the date of this prospectus we have sold $28,250,277 of the $50,000,000 in Investment Notes we initially registered on Form S-1, which was declared effective on January 28, 2011 leaving us with $21,749,723 available to be sold pursuant to the Prospectus.

        See "Risk Factors" beginning on page 9 for certain factors you should consider before buying the notes.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount And Commission	Proceeds to Company

Per Investment Note	100%	None	100%

Total	100%	None	$50,000,000(1)

(1)
We will receive all of the proceeds from the sale of the notes, which, if we sell all of the notes covered by this prospectus, we estimate will total approximately $49,200,000 after offering expenses.

The date of this Prospectus is January 13, 2014

        You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the notes.

PROSPECTUS SUMMARY

        This summary highlights selected information and does not contain all the information that may be important to you. You should carefully read this prospectus, any related prospectus supplement and the documents we have referred you to in "Where You Can Find More Information" on page 65 before making an investment in the notes, including the "Risk Factors" section beginning on page 9. In this prospectus, references to "Pioneer," "we," "us" and "our" refer to Pioneer Financial Services, Inc. and our subsidiaries.

 Our Company

        Pioneer Financial Services, Inc. ("PFS"), a corporation formed under the laws of Missouri in 1932, is a wholly owned subsidiary of MidCountry Financial Corp., a Georgia corporation ("MCFC"). PFS, with its wholly owned subsidiaries (collectively "we," "us," "our" or the "Company"), purchases consumer loans and retail installment contracts, on a worldwide basis, made primarily to active-duty or career retired U.S. military personnel or U.S. Department of Defense employees. We intend to hold these consumer loans and retail installment contracts until repaid.

        We purchase consumer loans and retail installment contracts primarily from two different sources. Our largest source of consumer loans is the Consumer Banking Division ("CBD") (formerly known as the Military Banking Division and Pioneer Military Lending Division) of MidCountry Bank ("MCB"), a federally chartered savings bank and wholly owned subsidiary of our parent, MCFC. Historically CBD originated these consumer loans through a network of loan production offices and via the Internet. Military customers use loan proceeds to purchase consumer goods and services. We also purchase retail installment contracts from retail merchants that sell consumer goods to active-duty or career retired U.S. military personnel or U.S. Department of Defense employees. In October 2013, CBD closed its loan production offices to focus resources on internet and retail efforts to grow the business.

        We are not associated with, nor are we endorsed by, the U.S. military or U.S. Department of Defense. However, we do seek to maintain a positive, supportive relationship with the military community.

        Finance receivables, whether originated or purchased, are effectively unsecured and consist of loans originated by us or purchased from CBD and retail merchants. All finance receivables have fixed interest rates and typically have a maturity of less than 48 months. At acquisition, the size of the average finance receivable was approximately $3,400 during fiscal year 2013. A large portion of our customers are unable to obtain financing from traditional sources due to factors such as age, frequent relocations and lack of credit history. These factors may not allow them to build relationships with traditional sources of financing.

        We were incorporated in Missouri in 1932, and our principal corporate office is located at 4700 Belleview, Suite 300, Kansas City, Missouri 64112-1359. The telephone number at that address is (816) 756-2020. Information about us can be found at www.investpioneer.com. We do not intend for the information contained on this website to be a part of this prospectus.

 The Offering

Securities Offered	We are offering up to $50,000,000 in aggregate principal amount of our investment notes. As of the date of this Prospectus, we have sold $28,250,277 of the $50,000,000 in investment notes, leaving us with $21,749,723 available to be sold pursuant to this Prospectus. The notes are governed by an indenture between us and U.S. Bank National Association, the trustee for the notes. The notes generally have maturities ranging from 12 to 120 months. Interest rates and terms on notes in a principal amount equal to or in excess of $100,000 will be negotiated on a case-by-case basis based upon our financial requirements, the term of the investment and prevailing interest rates. The notes do not have the benefit of a sinking fund. See "Description of Investment Notes—General."
Interest Rate and Payment
The interest rate on each note will be based upon current market conditions, our financial requirements, principal amount of the note and the term to maturity chosen by the purchaser. Interest will begin to accrue on the date we issue the note. At the option of the note holder, we will pay or compound interest annually. Holders of notes may elect to receive monthly interest payments in return for a 0.5% reduction in the interest rate of the note. Once issued, the interest rate applicable to a note will not change prior to maturity. See "Description of Investment Notes—Interest."
Maturity and Renewal
The notes will mature on the date specified on the investment note certificate. So long as there is an effective registration statement on file with the SEC and the securities commissions of the states in which the notes are sold, we currently intend to renew the notes upon maturity unless they are presented for payment by the holder. The principal amount of the renewed note will equal the principal amount of the note on the maturity, plus all accrued and unpaid interest. The term of a renewed note will be equal to the original term of the note, and the interest rate of the note will be equal to the interest rate we are then paying on notes of a like term and principal amount. At least 20 days prior to the maturity date of a note, we will send the note holder (a) a written notice reminding the holder of the pending maturity of the note and that it will be renewed unless the holder requests repayment in writing within 20 days after the maturity date and (b) a copy of the current prospectus for the notes setting forth the current rates. The notice will also state the place where the note may be surrendered for payment.

Redemption at Our Option	We may redeem the notes at our option, in whole or in part, at any time prior to maturity, at a price equal to 100% of the principal amount of the notes, plus accrued interest on a daily basis to the redemption date. We will pay no premium upon redemption of the notes. Our investors may not require us to redeem their notes prior to maturity. See "Description of Investment Notes—Redemption at the Option of Pioneer."
Subordination
Upon the maturity of our senior indebtedness, by lapse of time, acceleration or otherwise, all of our senior indebtedness must be paid in full before any payment is made upon the notes. "Senior indebtedness" is generally defined under the indenture as any debt or liability for money borrowed, regardless of when incurred or created, that is not expressly subordinate or equal in right of payment to the notes. The notes are equal in right of payment to all of our outstanding junior subordinated debentures and investment notes purchased prior to December 31, 2006. There are no restrictions in the indenture that would prevent us from incurring additional senior indebtedness or other indebtedness. As of September 30, 2013, we had approximately $206.8 million of senior indebtedness outstanding and approximately $63.9 million of investment notes and accrued interest outstanding. See "Description of Investment Notes—Subordination."
Events of Default
Under the indenture, an event of default is generally defined as a default in the payment of principal or interest on the notes that is not cured after 10 days' written notice, our becoming subject to certain events of bankruptcy or insolvency, or our failure to comply with provisions of the notes or the indenture and the failure is not cured or waived within 60 days after receipt of a specific notice.
Transfer Restrictions	Transfer of a note is effective only upon the receipt of valid transfer instructions by the registrar from the note holder of record.
Types of Accounts
We are qualified to serve as custodian for IRAs, SEPs, Roth IRAs, and Coverdell education savings accounts. Qualifying investors may choose to establish one of these accounts with us to hold their notes.
Trustee	U.S. Bank National Association is a trust company organized and existing under the laws of the state of Missouri.

Use of Proceeds	If all the notes offered by this prospectus are sold we expect to receive approximately $49,200,000 in net proceeds after deducting all costs and expenses associated with this offering. We have used substantially all of the cash proceeds from the sale of the notes to date to acquire military loans from CBD and retail installment contracts from retail merchants. Additional proceeds, if any, from additional sales of notes will be used to acquire military loans from CBD, retail installment contracts from retail merchants and will be used for general corporate purposes.
Suitability
The notes will be sold only to investors that have a gross income of $65,000 and a net worth of $65,000 (exclusive of home, home furnishings and automobiles); or a net worth of $150,000 (exclusive of home, home furnishings and automobiles); and no more than 10% of their liquid net worth invested in the notes, unless the investor is defined as an accredited investor under Rule 501 of Regulation D under the Securities Act of 1933 in which case these requirements will not apply. See "Plan of Distribution" on page 62.
Risk Factors
See "Risk Factors" beginning on page 9 and other information included in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before investing in the notes.
Ratio of Earnings to Fixed Charges	See "Summary Consolidated Financial Data" on page 8.

Summary Consolidated Financial Data

        The following table summarizes the financial data of our business. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes included elsewhere in this prospectus. The data as of, and for the fiscal years ended September 30, 2013, 2012, 2011, 2010 and 2009, has been derived from our audited consolidated financial statements and related notes.

		As of and for the Years Ended September 30,
	2013	2012	2011	2010	2009
Consolidated balance sheet data:
Net finance receivables(1)	$314,671,912	$331,910,518	$330,704,771	$329,957,394	$313,930,096
Total assets	380,984,410	403,479,130	397,327,580	399,103,986	385,325,136
Amortizing term notes(2)	206,821,690	205,680,677	214,490,826	232,040,743	241,957,023
Investment notes	63,907,784	67,428,441	59,724,991	40,028,349	33,306,309
Subordinated debt—parent	—	—	—	11,900,000	—
Total stockholder's equity	104,672,483	119,935,040	114,737,162	106,531,894	100,487,092
Consolidated statement of operations data:
Interest income and fees	$109,769,658	$113,249,059	$114,121,026	$105,460,224	$99,689,511
Debt protection, insurance premiums earned and other income	1,938,716	4,809,573	7,366,584	6,296,353	4,387,710
Total revenue	111,708,374	118,058,631	121,487,610	111,756,577	104,077,221
Provision for credit losses	36,424,082	34,617,355	25,565,703	22,432,831	23,454,336
Interest expense	18,276,134	19,250,406	19,202,745	18,019,188	17,854,730
Income before income taxes	13,698,889	18,071,615	28,628,202	25,783,646	20,754,118
Net income	9,404,602	12,027,303	17,103,813	16,562,227	13,336,552
Ratio of earnings to fixed charges(3)	1.75	1.94	2.49	2.43	2.16

(1)
Net finance receivables are presented net of unearned finance charges, unearned debt protection commissions, unearned insurance commissions, discounts on purchases of retail installment contracts and unapplied finance receivable payments.

(2)
Consists of bank debt outstanding under our secured senior lending agreement.

(3)
The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For the purpose of this ratio, "earnings" is determined by adding pretax income to "fixed charges." for this purpose, "fixed charges" consists of interest on all indebtedness.

RISK FACTORS

        Our operations and your investment in the notes are subject to a number of risks, including but not limited to those described below. If any of the following risks actually occur, our business, financial condition or operating results and our ability to repay the notes could be materially adversely affected.

Risk Factors Related to the Investment Notes

         Our investment notes are not insured or guaranteed by any third party, and we are not subject to regulatory requirements designed to protect investors.

        Our investment notes are not insured or guaranteed by the FDIC, any governmental agency or any other public or private entity as are certificates of deposit or other accounts offered by banks, savings and loan associations or credit unions. Your investment is dependent upon our ability to effectively manage our business to generate sufficient cash flow, including cash flow from our financing activities, for the repayment of principal at maturity and the ongoing payment of interest on the investment notes. If these sources are inadequate, you could lose your entire investment.

         Because the investment notes are not secured by any collateral, your investment is dependent upon our successful operations to service the interest and principal payments on the investment notes.

        Substantially all of our assets have been pledged to our lenders to secure our borrowings under our Senior Secured Lending Agreement ("SSLA"). Accordingly, in the event of a default under our SSLA, it is likely that our assets would be liquidated to repay our senior debt. Therefore, repayment of the investment notes is dependent on our continued successful operations. There can be no assurance that we will continue to operate successfully in the future.

         Payment on the investment notes is subordinate to the payment of all outstanding senior indebtedness, and the investment notes do not limit the amount of senior indebtedness, additional junior subordinated indebtedness or other indebtedness we may incur.

        The investment notes are subordinate and junior to any and all senior indebtedness (defined generally as any debt or liability for money borrowed, regardless of when incurred or created, that is not expressly subordinate or equal in right of payment to the investment notes, including senior debt), and will rank equal in payment priority with all junior subordinated investment notes we issue in the future. There are no restrictions in the investment notes regarding the amount of senior indebtedness, junior subordinated indebtedness, or other indebtedness that we or our subsidiaries may incur. We intend to incur additional senior indebtedness and junior subordinated indebtedness in the future. Upon the maturity of our senior indebtedness, by lapse of time, acceleration or otherwise, the holders of our senior indebtedness have first right to receive payment in full prior to any payments being made to any note holders. Therefore, you would only be repaid if funds remain after the repayment of our senior indebtedness. As of September 30, 2013, we had approximately $206.8 million of senior indebtedness outstanding.

         Payment of interest and principal on the investment notes is effectively paid on the same terms as the unsecured creditors of our subsidiaries.

        Substantially all of the assets we use in our business are held by our subsidiaries. Some of the indebtedness of our subsidiaries may have rights upon liquidation or dissolution of the particular subsidiary prior to payment being made to any note holders. As a result, in the event of the liquidation of any of our subsidiaries, some of the creditors of our subsidiaries would be paid prior to the subsidiary distributing any amounts to us. While our senior loan agreement limits the amount of debt that our subsidiaries may incur, if our subsidiaries did not have sufficient funds to pay their debts, our ability to pay interest and principal on the investment notes may be impaired.

         The investment notes do not contain any restrictive covenants or other provisions to protect your investment.

        The investment notes do not have the benefit of any restrictive covenants. Therefore, your investment is not protected if there is a material adverse change in our financial condition or results of operations. For example, the investment notes do not contain any restrictions on our ability to pay dividends or to create or incur senior indebtedness or indebtedness which is junior or subordinate to or has the same rights and obligations as the investment notes. In addition, the investment notes do not contain covenants specifically designed to protect note holders if we engage in a highly leveraged transaction such as a requirement that we redeem the investment notes if there is a takeover, recapitalization or similar restructuring. Furthermore, the investment notes do not contain a provision permitting an individual, unless such individual is a majority holder, to accelerate the indebtedness in the event of a default on the note.

         Your investment in the investment notes is illiquid.

        The investment notes are not listed on a national or other securities exchange. Further, it is very unlikely that any trading market for the investment notes will develop. You have no right to require redemption of the investment notes, and there is no assurance that the investment notes will be accepted as collateral for loans. Due to the lack of a market for the investment notes, we cannot assure you that you would be able to sell the investment notes.

         There is no sinking fund to ensure repayment of the investment notes on maturity.

        We do not contribute funds to a separate account, commonly known as a "sinking fund," to repay the investment notes upon maturity. Because funds are not set aside periodically for the repayment of the investment notes over their term, note holders must rely on our cash flow from operations and other sources of financing for repayment, such as funds from bank loans, the sale of investment notes and other credit facilities. To the extent cash flow from operations and other sources are not sufficient to repay the investment notes, you may lose all or a part of your investment.

         The investment notes contain a renewal feature which could result in the extension of the maturity of the notes and a lower interest rate being paid.

        The investment notes contain a renewal provision that allows us to extend the maturity date of the notes and to reset the interest rate to the then current rate unless you provide us with written notice that you want your note paid within 20 days after the maturity date of the note. The principal amount of the renewed note will equal the principal amount of the note on the most recent maturity date, plus all accrued and unpaid interest. The term of the renewed note will be equal to the original term of the note, and the interest rate on the note will be equal to the interest rate we are then paying on notes of a like term and principal amount. Therefore, if you fail to take action, you will be required to maintain your investment in us beyond the original maturity date of the note. Further, because the interest rate we pay on notes depends on a number of factors, the interest rate on a renewed note may be lower than the interest rate on the original note.

         If we redeem or fail to renew the notes, you may not be able to reinvest the proceeds at comparable rates.

        We, at our option, may at any time redeem all or a portion of the outstanding notes for payment prior to their maturity. We may, in our discretion, purchase fewer than all of the outstanding notes. The notes will be purchased at a purchase price equal to 100% of the principal amount plus any accrued but unpaid interest. We will pay no premium upon redemption of the notes. In addition, while we have the right to renew the notes if you fail to timely provide us with written notice that you want your note paid, we may elect to repay your note in full upon maturity. In the event we redeem or fail to renew your notes, you may not find comparable investments at comparable rates to reinvest your proceeds.

         We, CBD, and our retail merchants are subject to extensive laws, regulations and governmental supervision by federal and state agencies in the conduct of our business operations, which regulations are costly, time consuming and intended to protect borrowers and depositors. Failure to comply with regulatory policies and rules could result in further restrictions on our business, damage our reputation, and have an adverse effect on our business, results of operations, and financial condition.

        We, as a wholly owned subsidiary of a thrift holding company, and CBD, as a division of a federal savings bank, are currently supervised by the Office of the Comptroller of the Currency (the "OCC") and regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Our loan purchasing operations, CBD's lending operations and our retail merchants are also subject to regulation by federal and state finance and consumer protection authorities and various laws and judicial and administrative decisions imposing various requirements and restrictions on operations, including the requirement to obtain and maintain certain licenses and qualifications. These regulations are primarily designed to protect depositors, borrowers and the financial system as a whole. We are also regulated by state and federal securities regulators, and will continue to be as long as our investment notes are outstanding. These laws and regulations govern or affect, among other things:

  •
  the manner in which CBD may offer and sell products and services;

  •
  the interest rates that we may charge customers;

  •
  terms of loans, including fees, maximum amounts, and minimum durations;

  •
  the number of simultaneous or consecutive loans and required waiting periods between loans;

  •
  disclosure practices;

  •
  privacy of personal customer information;

  •
  the types of products and services that we and CBD may offer;

  •
  collection practices; and

  •
  approval or granting of required licenses.

        Changes to statutes, regulations or regulatory policies, including interpretation, implementation and enforcement of statutes, regulations or policies, could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we and CBD may offer and increasing the ability of competitors to offer competing financial services and products. Compliance with these regulations is expensive and requires the time and attention of management. These costs divert capital and focus away from efforts intended to grow our business. Because these laws and regulations are complex and often subject to interpretation, or because of a result of unintended errors, we and CBD may, from time to time, inadvertently violate these laws, regulations and policies, as each are interpreted by our regulators. If we and CBD do not successfully comply with laws, regulations or policies, our compliance costs could increase, our operations could be limited and we may suffer damage to our reputation. If more restrictive laws, rules and regulations are enacted or more restrictive judicial and administrative interpretations of those laws are issued, compliance with the laws could become more expensive or difficult. Furthermore, changes in these laws and regulations could require changes in the way we and CBD conduct our business and we cannot predict the impact such changes would have on our profitability.

        CBD and the retail merchants who originate military loans and retail installment contracts purchased by us also must comply with both state and federal credit and trade practice statutes and regulations. If retail merchants fail to comply with these statutes and regulations, consumers may have rights of rescission and other remedies. In such cases, we have rights under our agreements with these merchants to require the merchant to repurchase the related retail installment contracts and to pay us for any damages we may incur or litigation costs, including attorney's fees and costs. However, if we are unable to enforce our agreement with the merchant, resulting consumer recession rights and remedies could have an adverse effect on our business, results of operation, financial condition and cash flow.

        In June 2013, MCB received a letter from the OCC (the "OCC Letter") regarding certain former business practices of CBD that the OCC alleged violated Section 5 of the FTC Act. In July 2013, MCB responded in writing to the OCC regarding its analysis of the former business practices and stated that it did not believe it engaged in practices that rose to the level of a violation of law. Nevertheless, in its response letter, MCB did propose certain potential methods of financial remediation to certain customers, if deemed necessary by the OCC. At that time, MCB recorded an accrual in the amount of $5 million. Management for MCB believes that it is probable that it will be required to make remediation payments above the $5 million accrual; however, MCB management is unable to reasonably estimate the potential additional exposure as no information has been received from the OCC nor is able to predict when such information could be expected from the OCC. Therefore, MCB has not increased the $5 million accrual recorded in June 2013; however, the amount of this accrual is subject to change as discussions with the OCC continue.

        Any final resolution of these issues could have a material impact on MCB's financial condition and results of operations which could impact our business, financial condition and results of operations.

         As long as our investment notes are outstanding, we are subject to federal and state securities laws and regulations and failure to comply with or changes in such laws and regulations may adversely affect us or increase substantially the disclosure required by us.

        We are regulated by state and federal securities regulators. These regulations are designed to protect investors in securities (such as the investment notes) which we sell. Congress, state legislatures and foreign, federal and state regulatory agencies continually review laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation, implementation and enforcement of statutes, regulations or policies, could affect us in substantial and unpredictable ways including limiting the types of securities we may issue or increasing substantially the disclosure required by us.

         Compliance with new and existing laws and regulations may increase our costs, reduce our revenue and increase compliance challenges.

        Under the current regulatory environment, financial institutions and their non-banking affiliates are subject to significantly increased legislation oversight and regulation. We expect this oversight and regulation of our business and our affiliates' businesses to continue to expand in scope and complexity. Accordingly, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the Federal Reserve, the OCC and the Consumer Financial Protection Bureau (the "CFPB") have increased the scope of their examinations of banks, holding companies and their non-banking affiliates. In connection with these examinations, regulators have begun identifying areas in which lenders could improve lending practices and disclosures to borrowers in connection with charging fees, collecting accounts and offering financial products, among other practices.

        We are working diligently to institute best practices and to improve clarity and transparency to existing and potential customers. However, a wide and increasing array of banking and consumer lending laws apply to almost every aspect of our business. This coupled with the uncertainty of the meaning of regulations issued in connection with the Dodd-Frank Act and the need for additional rule making creates ambiguity as to whether the charging of fees, offering of financial products and certain other practices were done in a sufficiently transparent manner.

        In August 2012 as a part of their annual exam of MCB, the OCC asked questions regarding compliance with consumer protection regulations. MCB timely responded to those questions in September 2012. Based on its review of the responsive information, the OCC sent a letter to MCB, dated June 24, 2013, requesting additional information regarding compliance matters and asserting certain violations of laws and regulations with respect to past sales and marketing practices in the Nevada branch and loan production offices of the CBD. The letter seeks additional information to enable the OCC to determine what, if any, action might be taken at MCB. As a result, CBD is likely to be subject to penalties and liability for prior operating activities. In addition, any formal action by the OCC would damage CBD's reputation and adversely impact CBD's ability to originate loans. If these consequences were to occur, it would have an adverse material impact on CBD's and our financial condition, business and results of operations.

         Changes in laws and regulations or the interpretation and enforcement of laws and regulations could negatively affect our business, results of operations and financial condition.

        The laws and regulations directly affecting our and CBD's activities are under review and are subject to change, especially as a result of current economic conditions, changes in the make-up of the current executive and legislative branches, and the political focus on issues of consumer and borrower protection. In addition, consumer advocacy groups and various other media sources continue to advocate for governmental and regulatory action to prohibit or severely restrict various financial products, including the loan products offered by CBD, and the manner in which such products are offered. Any changes in such laws and regulations could force us and CBD to modify, suspend or cease product offerings. It is also possible that the scope of federal regulations could change or expand in such a way as to alter what has traditionally been state law regulation of our business activities. The enactment of one or more of such regulatory changes, whether affecting us or CBD, may adversely affect our business, results of operations, and prospects.

        States and the federal government may also seek to impose new requirements or interpret or enforce existing requirements in new ways. For example, the application of general principles of equity relating to the protection of consumers and the interpretation of whether a practice is unfair or deceptive may vary in the future. Changes in current laws or regulations or the implementation of new laws or regulations in the future may restrict our or CBD's ability to continue current methods of operation or expand operations. Additionally, changes to these laws and regulations, or the enforcement thereof, could subject us or CBD to liability for prior operating activities or lower or eliminate the profitability of operations going forward by, among other things, reducing the amount of interest and fees that we may charge in connection with our loans.

        Changes in laws or regulations, and the enforcement thereof, may have an adverse effect on our overall business, results of operations, and financial condition, even in the event that the direct impact of any such change is felt only by CBD. Changes in laws or regulations, or the enforcement thereof, which impacts the ability of CBD to offer financial products or impacts the profitability of such products will likely have a material adverse effect on our overall business, results of operations, and financial condition.

         The Dodd-Frank Act eliminated the Office of Thrift Supervision ("OTS"), mandates increased capital requirements, created a new CFPB and resulted in many new laws and regulations that have increased our costs of operations.

        The Dodd-Frank Act was signed into law on July 21, 2010. This financial reform law has materially changed the current bank regulatory environment and has affected the lending, deposit, investment, trading and operating activities of financial and depositary institutions and their holding companies and affiliates. Many provisions of the Dodd-Frank Act became effective on July 21, 2011 (the "Transfer Date").

        Certain provisions of the Dodd-Frank Act have had an impact on us, and such impact has been, and will continue to be significant. The Dodd-Frank Act eliminated the OTS, which was the primary federal regulator for MCB and its affiliates, including our parent, which is a thrift holding company. Oversight of federally chartered thrift institutions, like MCB, has been transferred to the OCC, the primary federal regulator for national banks. The Federal Reserve now has exclusive authority to regulate all bank and thrift holding companies and their non-bank subsidiaries. As a result, MCB and our parent are now subject to regulation and supervision by the OCC and Federal Reserve, respectively, instead of the OTS. These changes occurred on the Transfer Date. The application and administration of laws and regulations by the Federal Reserve and the OCC may vary, as compared to past application and administration by the OTS. It is possible that the OCC may regulate certain activities in ways that are more restrictive than the OTS has in the past. This has caused us to incur increased costs or become more restricted in certain activities than we have been in the past.

        Under prior OTS regulations, our parent was not subject to specific capital requirements; however, the Dodd-Frank Act requires the Federal Reserve to create new regulatory capital requirements that our parent must achieve and maintain.

        On July 2, 2013, the Federal Reserve approved a final rule that establishes an integrated regulatory capital framework that addresses shortcomings in certain capital requirements. The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act. The major provisions of the new rule applicable to MCB and MCFC are:

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  The new rule implements higher minimum capital requirements, includes a new common equity tier 1 capital requirement, and establishes criteria that instruments must meet in order to be considered common equity tier 1 capital, additional tier 1 capital, or tier 2 capital. These enhancements will both improve the quality and increase the quantity of capital required to be held by banking organizations, better equipping the U.S. banking system to deal with adverse economic conditions. The new minimum capital to risk-weighted assets ("RWA") requirements are a common equity tier 1 capital ratio of 4.5 percent and a tier 1 capital ratio of 6.0 percent, which is an increase from 4.0 percent, and a total capital ratio that remains at 8.0 percent. The minimum leverage ratio (tier 1 capital to total assets) is 4.0 percent. The new rule maintains the general structure of the current prompt corrective action ("PCA") framework while incorporating these increased minimum requirements.

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  The new rule improves the quality of capital by implementing changes to the definition of capital. Among the most important changes are stricter eligibility criteria for regulatory capital instruments that would disallow the inclusion of instruments such as trust preferred securities in tier 1 capital going forward, and new constraints on the inclusion of minority interests, mortgage-servicing assets ("MSAs"), deferred tax assets ("DTAs"), and certain investments in the capital of unconsolidated financial institutions. In addition, the new rule requires that most regulatory capital deductions be made from common equity tier 1 capital.

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  Under the new rule, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity tier 1 capital above its minimum risk-based capital requirements. This buffer will help to ensure that banking organizations conserve capital when it is most needed, allowing them to better weather periods of economic stress. The buffer is measured relative to RWA. Phase-in of the capital conservation buffer requirements will begin on January 1, 2016. A banking organization with a buffer greater than 2.5 percent would not be subject to limits on capital distributions or discretionary bonus payments; however, a banking organization with a buffer of less than 2.5 percent would be subject to increasingly stringent limitations as the buffer approaches zero. The new rule also prohibits a banking organization from making distributions or discretionary bonus payments during any quarter if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5 percent at the beginning of the quarter. When the new rule is fully phased in, the minimum capital requirements plus the capital conservation buffer will exceed the PCA well-capitalized thresholds.

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  The new rule also increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors.

        The Dodd-Frank Act also mandates that the Federal Reserve conduct regular bank-type examinations of activities of non-bank affiliates. Accordingly, the Federal Reserve will examine our activities. The Dodd-Frank Act also created the CFPB and authorized it to promulgate and enforce consumer protection regulations relating to financial products, which will affect both bank and non-bank finance companies. We are now subject to the consumer regulations promulgated by the CFPB.

        The Dodd-Frank Act also weakens the federal preemption of state laws and regulations previously available to national banks and federal thrifts. Most importantly to us, it has eliminated federal preemption for subsidiaries, affiliates and agents of national banks and federal thrifts. Because our existing business model relied upon such federal preemption, these changes have a significant impact upon us and have required us to change some of our current business operations. Certain state laws became applicable to us on the Transfer Date and require us to become licensed and regulated in various states as a small loan lender if we purchase certain consumer loans originated by MCB.

        While the Dodd-Frank Act has been signed into law and became effective on the Transfer Date, many provisions of the law remain to be implemented through the rulemaking process at various regulatory agencies. We are unable to predict what the final form of those rules will be when fully implemented by the respective regulatory agencies. Certain aspects of the new legislation, including, without limitation, the costs of compliance with disclosure and reporting requirements and examinations, has had a significant impact on our business, financial condition and results of operations. Additionally, we cannot predict whether there will be additional proposed laws or reforms that would affect the U.S. financial system or financial institutions, whether or when such changes may be adopted, how such changes may be interpreted and enforced or how such changes would affect us. However, the regulatory burden and cost of compliance with the new federal regulations, and with state statutes and regulations which were previously preempted, has increased significantly.

         The Dodd-Frank Act authorizes the CFPB to adopt rules and regulations that could potentially have an impact on our and CBD's ability to offer short-term consumer loans and have an adverse effect on our operations and financial performance.

        Title X of the Dodd-Frank Act establishes the CFPB, which became operational on the Transfer Date. Under the Dodd-Frank Act, the CFPB has regulatory, supervisory, and enforcement powers over providers of consumer financial products, including explicit supervisory authority to examine and require registration of installment lenders. Included in the powers afforded to the CFPB is the authority to adopt rules describing specified acts and practices as being "unfair," "deceptive," or "abusive," and hence unlawful. Specifically, the CFPB has the authority to declare an act or practice abusive if it, among other things, materially interferes with the ability of a consumer to understand a term or condition of a consumer financial product or service or takes unreasonable advantage of a lack of understanding on the part of the consumer of the product or service. Although the Dodd-Frank Act expressly provides that the CFPB has no authority to establish usury limits, some consumer advocacy groups have suggested that certain forms of alternative consumer finance products, such as installment loans, should be a regulatory priority, and it is possible that at some time in the future the CFPB could propose and adopt rules making such lending or other products less profitable or impractical. The CFPB may target specific features of loans or loan practices, such as refinancings, by rulemaking that could cause us to cease offering certain products or engaging in certain practices. Any such rules may have an adverse effect on our business, results of operations, and financial condition.

        In addition to the Dodd-Frank Act's grant of regulatory powers to the CFPB, the Dodd-Frank Act gives the CFPB authority to pursue administrative proceedings or litigation for violations of federal consumer financial laws. In these proceedings, the CFPB can obtain cease and desist orders (which can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief) and monetary penalties ranging from $5,000 per day for minor violations of federal consumer financial laws (including the CFPB's own rules) to $25,000 per day for reckless violations and $1 million per day for knowing violations. The CFPB has this examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. However, institutions that have assets of $10 billion or less, such as MCFC and MCB, will continue to be supervised in this area by their primary federal regulators (in the case of MCFC, the Federal Reserve, and in the case of MCB, the OCC). Also, where a company has violated Title X of the Dodd-Frank Act or CFPB regulations under Title X, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions for the kind of cease and desist orders available to the CFPB (but not for civil penalties). If the CFPB or one or more state or federal officials find that we or MCB have violated the foregoing or other laws, they could exercise their enforcement powers in ways that would have a material adverse effect on us. Any exercise by a state or federal regulator or other official of its enforcement powers against MCB would also have an indirect material adverse effect on us by limiting the amount of loan products which we may be able to purchase from CBD in the future.

        On January 5, 2012, the CFPB launched a federal supervision program for nonbanks that offer or provide consumer financial products or services. Under the CFPB's nonbank supervision program, the CFPB will conduct individual examinations and may also require reports from businesses to determine what businesses require greater focus by the CFPB. The frequency and scope of any such examinations will depend on the CFPB's analysis of risks posed to consumers based on factors such as a particular nonbank's volume of business, types of products or services, and the extent of state oversight.

         State regulators may take actions that adversely affect our business.

        As a division of a federal savings bank, the CBD is exempt from state licensing and most state regulatory requirements. However, as a result of regulatory changes resulting from the Dodd- Frank Act, as an assignee of certain consumer loans originated by our affiliate, the CBD, we are subject to various state licensing requirements and certain state consumer protection laws. State regulators may assert that certain state statutes or regulations apply to us or to loans purchased by us from the CBD. State regulators may take actions against us seeking to enforce state statutes and regulations that could adversely affect our business (including reduced loan volume and damage to our reputation), results of operations, financial condition and cash flow.

         We may experience reduced availability under the SSLA due to a decreased willingness to lend by our bank group as a result of any formal action by the OCC against the CBD.

        We currently fund our operations in large part through bank debt. We cannot guarantee that such financing will be available in the future. Our bank debt is comprised of individual loans from lenders, which are party to our SSLA. The SSLA is an uncommitted credit facility that provides common terms and conditions pursuant to which individual banks that are a party to this agreement may choose to make loans to us in the future. No lender has an obligation to make any additional future loans to us.

As of September 30, 2013, we could request up to $74.7 million in additional funds and remain in compliance with the terms of the SSLA. No lender has a contractual obligation to lend us these additional funds. In addition, we have borrowings of $15.1 million from withdrawing banks who previously participated in our credit facility. If banks party to the SSLA chose not to make loans to us in the future due to any formal action by the OCC against the CBD or otherwise, our liquidity may be insufficient to satisfy our capital needs. In such case, we may need to raise capital from other sources. There is no assurance that alternative sources of liquidity will be available to us.

         Defaults by MCFC or its subsidiaries, other than PFS, in their respective credit agreements may negatively impact our liquidity and reduce our availability under the SSLA due to a decreased willingness to lend by our bank group.

        In connection with the execution of the SSLA, MCFC entered into an Unlimited Continuing Guaranty. MCFC guaranteed the bank debt and accrued interest under the SSLA in accordance with the terms of the Unlimited Continuing Guaranty. MCFC also guarantees the bank debt of its other non-PFS subsidiaries. The banks that are party to the SSLA may choose not to make loans to us in the future due to a default by MCFC or its other non-PFS subsidiaries, where MCFC is also the guarantor of their respective bank debt. In such case, we may need to raise capital from other sources. There is no assurance that alternative sources of liquidity will be available to us. As of September 30, 2013, Heights Finance Holding Co, and its subsidiaries (collectively "Heights"), a non-PFS subsidiary of MCFC, was in technical default of its credit agreement as it relates to MCFC's ultimate parent guarantee. Heights entered into a Forbearance Agreement with its lenders that terminates on February 28, 2014.

         We may experience limited availability of financing and fluctuation in our funding costs, as a result of continuing economic conditions.

        Over the past few years, events in the debt markets and the economy generally have caused significant dislocations, illiquidity and volatility in the domestic and wider global financial markets. The downturn in the general economy has affected the financial strength of many banks and retailers. Any further economic downturn may adversely affect the financial resources of such. The profitability of our business and our ability to purchase loans currently depends on our ability to access bank debt at competitive rates, and we cannot guarantee that such financing will be available in the future. With the ongoing strains in the financial markets, we see liquidity, capital and earnings challenges for some banks in our credit group that may reduce their ability to participate in the credit facility or may cause a decrease in their willingness to lend at the current levels. If our existing sources of liquidity become insufficient to satisfy our financial needs or our access to these sources become restricted, we may need to raise capital from other sources. There is no assurance that alternate sources of liquidity will be available to us.

         MCFC is operating under confidential Memoranda of Understanding.

        On February 26, 2009, MCFC entered into a Memorandum of Understanding ("MOU") with its primary federal regulator to address certain concerns reflected in its regulatory report. The MOU requires MCFC through its board to comply with the requirements of the MOU. The MOU is an informal agreement and is not publicly available. The provisions of the MOU restrict MCFC and may limit funds available to MCB to originate loans. Non-compliance with the MOU could result in a formal enforcement action. A formal enforcement action could have a material adverse impact on our business, results of operations, financial condition and cash flow and could require us to change our business model.

         Continued or worsening general business and economic conditions could have a material adverse effect on our business, financial position, results of operations, and cash flows, and may increase loan defaults and affect the value and liquidity of your investment.

        Over the past few years, the global economy has experienced a significant recession, as well as a severe, ongoing disruption in the credit markets, downgrade of US Treasury by Standard and Poor's Financial Services LLC ("S&P") in connection with the United States debt levels, and a material and adverse effect on the jobs market and individual borrowers. While the United States economy may technically have come out of the recession, the recovery is fragile and may not be sustainable for any specific period of time, and could slip into an even more significant recession. Our financial performance generally, and in particular the ability of our borrowers to make payments on outstanding loans, is highly dependent upon the business and economic environments in the markets where we operate and in the United States as a whole.

        During an economic downturn or recession, credit losses in the financial services industry generally increase and demand for credit products often decreases. Declining asset values, defaults on consumer loans, and the lack of market and investor confidence, as well as other factors, have all combined to decrease liquidity. As a result of these factors, some banks and other lenders have suffered significant losses, and the strength and liquidity of many financial institutions worldwide has weakened. Additionally, our loan servicing costs and collection costs may increase as we may have to expend greater time and resources on these activities. Our underwriting criteria, policies and procedures, and product offerings may not sufficiently protect our growth and profitability during a sustained period of economic downturn or recession. Any continued or further economic downturn will adversely affect the financial resources of our customers and may result in the inability of our customers to make principal and interest payments on, or refinance, the outstanding debt when due.

        Conditions in the marketplace remain historically weak, and there can be no assurance that they will improve in the near term. Should such conditions worsen or continue to remain weak, they may continue to adversely affect the credit quality of our loans.

         A reduction in demand for our products and our failure to adapt to such reduction could adversely affect our business and results of operations.

        The demand for the products we and CBD offer may be reduced due to a variety of factors, such as demographic patterns, changes in customer preferences or financial conditions, regulatory restrictions that decrease customer access to particular products, or the availability of competing products. Should we or CBD fail to adapt to significant changes in customer demand for, or access to, our or CBD's products, our revenues could decrease significantly and our operations could be harmed. Even if we and CBD do make changes to existing products or introduce new products to fulfill customer demand, customers may resist or may reject such products. Moreover, the effect of any product change on the results of our business may not be fully ascertainable until the change has been in effect for some time, and by that time, it may be too late to make further modifications to such products without causing further harm to our business, results of operations, and financial condition.

         Changes in government priorities may affect military spending, the size of the military, and laws regulating loans to military personnel, and our financial condition and results of operations could suffer as a result.

        We purchase and own loans made to active duty United States military and Department of Defense employees. Changes in priorities may affect the amount that the United States government spends on defense and could cause the size of the United States military to decrease. In such an event, our customer base may suffer a corresponding contraction and our current military customers may face increased difficulties in repaying outstanding obligations. Further, any announced military drawdown, or even the perception by military personnel that a drawdown may in the future occur, may cause an immediate decrease in demand for our and CBD's products. The occurrence of any of these events may have a material adverse impact on our business, financial condition, and results of operations.

        In addition, certain federal laws and regulations impose limitations on loans made to active duty military personnel, active duty reservists, and members of the National Guard and their immediate families. Further regulation of lending to members of the military and their families will impact our business, results of operations, and financial condition.

         We face intense competition from financial institutions, financial services companies, and other organizations offering products and services similar to those offered by us and CBD, which could prevent us from sustaining or growing our businesses.

        The financial services industry, including consumer lending and consumer finance, is highly competitive, and we encounter strong competition for loans and other financial services in all of our market areas and distribution channels. Our principal competitors include commercial banks, savings banks, savings and loan associations, and consumer finance companies, including those that lend exclusively to military personnel, as well as a wide range of other financial institutions, such as credit card companies. Many of our competitors are larger than us and have greater access to capital and other resources. If we and CBD are unable to compete effectively, we will lose market share and our income from loans and other products may diminish.

        Our ability to compete successfully depends on a number of factors, including, among other things:

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  the ability to adapt successfully to regulatory and technological changes within the financial services industry generally;

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  the ability to develop, maintain, and build upon long-term customer relationships based on top quality service and high ethical standards;

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  the scope, relevance, and pricing of products and services offered to meet customer needs and demands;

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  the rate at which CBD introduces new products and services relative to our competitors;

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  customer satisfaction with our level of service; and

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  industry and general economic trends.

        Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could have a material adverse effect on our financial condition and results of operations.

        In addition, in July 2013, the Dodd-Frank Act's three-year moratorium on banks affiliated with non-financial businesses expired. When the Dodd-Frank Act was enacted in 2010, a moratorium was imposed that prohibited the Federal Deposit Insurance Corporation from approving deposit insurance for certain banks controlled by non-financial commercial enterprises. The expiration of the moratorium could result in an increase of traditionally non-financial enterprises entering the banking space, which could increase the number of our competitors. There can be no assurance that the competitive pressures we face will not have a material adverse effect on our results of operations, financial condition and liquidity.

         We may be limited in our ability to collect on our loan portfolio, all of which is unsecured.

        Legal and practical limitations may limit our ability to collect on our loan portfolio, resulting in increased loan losses, decreased revenues, and decreased earnings. State and federal laws and regulations restrict our collection efforts. In addition, the consumer loans that we hold are not secured by collateral or guaranteed or insured by any third party, making it more difficult for us to collect on our loan portfolio. Since the loans are unsecured, borrowers may choose to repay obligations under other indebtedness before repaying loans to us because our borrowers have no collateral at risk. Further, given the relatively small size of some of our loans, the costs of collecting a loan may be high relative to the amount of the loan. These factors may increase our loan losses, which would have a material adverse effect on our results of operations and financial condition.

         There is a risk of default on the retail installment contracts that we purchase.

        There is an inherent risk that a portion of the retail installment contracts that we hold will be in default or be subject to certain claims or defenses that the borrower may assert against the originator of the contract, or us as the holder of the contract. We face the risk that if high unemployment or adverse economic developments occur or continue in one or more of our markets, a large number of retail installment contracts will be in default. In addition, most of the borrowers under these contracts have some negative credit history. There can be no assurance that our allowance for credit losses will prove sufficient to cover actual losses in the future on these contracts.

         Our allowance for loan losses may not be adequate to cover actual loan losses, which may require us to take additional charges to our earnings and adversely impact our financial condition and results of operations.

        Management determines our provision for loan losses based upon an analysis of general market conditions, the credit quality of our loan investment portfolio, and the performance of our customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating, and other conditions, which may be beyond our control, and such losses may exceed our allowance for estimated loan losses. There can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. Significant increases to the provision for loan losses may be necessary if material adverse changes in general economic conditions occur or the performance of our loan investment portfolio further deteriorates.

         We are dependent on our key officers and the loss of services of any member of our team may have an adverse effect on our operations.

        Our success depends in large part on the retention of our key officers, including: Joseph B. Freeman, our current President and Chief Operating Officer and our Chief Executive Officer effective January 2, 2014, and Laura V. Stack, our Chief Financial Officer. Our key officers play a key role with CBD and the loss of one or more of such officers could have a material adverse impact to us. There is no assurance that we will be able to retain our current key officers or attract additional officers as needed.

        In addition, under the SSLA, Change in Control is defined to include any date after which Mr. Freeman is no longer serving as the highest ranking officer position of PFS. A Change in Control under the SSLA is an event of default. If Mr. Freeman ceases to serve as the highest ranking officer of PFS, other than the result of his death or disability, the participating banks are no longer obligated to make further advances under the SSLA and may exercise their remedies under the SSLA for an event of default, including (subject to applicable cure periods), declaring the entire principal and interest due under the SSLA immediately due and payable. There is no assurance that we will be able to retain Mr. Freeman or obtain relief from this provision of the SSLA from our lenders if he ceases serving as our highest ranking executive officer.

         We face risks of interest rate fluctuations, and if we are not able to adequately protect our portfolio from changes in interest rates, our results of operations could be adversely affected and impair our ability to pay interest and principal on the investment notes.

        Our earnings are significantly dependent on our net interest income, as we realize income primarily from the difference between the rate of interest we receive on the loans we own and the interest rate we must pay on our outstanding bank debt and investment notes. We may be unable to predict future fluctuations in market interest rates, which are affected by many factors, including inflation, economic growth, employment rates, fiscal and monetary policy and disorder and instability in domestic and foreign financial markets. Sustained, significant increases in market rates could unfavorably impact our liquidity and profitability. Any significant reduction in our profitability would have a material adverse impact on our business, results of operation, financial condition and cash flow. This would also diminish our ability to pay interest and principal on our outstanding investment notes.

         Fluctuations in our expenses and other costs may hurt our financial results.

        Our expenses and other costs will directly affect our earnings. Many factors can influence the amount of our expenses. As our business develops and changes, we expect additional expenses will arise from regulatory compliance, structural reorganization, and a reevaluation of business strategies. Other factors that can affect the amount of our expenses include those related to legal and administrative cases and proceedings, which can be expensive to pursue or defend. In addition, changes in accounting policies can significantly affect how we calculate expenses and earnings.

         CBD and other vendors from which we purchase consumer loans and retail installment contracts have in place policies and procedures for underwriting, processing, and servicing loans and retail installment contracts which are subject to potential failure or circumvention, which may lead to greater loan delinquencies and charge-offs.

        All of CBD's underwriting activities and credit extension decisions are made at its Nevada branch. CBD trains their employees to make loans that conform to our underwriting standards. Such training includes critical aspects of state and federal regulatory compliance, cash handling, account management, and customer relations. Although CBD has standardized employee manuals, CBD primarily relies on supervisors to train and supervise employees, rather than centralized or standardized training programs. Therefore, the quality of training and supervision may vary depending upon the amount of time apportioned to training and supervision and individual interpretations of operations policies and procedures. CBD cannot be certain that every loan is made in accordance with our underwriting standards and rules. CBD has in the past experienced some instances of loans extended that varied from our underwriting standards. Variances in underwriting standards and lack of supervision could expose us to greater delinquencies and charge-offs than we have historically experienced.

        In addition, underwriting decisions are based on information provided by customers and counterparties, the inaccuracy or incompleteness of which may adversely affect our results of operations. In deciding whether to extend credit or enter into other transactions with customers and counterparties, CBD and retail merchants rely on information furnished to them by or on behalf of customers and counterparties, including financial information. CBD and retail merchants also rely on representations of customers and counterparties as to the accuracy and completeness of that information. Our earnings and our financial condition could be negatively impacted to the extent the information furnished to our vendors by and on behalf of customers and counterparties is not correct or complete.

         CBD may modify underwriting and servicing standards and does not have to lend to the traditional customers who meet our business model and lending criteria, which may have a material adverse effect on our business operations, cash flow, results of operations, financial condition and profitability.

        Except as permitted by the SSLA, we have the exclusive rights to purchase all the loans made to U.S. active duty military, retired military and U.S. Department of Defense employees that are originated by CBD and that meet our business model, systems and our lending criteria. In addition, we have retained CBD to service all loans we own. However, CBD is not obligated to continue to use these lending criteria or business models indefinitely. CBD does have the right to modify these criteria, systems and models. CBD may also originate for its own account loans that are not deemed to be military loans made in the ordinary course of business as previously conducted by us. If CBD does modify the models significantly, we may not be willing to purchase such loans. No assurance can be given that if CBD does modify the lending criteria and business models and systems that these modifications would be successful, and such modifications may have a material adverse impact on our business, financial condition and results of operations.

         A significant portion of CBD's loan customers are active-duty military or federal government employees who could be instructed not to do business with CBD or us, our access to the Government Allotment System could be denied or the federal government could significantly reduce active duty forces.

        When they deem it to be in the best interest of their personnel, military commanders and supervisors of federal employees may instruct their personnel, formally or informally, not to patronize a business. If military commanders or federal employee supervisors at any given level determine that CBD's Internet site to be off limits, we and CBD would be unable to do new business with the potential customers they command or supervise. Additionally, approximately 42% of our borrowers make their monthly loan payments through the Government Allotment System. Military commanders or federal employee supervisors could deny those they command or supervise access to these programs, increasing our credit risk on the loans we own. The federal government also establishes troop levels for our active duty military customers and we could be adversely affected if these levels were significantly reduced. Without access to sufficient new customers or to the Government Allotment System, CBD may be forced to discontinue lending to the U.S. military and we may be forced to liquidate our portfolio of military loans and retail installment contracts.

         If a customer leaves the military prior to repaying the military loan, there is an increased risk that the loan will not be repaid.

        The terms of repayment on the loans we purchase are generally structured so the entire loan amount is repaid prior to the customer's estimated separation from the military. If, however, a customer unexpectedly leaves the military or other events occur that result in the loan not being repaid prior to the customer's departure from the military, there is an increased chance that the loan will not be repaid. Because we do not know whether or when a customer will leave the military early, we cannot institute policies or procedures to ensure that the entire loan is repaid before the customer leaves the military. Further, as military personnel anticipate not being able to reenlist, many may become more financially conservative, potentially resulting in them stopping payment on current loans and/or resulting in a reduction of demand for future loans. As of September 30, 2013 we had approximately $12.5 million, or 3.4% of our total portfolio, from customers who had advised us of their separation from the military prior to repaying their loan. If that amount increases or the number of customers who separate from the military prior to their scheduled separation date materially increases, our charge-offs may increase. This would have a material adverse effect on our business, cash flow, results of operations and financial condition.

         We have restrictions on the payments we may make to our parent, MCFC. Our ability to disperse our working capital could reduce our profitability and diminish our ability to pay interest and principal on the investment notes.

        As of September 30, 2013, our sole shareholder, MCFC, owned the outstanding share of our common stock. Accordingly, MCFC is able to exercise significant control over our affairs including, but not limited to, the election of directors, operational decisions and decisions regarding the investment notes. The SSLA, among other things, limits the amounts that we can pay to MCFC each year. The SSLA prohibits us from paying MCFC more than $750,000 for strategic planning services, professional services, product identification and branding and service charges. We are also prohibited from paying MCFC more than $1,640,000 for the reimbursement of direct allocated amounts for shared services, plus 7% per annum thereafter. Other than the covenants contained in the SSLA, there are no significant contractual limits on the amounts we can pay to our parent or other affiliates.

         We purchase loans that were made primarily to the military market, which traditionally has higher delinquencies than customers in other markets, resulting in higher charge-offs, a reduction in profitability and impairment of our ability to pay interest and principal on the investment notes.

        A large portion of our loan customers are unable to obtain financing from traditional sources, due to factors such as their age, frequent relocations and lack of credit history. Historically, we have experienced higher delinquency rates than traditional financial institutions. When we purchase loans, we depend on underwriting standards and collection procedures designed to mitigate the higher credit risk associated with lending to these borrowers. However, these standards and procedures may not offer adequate protection against risks of default. Higher than anticipated delinquencies, foreclosures or losses on the loans we own could reduce our profitability and have a material adverse impact on our business, financial condition and results of operations. Such adverse effects could also restrict our ability to pay interest and principal on our outstanding investment notes.

         If a large number of borrowers are wounded in combat, our profits may be adversely affected.

        Our debt protection product will cancel the outstanding debt of our customer's loan in the event of accidental loss of life or disability for loans originated by CBD with this product. Our debt protection product includes additional covered events such as unforeseen military discharge, divorce and in certain instances where our customers do not, under no fault of the customer, receive pay ("no-pay-due"). These events trigger payment of the loan as they become due during a customer's disability due to illness or injury, including war-related injuries, and pay the balance in the event of death, including war-related fatalities. Therefore, if a large number of borrowers are injured and disabled in combat, our profitability would be impaired, which could have a material adverse impact on our business, results of operation, financial condition and cash flow and may impair our ability to pay interest and principal on our outstanding investment notes.

         Failure of third-party service providers upon which we rely could adversely affect our business.

        We rely on certain third-party service providers, and such reliance can expose us to risks. Specifically, if any of our third-party service providers are unable to provide their services timely and effectively, or at all, it could have an adverse effect on our business, financial condition, results of operations and cash flows.

         Our business is dependent on technology and our ability to invest in technological improvements, the failure of which may adversely affect our business, financial condition, and results of operations.

        The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. We depend in part upon our ability to address the needs of our customers by using technology to provide products and services that satisfy their operational needs. Many of our competitors have substantially greater resources to invest in technological improvements and third-party support. There can be no assurance that we will continue to effectively implement new technology-driven products and services or successfully market these products and services to our customers. For example, in an effort to further enhance our information technology capabilities, we have engaged a third party to provide assistance with the evaluation of our existing Daybreak lending system, which may ultimately result in the conversion to a new lending system. Converting to a new lending system will cause us to incur a significant expense, and if the conversion is unsuccessful, our business, financial condition, and results of operations may be adversely affected.

        We also rely on our computer systems and the technology of online and third-party service providers. Our daily operations depend on the operational effectiveness of their technology. For example, we rely on these computer systems to accurately track and record our assets and liabilities. If our computer systems or outside technology sources become unreliable, fail, or experience a breach of security, our ability to maintain accurate financial records may be impaired, which could affect our business, financial condition, and results of operations.

         Security breaches, cyber-attacks, or fraudulent activity could result in damage to our operations or lead to reputational damage.

        Security breaches or cyber-attacks with respect to our or CBD's facilities, computer networks, and databases could cause harm to our business and reputation and result in a loss of customers. We have instituted security measures to protect our systems and to assure our customers that these systems are secure. However, we may still be vulnerable to theft and unauthorized entry to our facilities, computer viruses, attacks by hackers, or similar disruptive problems. Our third-party contractors and vendors also may experience security breaches involving the storage and transmission of proprietary and customer information. If unauthorized persons gain access to our databases, they may be able to steal, publish, delete, or modify confidential and customer information (including personal financial information) that is stored or transmitted on our networks. If a third party were to misappropriate this information, we potentially could be subject to both private and public legal actions, as we are subject to extensive laws and regulations concerning our use and safeguarding of this information. Any security or privacy breach could adversely affect our business, financial condition, and results of operations, including in the following ways:

  •
  deterring customers from using our products and services;

  •
  decreasing our revenue and income as a result of system downtime caused by a breach or attack;

  •
  deterring third parties (such as other financial institutions) from supplying us with information or entering into relationships with us;

  •
  harming our reputation generally and in the markets we serve;

  •
  exposing us to financial liability, legal proceedings (such as class action lawsuits), or regulatory action; or

  •
  increasing our operating expenses to respond to and correct problems caused by any breach of security, including in connection with potential legal proceedings or responding to regulatory action.

        Any failure, interruption, or breach in security of our information systems, including any failure of our back-up systems, may also result in failures or disruptions in our customer relationship management, general ledger, loan, and other systems and could subject us to additional regulatory scrutiny, any of which could have a material adverse effect on our financial condition and results of operations. Furthermore, we may not be able to immediately detect any such failure or breach, which may increase the losses that we would suffer.

 FORWARD-LOOKING STATEMENTS

        This prospectus and related prospectus supplements contains forward-looking statements within the meaning of federal securities law. Words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue," "predict," or other similar words, identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition, results of operations, cash flow and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus. If any of the events described in "Risk Factors" occur, they could have an adverse effect on our business, financial condition and results of operation, cash flow, and growth strategies. When considering forward-looking statements, you should keep these factors in mind as well as the other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement. We are not obligated to update forward-looking statements, except as required by federal securities laws.

USE OF PROCEEDS

        If we sell all of the notes offered by this prospectus, we estimate that the net proceeds will be approximately $49,200,000 after deduction of estimated offering expenses of $800,000. We will pay all of the expenses related to this offering. Some of the notes covered by this prospectus will be issued to renew notes which mature within 12 months of the date of this prospectus, and we will not receive any additional cash proceeds upon the issuance of those notes.

        The following table sets forth information regarding the estimated use of proceeds from the Offering.

	Minimum Offering
	Amount	Percentage of Gross Proceeds
Gross offering	$50,000,000	100.0%
Less estimated offering expenses	800,000	1.6%

Amount available for purchase of loans	$49,200,000	98.4%

Planned uses:
Military loans purchased from CBD and retail installment contracts	$43,200,000	86.4%
Working capital	6,000,000	12.0%

Total application of proceeds	$49,200,000	98.4%

        The cash proceeds of this offering will be received in varying amounts from time to time over the remaining life of the offering. We expect to use the net cash proceeds from the sale of the notes first to fund the purchase of military loans, second to fund the purchase of retail installment contracts, and third for working capital and other general corporate purposes. While the precise amounts and timing of the application of such proceeds depend upon many factors, including, but not limited to, the amount of any such proceeds and actual funding requirements, we do not anticipate using more than 15% of the aggregate net proceeds from the offering for working capital and other general corporate purposes.

        There is no minimum number or amount of notes that we must sell to receive and use the proceeds from the sale of any notes, and there can be no assurance that the total principal amount of the notes will be sold. If we receive substantially less than the estimated amount of net proceeds, we will pursue alternative sources of capital, including the securitization of our finance receivable portfolio or a private placement of debt. If we are unable to find alternative sources of capital, we will not be able to grow our business in accordance with our business plan. Currently our management believes that our business will not be materially and adversely affected if we do not sell any of the notes offered by this prospectus for approximately the next 12 months.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and the related notes, with other financial data included in this report and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The data is as of and for the five fiscal years ended September 30, 2013, 2012, 2011, 2010 and 2009.

	As of and for the Years Ended September 30,
	2013	2012	2011	2010	2009
Consolidated balance sheet data:
Gross finance receivables	$364,197,688	$396,803,008	$405,233,539	$387,040,886	$364,786,170
Allowance for credit losses	(31,400,000)	(29,000,000)	(25,396,255)	(24,496,256)	(24,621,255)
Total assets	380,984,410	403,479,130	397,327,580	399,103,986	385,325,136
Senior indebtedness:
Revolving credit line—banks	19,240,000	19,450,000	—	21,373,000	20,770,000
Amortizing term notes	187,581,690	186,230,677	214,490,826	210,667,743	221,187,023
Junior indebtedness:
Investment notes	63,907,784	67,428,441	59,724,991	40,028,349	33,306,309
Subordinated debt—parent	—	—	—	11,900,000	—
Total stockholder's equity	104,672,483	119,935,040	114,737,162	106,531,894	100,487,092
Consolidated statement of operations data:
Revenue:
Interest income and fees	$109,769,658	$113,249,059	$114,121,026	$105,460,224	$99,689,511
Interest expense	18,276,134	19,250,406	19,202,745	18,019,188	17,854,730

Net interest income before provision for credit losses	$91,493,524	$93,998,653	$94,918,281	$87,441,036	$81,834,781
Provision for credit losses	36,424,082	34,617,355	25,565,703	22,432,831	23,454,336

Net interest income	$55,069,442	$59,381,298	$69,352,578	$65,008,205	$58,380,445
Net non-interest income	1,938,716	4,809,573	7,366,584	6,296,353	4,387,710
Non-interest expense	43,309,269	46,119,256	48,090,960	45,520,912	42,014,037

Income before income taxes	13,698,889	18,071,615	28,628,202	25,783,646	20,754,118
Provision for income taxes	4,294,287	6,044,312	11,524,389	9,221,419	7,417,566

Net income:	$9,404,602	$12,027,303	$17,103,813	$16,562,227	$13,336,552

Net income per share:
Basic and diluted	$9,404,602	$12,027,303	$17,103,813	$16,562,227	$13,336,552

Cash dividends per common share(1)	$24,618,033	$6,773,313	$8,845,387	$10,560,722	$3,517,834

(1)
Number of shares outstanding is one.

 MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        On a worldwide basis, we purchase consumer loans made primarily to active-duty or career retired U.S. military personnel or U.S. Department of Defense employees. Our largest source of military loans is CBD, an affiliate who historically originated direct loans through a network of loan production offices and via the Internet. Military personnel use these loan proceeds to purchase goods and services. In October 2013, CBD closed its loan production offices to focus resources on internet and retail efforts to grow the business.

        In June 2013, we entered into an Amended and Restated LSMS Agreement with CBD that outlines the terms of the sale and serving of these loans. We also purchase retail installment contracts from retail merchants that sell consumer goods to active-duty or retired career U.S. military personnel or U.S. Department of Defense employees. We plan to hold these military loans and retail installment contracts until repaid.

        Our finance receivables are effectively unsecured and consist of loans originated by CBD or purchased from retail merchants. All finance receivables have fixed interest rates and typically have a maturity of less than 48 months. During fiscal year 2013, the average size of a loan when acquired was approximately $3,400. A large portion of the loans we purchase are made to customers who are unable to obtain financing from traditional sources due to factors such as their time in grade, frequent relocations and lack of credit history. These factors may not allow them to build relationships with traditional sources of financing.

        Improvement of our profitability is dependent upon the growth and quality of finance receivables we are able to acquire from CBD or retail merchants.

Sources of Income

        We generate revenues primarily from interest income earned on the military loans purchased from CBD, loans previously originated by us and retail installment contracts purchased from retail merchants. We also earn revenues from debt protection fees. For purposes of the following discussion, "revenues" means the sum of our finance income and debt protection premiums and fees.

        Interest income and fees.    Interest income and fees consists of interest and origination revenue earned on the military loans and retail installment contracts we own (referred to throughout individually as "loan" or collectively as "loans" or "finance receivables"). Our interest revenue is based on the risk adjusted interest rates charged customers for loans that we purchase. Interest rates vary by loan and are based on many factors, including the overall degree of credit risk assumed and the interest rates allowed in the state where the loan is originated. Our finance income comprised approximately 98.3% of our total revenues in fiscal 2013.

        Non-interest income, net.    Non-interest income, net consists of revenue from debt protection income and related expenses. Debt protection income and related expenses comprised approximately 1.7% of our total revenues in fiscal 2013.

Finance Receivables

        Our finance receivables are comprised of loans purchased from CBD (collectively referred to below as "military loans") and retail installment contracts purchased from our network of retail merchants. The following table sets forth certain information about the components of our finance receivables as of the end of the periods presented:

	As of and for the Years Ended September 30,
	2013	2012	2011
Finance receivables:
Total finance receivables balance	$364,197,688	$396,803,008	$405,233,539
Average note balance	$2,817	$2,767	$2,699
Total interest income and fees	$109,769,658	$113,249,059	$114,121,026
Total number of notes	129,305	143,419	150,155
Military loans:
Total military receivables	$348,544,188	$369,361,165	$370,601,538
Percent of total finance receivables	95.70%	93.08%	91.45%
Average note balance	$2,956	$2,949	$2,898
Number of notes	117,900	125,267	127,878
Retail installment contracts:
Total retail installment contract receivables	$15,653,500	$27,441,843	$34,632,001
Percent of total finance receivables	4.30%	6.92%	8.55%
Average note balance	$1,373	$1,512	$1,555
Number of notes	11,405	18,152	22,277

        In the normal course of business, we receive customer payments through the Federal Government Allotment System on the first day of each month. If the first day of the month falls on a weekend or holiday, our customer payments are posted on the last business day of the preceding month. On September 30, 2011, we collected $14.1 million in customer loan payments in advance of the payment due date, October 1, 2012. This payment and use of cash is reflected on the balance sheet as a reduction of "Net finance receivables" in the amount of $11.2 million and corresponding "Accrued interest receivable" in the amount of $2.9 million. The above table does not reflect the October 1, 2011 payment received on September 30, 2011. There were no Federal Government Allotment System payments received in advance of the payment due dates on September 30, 2013 or September 30, 2012.

Net Interest Margin

        The principal component of our profitability is net interest margin, which is the difference between the interest earned on our finance receivables and the interest paid on borrowed funds. Some states and federal statutes regulate the interest rates that may be charged to our customers. In addition, competitive market conditions also impact the interest rates.

        Our interest expense is sensitive to general market interest rate fluctuations. These general market fluctuations directly impact our cost of funds. Our inability to increase the annual percentage rate earned on new and existing finance receivables restricts our ability to react to increases in cost of funds. Accordingly, increases in market interest rates generally will narrow interest rate spreads and lower profitability, while decreases in market interest rates generally will widen interest rate spreads and increase profitability.

        The following table presents a three-year history of data relating to our net interest margin as of and for the fiscal years presented.

	As of and for the Years Ended September 30,
	2013	2012	2011
Total finance receivables balance	$364,197,688	$396,803,008	$405,233,539
Average total finance receivables(1)	374,327,173	397,901,171	396,998,708
Average interest bearing liabilities(1)	261,660,027	272,719,215	281,790,007
Total interest income and fees	109,769,658	113,249,059	114,121,026
Total interest expense	18,276,134	19,250,406	19,202,745

(1)
Averages are computed using month-end balances and exclude any early allotment payments.

Results of Operations

  Year Ended September 30, 2013 Compared to Year Ended September 30, 2012.

        Total Finance Receivables.    Our aggregate finance receivables decreased 8.2% to $364.2 million on September 30, 2013 from $396.8 million on September 30, 2012 due to lower demand for military loans, a decline in ancillary product sales and a reduced number of locations in our retail merchant network. Demand has been impacted by the fragile state of the United States' economic recovery and uncertainty amongst our military customers regarding the future size of the United States military. Our primary supplier of loans, CBD, saw a $9.3 million or 2.3% decrease in military loan originations during fiscal 2013 from $398.3 million during fiscal 2012. Our acquisition of retail installment contracts decreased during fiscal 2013 by $12.9 million or 50.7% compared to fiscal 2012 due to a reduced number of locations in our retail merchant network. Our aggregate average finance receivables decreased during this period to $374.3 million in fiscal 2013 from $397.9 million in fiscal 2012, a decrease of $23.6 million or 5.9%.

        Total Interest Income and Fees.    Total interest income and fees in fiscal 2013 represented 98.3% of our revenue compared to 96.0% in fiscal 2012. Interest income and fees decreased to $109.8 million from $113.2 million in fiscal 2012, a decrease of $3.4 million or 3.0%. This decrease is primarily due to the 5.2% overall decline in originations from fiscal 2012 and a decline in the corresponding origination fee income and a decrease in aggregate average finance receivables of 5.9%.

        Interest Expense.    Interest expense in fiscal 2013 decreased to $18.3 million from $19.3 million in fiscal 2012, a decrease of $1.0 million or 5.2%. This decrease is primarily due to a decrease in average interest bearing liabilities of $11.1 million or 4.1%. Our junior subordinated investment notes decreased to $63.9 million at September 30, 2013 compared to $67.4 million at September 30, 2012. The weighted average interest rate of our junior subordinated investment notes was 9.15% at September 30, 2013 compared to 6.11% for our amortizing term notes at September 30, 2013. The weighted average interest rates for the junior subordinated investment notes and amortizing term notes at September 30, 2012 were 9.06% and 6.25%, respectively.

        Provision for Credit Losses.    The provision for credit losses increased to $36.4 million in fiscal 2013 from $34.6 million in fiscal 2012, an increase of $1.8 million or 5.2%. Net charge-offs increased to $34.0 million in fiscal 2013 compared to $31.0 million in fiscal 2012, an increase of $3.0 million or 9.7%. The net charge-off ratio increased to 9.1% in fiscal 2013 compared to 7.8% in fiscal 2012. Our increase in net charge-offs in fiscal 2013 compared to fiscal 2012 was due primarily to an increase in customers who separated from the military prior to repaying their loan. See further discussion in "Credit Loss Experience and Provision for Credit Losses."

        Debt Protection Income, net.    Debt protection income, net consists of debt protection revenue, claims benefit expenses and third party commissions. Debt protection revenue totaled $5.7 million in fiscal 2013 compared to $8.3 million in fiscal 2012, a decrease of $2.6 million or 31.3%. The decline in debt protection revenue is due primarily to a reduction in the number of customers purchasing the product. Claims benefit expenses increased to $3.3 million in fiscal 2013 compared to $2.9 million in fiscal 2012, an increase of $0.4 million or 13.8%. The increase in claims benefit expenses is due to continued loss development for covered benefits.

        Other Revenue.    The $0.2 million decline in other revenue from fiscal 2012 to fiscal 2013 is due primarily to a decrease in investment income. Total investments declined $2.7 million from September 30, 2012 to September 30, 2013.

        Non-Interest Expense.    Non-interest expenses in fiscal 2013 decreased to $43.3 million compared to $46.1 million in fiscal 2012, a decrease of $2.8 million or 6.1%. The decrease was due primarily to a $2.8 million decrease in management fees which is the result of a 5.9% decrease in aggregate average finance receivables.

        Provision for Income Taxes.    The Company's effective tax rate ("ETR") was 31.4% in fiscal 2013 compared to 33.5% in fiscal 2012. This decrease is primarily due to the recording of $0.6 million in fiscal 2013 from favorable state audit settlements and the redetermination of state apportionment factors related to previously filed state tax returns. A $0.2 million net decrease in uncertain tax positions ("UTP") was also recorded in fiscal 2013 versus a $0.5 million net decrease in UTP being recorded in fiscal 2012. These reserve adjustments relate to the expiration of tax statutes of limitations.

  Year Ended September 30, 2012 Compared to Year Ended September 30, 2011.

        Total Finance Receivables.    Our aggregate finance receivables decreased 2.1% to $396.8 million on September 30, 2012 from $405.2 million on September 30, 2011. Lower than expected demand for military loans and retail installment contracts led to a decline in originations during fiscal 2012 compared to fiscal 2011. Demand has been impacted by the fragile state of the United States' economic recovery and uncertainty amongst our military customers regarding the future size of the United States military. Our primary supplier of loans, CBD, saw a $27.3 million or 6.4% decrease in military loan originations during fiscal 2012 from $425.6 million during fiscal 2011. Our acquisition of retail installment contracts decreased during fiscal 2012 by $5.4 million or 17.5% compared to fiscal 2011. Our aggregate average finance receivables increased slightly during this period to $398.0 million in fiscal 2012 from $397.0 million in fiscal 2011, an increase of $1.0 million or 0.3%.

        Total Interest Income and Fees.    Total interest income and fees in fiscal 2012 represented 96.0% of our revenue compared to 93.9% in fiscal 2011. Interest income and fees decreased to $113.2 million from $114.1 million in fiscal 2011, a decrease of $0.9 million or 0.8%. This decrease is primarily due to the 7.2% overall decline in originations from fiscal 2011 and a decline in the corresponding origination fee income.

        Interest Expense.    Interest expense in fiscal 2012 increased to $19.3 million from $19.2 million in fiscal 2011, an increase of $0.1 million or 0.5%. While our average interest bearing liabilities decreased by $9.1 million or 3.2%, our junior subordinated investment notes increased to $67.4 million at September 30, 2012 compared to $59.7 million at September 30, 2011. The weighted average interest rate of our junior subordinated investment notes was 9.06% at September 30, 2012 compared to 6.25% for our amortizing term notes at September 30, 2012. The weighted average interest rates for the junior subordinated investment notes and amortizing term notes at September 30, 2011 were 9.12% and 6.19%, respectively.

        Provision for Credit Losses.    The provision for credit losses increased to $34.6 million in fiscal 2012 from $25.6 million in fiscal 2011, an increase of $9.0 million or 35.2%. Net charge-offs increased to $31.0 million in fiscal 2012 compared to $24.7 million in fiscal 2011, an increase of $6.3 million or 25.5%. The net charge-off ratio increased to 7.8% in fiscal 2012 compared to 6.2% in fiscal 2011. Our increase in net charge-offs in fiscal 2012 compared to fiscal 2011 was due primarily to an increase in customers who separated from the military prior to repaying their loan. See further discussion in "Credit Loss Experience and Provision for Credit Losses."

        Debt Protection Income, net.    Debt protection income, net consists of debt protection revenue, claims benefit expenses and third party commissions. Debt protection revenue totaled $8.3 million in fiscal 2012 compared to $7.6 million in fiscal 2011, an increase of $0.7 million or 9.2%. Claims benefit expenses increased to $2.9 million in fiscal 2012 compared to $1.6 million in fiscal 2011, an increase of $1.3 million or 81.3%. The increase in claims benefit expenses is due to an increase in the number of claims, enhanced benefits and continued loss development for covered benefits.

        Other Revenue.    Other revenue includes investment income and premium revenue from our reinsurance products. The $1.3 million decline in other revenue from fiscal 2011 to fiscal 2012 is due primarily to the cessation of selling reinsurance products in June 2010.

        Non-Interest Expense.    Non-interest expenses in fiscal 2012 decreased to $46.1 million compared to $48.1 million in fiscal 2011, a decrease of $2.0 million or 4.2%. The decrease was due primarily to declines in professional and regulatory fees, amortization of intangibles and other operating expenses in fiscal 2012 compared to fiscal 2011.

        Provision for Income Taxes.    Our ETR was 33.5% in fiscal 2012, compared to 40.3% in fiscal 2011. The decrease in the ETR in fiscal 2012 compared to fiscal 2011 is primarily due to the Company recording a $0.5 million net decrease in the reserve for uncertain tax positions related to the expiration of tax statutes of limitations in fiscal 2012 compared to fiscal 2011 including the impact of various state filing corrections. In addition, the decrease is due to the redetermination of state apportionment factors related to previously filed state tax returns, favorable state audit settlement, and a change in state apportionment factors driven by a shift in business mix as a result of the mix of product revenue during fiscal 2012.

Delinquency Experience

        Our customers are required to make monthly payments of interest and principal. Our servicer, CBD, under our supervision, analyzes our delinquencies on a recency delinquency basis utilizing our guidelines. A loan is delinquent under the recency method when a full payment (95% or more of the contracted payment amount) has not been received for 30 days after the last full payment. The increase in delinquent balances, 60 days or more past due, for fiscal 2013 is due primarily to a $1.3 million increase in delinquent military loans from customers who had advised us of their separation from the military. As of September 30, 2013 and September 30, 2012, we had approximately $7.5 million and $6.2 million in delinquent loans, 60 days or more past due, respectively, from customers who had advised us of their separation from the military prior to repaying their loan. See "Non-performing Assets." below.

        The following table sets forth the three-year history of our delinquency experience for accounts of which payments are 60 days or more past due.

	As of and for the Years Ended September 30,
	2013	2012	2011
Total finance receivables	$364,197,688	$396,803,008	$405,233,539
Total finance receivables balances 60 days or more past due	17,064,857	15,227,342	13,953,957
Total finance receivables balances 60 days or more past due as a percent of total finance receivables	4.69%	3.84%	3.44%

Credit Loss Experience and Provision for Credit Losses

        General.    The allowance for credit losses is maintained at an amount that management considers sufficient to cover losses inherent in the outstanding finance receivable portfolio. We utilize a statistical model based on potential credit risk trends incorporating historical factors to estimate losses. These results and management's judgment are used to estimate inherent losses and in establishing the current provision and allowance for credit losses. These estimates are influenced by factors outside our control, such as economic conditions, current or future military deployments and completion of military service prior to repayment of a loan. There is uncertainty inherent in these estimates, making it reasonably possible that they could change in the near term. See "Risk Factors."

        Military Loans.    Our charge-off policy is to charge-off military loans at 180 days past due, on a recency delinquency basis, or earlier if management deems it appropriate. Charge-offs can occur when a customer leaves the military prior to repaying the finance receivable or is subject to longer term and more frequent deployments. When purchasing loans we cannot predict when or whether a customer may depart from the military early. Accordingly, we cannot implement policies or procedures for CBD to follow to ensure that we will be repaid in full prior to a customer leaving the military, nor can we predict when a customer may be subject to deployment at a duration or frequency that causes a default on their loans.

        The following table shows a three-year historical picture of net charge-offs on military loans and net charge-offs as a percentage of military loans:

	As of and for the Years Ended September 30,
	2013	2012	2011
Military loans:
Military loans charged-off	$35,562,807	$32,610,926	$26,348,867
Less recoveries	3,393,341	3,124,601	3,693,170

Net charge-offs	$32,169,466	$29,486,325	$22,655,697

Average military receivables(1)	$351,673,579	$366,816,242	$358,241,610
Percentage of net charge-offs to average military receivables	9.15%	8.04%	6.32%

(1)
Averages are computed using month-end balances and exclude any early allotment payments.

        Retail Installment Contracts.    Under many of our arrangements with retail merchants, we may withhold a percentage (usually between five and ten percent) of the principal amount of the retail installment contract purchased. The amounts withheld from a particular retail merchant are recorded in a specific reserve account. As of September 30, 2013, the aggregate amount of retail merchant reserves totaled $0.5 million, a decrease of $0.8 million, or 66.7%, from the same period last year. The decrease is due to reduced acquisitions of retail installment contracts, a reduced number of locations in our retail merchant network as well as increased utilization of the dealer reserves for non-performing contracts. This represents a 2.0% reserve as a percentage of average retail installment contract receivables. Any losses incurred on the retail installment contracts purchased from that retail merchant are charged against its reserve account. Upon the retail merchant's request, and no more often than annually, we will pay the retail merchant the amount by which its reserve account exceeds 15% of the aggregate outstanding balance on all retail installment contracts purchased from them, less losses we have sustained, or reasonably could sustain, due to debtor defaults, collection expenses, delinquencies and breaches of our agreement with the retail merchant.

        Our allowance for credit losses is utilized to the extent that the loss on any individual retail installment contract exceeds the retail merchant's aggregate reserve account at the time of the loss.

        The following table shows a three-year historical picture of net charge-offs on retail installment contracts and net charge-offs as a percentage of retail installment contracts:

	As of and for the Years Ended September 30,
	2013	2012	2011
Retail installment contracts:
Contracts charged-off	$2,352,507	$1,923,227	$2,515,911
Less recoveries	497,891	395,942	505,904

Net charge-offs	$1,854,616	$1,527,285	$2,010,007

Average retail installment contract receivables(1)	$22,653,593	$31,084,929	$38,757,098
Percentage of net charge-offs to average retail installment contract receivables	8.19%	4.91%	5.19%

(1)
Averages are computed using month-end balances and exclude any early allotment payments.

        Former Military.    As of September 30, 2013 and September 30, 2012, we had approximately $12.5 million, or 3.4% of our total portfolio, and $9.8 million, or 2.5% of our total portfolio, respectively, from customers who had advised us of their separation from the military prior to repaying their loan. See "Non-performing Assets." below.

        Our net charge-offs as a percentage of average finance receivables has increased due primarily to an increase in customers who separated from the military prior to repaying their loan. Military loan net charge-offs, from customers who had advised us of their separation from the military, were $20.4 million and represented 59.9% of net charge-offs in fiscal 2013 compared to $17.1 million and 55.2% in fiscal 2012. Unemployment after the customer's separation from the military and a subsequent halt in loan payments has contributed to higher delinquencies and net charge-offs. Our allowance for credit losses on military loans increased $2.6 million to $30.1 million at September 30, 2013 compared to $27.5 million at September 30, 2012 due primarily to the $3.3 million increase in net-charge offs from customers who had advised us of their separation from the military.

        Allowance for Credit Losses.    The following table sets forth the three-year history of our allowance for credit losses:

	As of and for the Years Ended September 30,
	2013	2012	2011
Average total finance receivables(1)	$374,327,173	$397,901,171	$396,998,708
Provision for credit losses	36,424,082	34,617,355	25,565,703
Net charge-offs	34,024,082	31,013,610	24,665,704
Net charge-offs as a percentage of average total finance receivables	9.09%	7.79%	6.21%
Allowance for credit losses	$31,400,000	$29,000,000	$25,396,255
Allowance as a percentage of average total finance receivables	8.39%	7.29%	6.40%

(1)
Averages are computed using month-end balances and exclude any early allotment payments.

        The allowance for credit losses in fiscal 2013 increased to $31.4 million from $29.0 million at the end of fiscal 2012 and was due primarily to the increase in net charge-offs from customers who had advised us of their separation from the military. See further discussion in "Credit Loss Experience and Provision for Credit Losses.

        The following table sets forth the three year history of the components of our allowance for credit losses:

	As of and for the Years Ended September 30,
	2013	2012	2011
Balance, beginning of period	$29,000,000	$25,396,255	$24,496,256
Finance receivables charged-off	37,915,314	34,534,153	28,864,778
Less recoveries	3,891,232	3,520,543	4,199,074

Net charge-offs	34,024,082	31,013,610	24,665,704
Provision for credit losses	36,424,082	34,617,355	25,565,703

Balance, end of period	$31,400,000	$29,000,000	$25,396,255

Nonperforming Assets

        The accrual of interest income is suspended when a full payment on either military loans or retail installment contracts has not been received for 90 days or more and the interest due exceeds 60 days of interest charges. Non-performing assets represent those finance receivables of which both the accrual of interest income has been suspended and for which no full payment of principal or interest has been received for more than 90 days, on a recency basis (95% or more of the contracted payment amount has not been received for 30 days after the last full payment). Non-performing assets increased to $12.3 million at September 30, 2013 from $11.3 million at September 30, 2012.

Loan Acquisition / Origination

        Asset growth is an important factor in determining our future revenues. We are dependent upon CBD and retail merchants to increase their originations for our future growth. In connection with purchasing the loans, we pay CBD a fee in the amount of $30.00 for each military consumer loan originated by CBD and purchased by us. This fee may be adjusted annually on the basis of the annual increase or decrease in CBD's deferred acquisition cost analysis. For fiscal 2013, loans purchased from

CBD and retail merchants decreased to $401.6 million from $423.8 million in fiscal 2012, a decrease of $22.2 million or 5.2%. The primary reason for this decrease is due to lower than expected demand for military loans. Demand has been impacted by the fragile state of the United States economic recovery and uncertainty amongst our military customers regarding the future size of the United States military.

        The following table sets forth the three-year history of overall purchases of military loans and retail installment contracts, including those refinanced:

	For the Years Ended September 30,
	2013	2012	2011
Total loans acquired:
Gross balance	$401,605,228	$423,763,549	$456,475,598
Number of finance receivable notes	119,042	120,931	129,899
Average note amount	$3,374	$3,504	$3,514
Military loans:
Gross balance	$389,045,683	$398,285,584	$425,588,411
Number of finance receivable notes	113,374	109,218	116,834
Average note amount	$3,432	$3,647	$3,643
Retail installment contracts:
Gross balance	$12,559,545	$25,477,965	$30,887,187
Number of finance receivable notes	5,668	11,713	13,065
Average note amount	$2,216	$2,175	$2,364

Liquidity and Capital Resources

        A relatively high ratio of borrowings to invested capital is customary in the consumer finance industry. Our principal use of cash is to purchase military loans and retail installment contracts. We use borrowings to fund the difference, if any, between the cash used to purchase military loans and retail installment contracts and operations, and the cash generated from loan repayments and operations. Cash used in investing activities in fiscal 2013 was approximately $9.5 million and cash used in financing activities was $29.5 million which was funded from operating activities of $38.8 million. Cash used in investing activities in fiscal 2012 was approximately $36.6 million and cash used in financing activities was $10.2 million which was funded from $47.6 million of cash from operating activities.

        The majority of our liquidity requirements are secured by our funding through the SSLA. Additional sources of funds may be generated through our sales of investment notes and borrowings with MCFC. Our available credit facility decreased $28.0 million in fiscal 2013 due primarily to one bank that withdrew from the SSLA. In addition, we must repay borrowings of $15.1 million from withdrawing banks who previously participated in the SSLA. Further, we have decreased our investment notes to $63.9 million in 2013 from $67.4 million in 2012, a decrease of $3.5 million or 5.2%.

        Our SSLA lenders have been informed that MCB has reviewed and responded to the OCC Letter regarding certain former business practices of the CBD that the OCC believes violated Section 5 of the Federal Trade Commission Act. MCB has responded to the OCC that it does not believe the former business practices rose to the level of a violation of law, and to date has not received further formal correspondence from the OCC regarding such response. Because the SSLA is an uncommitted facility, individual banks that are party to this agreement have no obligation to make any future loans to us. If our lenders perceive that as a result of the OCC Letter, the CBD's ability to originate and service consumer loans will be adversely affected, or any financial or other consumer remediation must be made by MCB, one or more of our lenders may choose to reduce or cease their participation. As a result, we may experience diminished availability under the SSLA. See "Risk Factors."

  Senior Indebtedness-Bank Debt.

        On June 12, 2009, we entered into the SSLA with the lenders listed in the SSLA ("the lenders") and UMB Bank, N.A. (the "Agent"). The SSLA replaced and superseded the Senior Lending Agreement, dated as of June 9, 1993, as subsequently amended and restated (the "SLA"). On June 21, 2013, the Company entered into the thirty-sixth amendment to the SSLA, which 1) permitted the declaration and payment of a $20.0 million one-time unrestricted dividend from the Company to MCFC on or before June 30, 2013; 2) amended the revolving credit line interest rate to be 4% or prime, whichever is greater, for all new borrowings after June 21, 2013; 3) amended the amortizing term notes interest rate to be 5.25% or 270 basis points over the 90-day moving average of like-term treasury notes, whichever is greater, for all new borrowings after June 21, 2013; and 4) consented to the amended and restated LSMS Agreement. A one-time dividend of $20.0 million was paid to MCFC on June 28, 2013. Prior to June 21, 2013, the interest rate on the revolving credit line was 5% or prime, whichever was greater, and the interest rate on amortizing notes was 6.25% or 270 basis points over the 90-day moving average of like-term treasury notes, whichever was greater. The term of the current SSLA ends on March 31, 2014 and is automatically extended annually unless any lender gives written notice of its objection by March 1 of each calendar year.

        Our assets secure the loans extended under the SSLA for the benefit of the lenders and other holders of the notes issued pursuant to the SSLA (the "Senior Debt"). The facility is an uncommitted facility that provides common terms and conditions pursuant to which the individual lenders that are a party to the SSLA may choose to make loans to us in the future. Any lender may elect not to participate in any future fundings at any time without penalty. As of September 30, 2013, we could request up to $74.7 million in additional funds and remain in compliance with the terms of the SSLA. No lender, however, has any contractual obligation to lend us these additional funds.

        As of September 30, 2013, the lenders have indicated a willingness to participate in fundings up to an aggregate of $308.9 million during the next 12 months, including $206.8 million which is currently outstanding. In addition, we have borrowings of $15.1 million which need to be repaid from withdrawing banks who had previously participated in the SSLA.

        The aggregate notional balance outstanding under amortizing notes was $187.6 million and $186.2 million at September 30, 2013 and 2012, respectively. Interest on the amortizing notes is fixed at 270 basis points over the 90-day moving average of like-term treasury notes when issued. The interest rate for notes created after June 12, 2009 and before June 21, 2013 may not be less than 6.25%; prior to June 12, 2009 the interest rate was variable. The interest rate for notes created after June 21, 2013 may not be less than 5.25%. All amortizing notes have terms not to exceed 48 months, payable in equal monthly principal and interest payments. There were 349 and 374 amortizing term notes outstanding at September 30, 2013 and 2012, respectively, with a weighted-average interest rate of 6.11% and 6.25%, respectively. In addition, we are paying our lenders a quarterly uncommitted availability fee in an amount equal to ten basis points multiplied by the quarterly average aggregate outstanding principal amount of all amortizing notes held by the lenders. We paid our lenders $0.6 million and $0.5 million in uncommitted availability fees for fiscal 2013 and 2012, respectively.

        Advances outstanding under the revolving credit line were $19.2 million and $19.5 million at September 30, 2013 and 2012, respectively. When a lender elects not to participate in future fundings, any existing borrowings from that lender under the revolving credit line are payable in 12 equal monthly installments.

        Substantially all of our assets secure this debt under the SSLA. The SSLA also limits, among other things, our ability to (1) incur additional debt from the lenders beyond that allowed by specific financial ratios and tests, (2) borrow or incur other additional debt except as permitted in the SSLA, (3) pledge assets, (4) pay dividends, (5) consummate certain asset sales and dispositions, (6) merge, consolidate or enter into a business combination with any other person, (7) pay fees to MCFC each year except as provided in the SSLA, (8) purchase, redeem, retire or otherwise acquire any of our outstanding equity interests, (9) issue additional equity interests, (10) guarantee the debt of others without reasonable compensation and only in the ordinary course of business or (11) enter into agreements with our affiliates.

        Under the SSLA, we are subject to certain financial covenants that require that we, among other things, maintain specific financial ratios and satisfy certain financial tests. In part, these covenants require us to: (1) maintain an allowance for credit losses equal to or greater than the allowance for credit losses shown on our audited financial statements as of the end of our most recent fiscal year and at no time less than 5.25% of our consolidated net receivables, unless otherwise required by U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), (2) limit our senior indebtedness as of the end of each quarter to not greater than four times our tangible net worth, (3) maintain a positive net income in each fiscal year, (4) limit our senior indebtedness as of the end of each quarter to not greater than 80% of our consolidated receivables, and (5) maintain a consolidated total required capital of at least $75 million plus 50% of the cumulative positive net income earned by us during each of our fiscal years ending after September 30, 2008, which is approximately $109.2 million as of September 30, 2013. Any part of the 50% of positive net income not distributed by us as a dividend for any fiscal year within 120 days after the last day of such fiscal year must be added to our consolidated total required capital and may not be distributed as a dividend or otherwise. No part of the consolidated total required may be distributed as a dividend.

        We may not make any payment to MCFC in any fiscal year for services performed or reasonable expenses incurred in an aggregate amount greater than $750,000 plus reimbursable expenses. Such amount may be increased on each anniversary of the SSLA by the percentage increase in the CPI published by the United States Bureau of Labor for the calendar year then most recently ended. The breach of any of these covenants could result in a default under the SSLA, in which event the lenders could seek to declare all amounts outstanding to be immediately due and payable. As of September 30, 2013, we were in compliance with all loan covenants.

        If an event of default has occurred, the Agent has the right, on behalf of all holders of the Senior Debt, to immediately take possession and control of the collateral. If the Agent notifies us of an event of default, the interest rate on all Senior Debt will automatically increase to a default rate equal to 2% above the interest rate otherwise payable on such Senior Debt. The default rate will remain in effect so long as any event of default has not been cured.

        In connection with the execution of the SSLA, MCFC entered into an Unlimited Continuing Guaranty. MCFC guaranteed the Senior Debt and accrued interest in accordance with the terms of the Unlimited Continuing Guaranty. Under the Unlimited Continuing Guaranty, MCFC also agreed to indemnify the lenders and the Agent for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the lenders or the Agent for payments made under the Senior Debt that are rescinded or must be repaid by lenders to us. If MCFC is required to satisfy any of borrowers' obligations under the Senior Debt, the lenders and the Agent will assign without recourse the related Senior Debt to MCFC.

        Concurrently, in connection with the execution of the SSLA, MCFC entered into a Negative Pledge Agreement in favor of the Agent. Under the Negative Pledge Agreement, MCFC represented that it will not pledge, sell, assign or transfer its ownership of all or any part of our issued and outstanding capital stock and will not otherwise or further encumber any of such capital stock beyond the currently existing negative pledge thereof in favor of Branch Banking and Trust Company, a North Carolina banking corporation headquartered in Winston-Salem, North Carolina ("BB&T"). Once the pledge of our capital stock to BB&T is terminated, MCFC will pledge all of our capital stock to the Agent for the benefit of the lenders to secure payment of all Senior Debt.

        In the third quarter of fiscal 2010, we amended the SSLA to allow additional banks to become parties to the SSLA under a modified non-voting role. We have identified each lender that has voting rights under the SSLA as "voting bank(s)" and lenders that do not have voting rights under the SSLA, as "non-voting bank(s)". While all voting and non-voting banks have the same rights to the collateral and are party to the same terms and conditions of the SSLA, all of the non-voting banks acknowledge and agree that they have no right to vote on any matter nor to prohibit or hinder any action by us, or the voting banks. As of September 30, 2013 and September 30, 2012, we had 17 non-voting banks from which we initially borrowed $47.5 million. The amortized balance of these notes as of September 30, 2013 and 2012 was $16.8 million and $28.8 million, respectively.

        The following table sets forth a three-year history of the total borrowings and availability under the SSLA and the former Senior Lending Agreement:

	As of and for the Years Ended September 30,
	2013	2012	Actual 2011	Pro forma(1) 2011
Revolving credit line:
Total facility	$43,250,000	$45,250,000	$40,000,000	$40,000,000
Balance at end of period	19,240,000	19,450,000	—	14,100,000
Maximum available credit(2)	24,010,000	25,800,000	40,000,000	25,900,000
Term notes:(3)
Voting banks	$233,750,000	$251,750,000	$227,500,000	$227,500,000
Withdrawing banks	15,119,184	16,500,354	14,851,545	14,851,545
Non-voting banks	16,788,465	28,784,604	36,822,797	36,822,797

Total facility	$265,657,649	$297,034,958	$279,174,342	$279,174,342
Balance at end of period	187,581,690	186,230,677	214,490,826	214,490,826
Maximum available credit(2)	78,075,959	110,804,281	64,683,516	64,683,516
Total revolving and term notes:(3)
Voting banks	$277,000,000	$297,000,000	$267,500,000	$267,500,000
Withdrawing banks	15,119,184	16,500,354	14,851,545	14,851,545
Non-voting banks	16,788,465	28,784,604	36,822,797	36,822,797

Total facility	$308,907,649	$342,284,958	$319,174,342	$319,174,342
Balance, end of period	206,821,690	205,680,677	214,490,826	228,590,826
Maximum available credit(2)	102,085,959	136,604,281	104,683,516	90,583,516
Credit facility available(4)	74,680,040	102,714,990	102,714,645	90,583,516
Percent utilization of voting banks	63.1%	65.4%	61.6%	66.1%
Percent utilization of the total facility	67.0%	60.1%	67.2%	71.6%

(1)
Total facility pro forma assumes the early allotment payments received September 30, 2011 were not received until due on October 1, 2011.

(2)
Maximum available credit assumes proceeds in excess of the amounts shown below under "Credit facility available" are used to increase qualifying finance receivables and all terms of the SSLA are met, including maintaining a senior indebtedness to consolidated net receivable ratio of not more than 80.0%.

(3)
Includes 48-month amortizing term notes.

(4)
Credit facility available is based on the existing asset borrowing base and maintaining a senior indebtedness to consolidated net notes receivable ratio of 80.0%.

        Subordinated Debt—Parent.    Our SSLA allows for a revolving line of credit with MCFC. Funding on this line of credit is provided as needed at our discretion and dependent upon the availability of MCFC and is due upon demand. The maximum principal balance of this facility is $25.0 million. Interest is payable monthly and is based on prime or 5.0%, whichever is greater. As of September 30, 2013 and 2012, the outstanding balance under this facility was zero.

        Investment Notes.    We fund certain capital and financial needs through the sale of investment notes. These notes have varying fixed interest rates and are subordinate to all senior indebtedness. We can redeem these notes at any time upon 30 days written notice. On January 11, 2013, the Securities and Exchange Commission ("SEC") declared effective our post-effective amendment to our amended registration statement originally filed with the SEC in January 2011 ("2013 Registration Statement"). Pursuant to this 2013 Registration Statement, along with the accompanying prospectus, we registered an offering of our investment notes, with a maximum offering price of $50 million, on a continuous basis with an expected termination date of January 28, 2014. If declared effective by the SEC, this 2014 post-effective amendment will result in a new offering termination date of January 28, 2015, unless terminated earlier at our discretion.

        As of September 30, 2013, we had outstanding $63.9 million (with accrued interest), of which $28.3 million is from our recent offering. These notes had a weighted average interest rate of 9.15% as of September 30, 2013.

        Dividends From Subsidiaries.    Our reinsurance subsidiary is subject to the laws and regulations of the state of Nevada that limit the amount of dividends our reinsurance subsidiary can pay to us and require us to maintain a certain capital structure. In the past, these regulations have not had a material impact on our reinsurance subsidiary or its ability to pay dividends to us. We do not expect these regulations will have a material impact on our business or the business of our reinsurance subsidiary in the future.

Impact of Inflation and General Economic Conditions

        Although inflation has not had a material adverse effect on our financial condition or results of operations, increases in the inflation rate generally are associated with increased interest rates. A significant and sustained increase in interest rates could unfavorably impact our profitability by reducing the interest rate spread between the rate of interest we receive on military loans and retail installment contracts and interest rates paid under our SSLA and investment notes. Inflation also may negatively affect our operating expenses. With the ongoing strains in the financial markets, we see liquidity, capital and earnings challenges for some lenders in our credit group which may reduce their ability to participate in the credit or may cause a decrease in their willingness to lend at the current levels. In addition, we have borrowings of $15.1 million from withdrawing banks who previously participated in the SSLA. See "Liquidity and Capital Resources."

Critical Accounting Policies

        General.    Our accounting and reporting policies are in accordance with U.S. GAAP and conform to general practices within the finance company industry. The significant accounting policies used in the preparation of the consolidated financial statements are discussed in Note 1 to the Consolidated Financial Statements. Critical accounting policies require management to make estimates and assumptions, which affect the reported amounts of assets, liabilities, income and expenses. As a result, changes in these estimates and assumptions could significantly affect our financial position and results of operations.

        Allowance for Credit Losses and Provision for Credit Losses.    We consider our policy regarding the allowance and resulting provision for credit losses to be our most important accounting policy due to the significant degree of management judgment applied in establishing the allowance and the provision.

        We utilize a statistical model which incorporates historical factors to forecast probable losses or credit risk trends to determine the appropriate amount of allowance for credit losses.

        We evaluate the finance receivable portfolio quarterly. Our portfolio consists of a large number of relatively small, homogenous accounts. No account is large enough to warrant individual evaluation for impairment. We consider numerous qualitative and quantitative factors in estimating losses in our finance receivable portfolio, including the following:

  •
  Prior credit losses and recovery experience;

  •
  Current economic conditions;

  •
  Current finance receivable delinquency trends; and

  •
  Demographics of the current finance receivable portfolio.

        We also use several ratios to aid in the process of evaluating prior finance receivable loss and delinquency experience. Each ratio is useful, but each has its limitations. These ratios include:

  •
  Delinquency ratio—finance receivables 60 days or more past due, on a recency basis, as a percentage of finance receivables;

  •
  Allowance ratio—allowance for finance receivable losses as a percentage of finance receivables;

  •
  Charge-off ratio—net charge-offs as a percentage of the average of finance receivables at the beginning of each month during the period; and

  •
  Charge-off coverage—allowance for finance receivable losses to net charge-offs.

        In addition to these models, we exercise our judgment, based on our experience in the consumer finance industry, when determining the amount of the allowance for credit losses. We consider this estimate to be a critical accounting estimate that affects our net income in total and the pretax operating income of our business. See "Credit Loss Experience and Provision for Credit Losses."

        Goodwill and Other Intangible Assets.    Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as acquisitions. Other intangible assets represent other identifiable assets. Goodwill is not amortized over an estimated useful life, but rather tested at least annually for impairment. Intangible assets other than goodwill, which are determined to have finite lives, continue to be amortized on straight-line or accelerated bases over their estimated useful lives. Recoverability of these assets is assessed only when events have occurred that may give rise to impairment.

        Under the provisions of Accounting Standard Codification ("ASC") 350, Intangibles—Goodwill and Other, goodwill is tested for impairment annually and more frequently if events and circumstances indicate that the asset may be impaired and that the carrying value may not be recoverable. A two-step impairment test is performed on goodwill. We have one reporting unit. In the first step, we compare the fair value of our reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to the reporting unit, goodwill is not considered impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit's goodwill. If upon completing the second step of the impairment test the carrying value of a reporting unit's goodwill exceeds its implied fair value, then we would record an impairment loss equal to the difference.

        The fair value of our reporting unit was determined using the income approach and the market approach. The income approach is a valuation technique whereby we calculate the fair value the reporting unit based on the present value of estimated future cash flows, which are formed by evaluating historical trends, current budgets, operating plans and industry data. The market approach is a valuation technique whereby we calculate the fair value the reporting unit by comparing it to publicly traded companies in similar lines of business or to comparable transactions or assets. The fair value analysis requires us to make various assumptions about net interest margins, net charge-offs, growth rates and discount rates. While we believe we have made reasonable estimates and assumptions to calculate the fair value of the reporting unit, it is possible that a material change could occur, including if actual experience differs from the assumptions used in our analyses. These differences could have a material adverse impact on the consolidated results of operations and could result in a material impairment to our goodwill and other intangible assets.

        Management evaluated our goodwill at September 30, 2013, and determined that there was no impairment, as the estimated fair value exceeded the carrying value.

Contractual Obligations

        We have the following payment obligations under current financing arrangements as of September 30, 2013:

		Payments Due By Period
	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Contractual obligations:
Debt	$251,285,320	$89,181,452	$145,084,103	$585,305	$16,434,460
Interest on Debt(1)	17,646,268	5,855,440	10,138,368	56,828	1,595,632

Total contractual cash obligations	$268,931,588	$95,036,892	$155,222,471	$642,133	$18,030,092

(1)
Interest on long term debt is calculated using the weighted average interest rate of 6.11% for amortizing term notes and 9.15% for investment notes as of September 30, 2013.

		Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less than 1 year	1 - 3 years	4 - 5 years	Over 5 years
Other commercial commitments:
Lines of credit	$19,240,000	$19,240,000	$—	$—	$—
Interest on lines of credit(1)	769,600	769,600

Total lines of credit	$20,009,600	$20,009,600	$—	$—	$—

(1)
Interest on lines of credit is calculated using the fixed rate of 4.00% as of September 30, 2013.

Impact of New and Emerging Accounting Pronouncements Not Yet Adopted

        In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this update require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component and by the respective line items of net income. The standard was effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. This guidance did not have a material impact on the Company's financial position or results of operations.

        In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward exists. This ASU provides explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company is currently in the process of quantifying the impact of this standard on its financial position, results of operations and disclosures.

 BUSINESS

General

        PFS, a corporation formed under the laws of Missouri in 1932, is a wholly owned subsidiary of MCFC a Georgia corporation. PFS, with its wholly owned subsidiaries (collectively "we," "us," "our" or the "Company"), purchases consumer loans and retail installment contracts, on a worldwide basis, made primarily to active-duty or career retired U.S. military personnel or U.S. Department of Defense employees. We intend to hold these consumer loans and retail installment contracts until repaid.

        We purchase consumer loans and retail installment contracts primarily from two different sources. Our largest source of consumer loans is the CBD (formerly known as the Military Banking Division and Pioneer Military Lending Division) of MCB, a federally chartered savings bank and wholly owned subsidiary of our parent, MCFC. Historically CBD originated these consumer loans through a network of loan production offices and via the Internet. Military customers use loan proceeds to purchase consumer goods and services. We also purchase retail installment contracts from retail merchants that sell consumer goods to active-duty or career retired U.S. military personnel or U.S. Department of Defense employees. In October 2013, CBD closed its loan production offices to focus resources on internet and retail efforts to grow the business.

        We are not associated with, nor are we endorsed by, the U.S. military or U.S. Department of Defense. However, we do seek to maintain a positive, supportive relationship with the military community.

        As of September 30, 2013, Thomas H. Holcom, Jr., Chairman of the Board of Directors (the "Board") and Chief Executive Officer, Joseph B. Freeman, President and Chief Operating Officer, and Laura V. Stack, Chief Financial Officer, were our executive officers and are responsible for our policy-making decisions. None of these officers are compensated by us. Mr. Holcom is an employee of MCFC, while Mr. Freeman and Ms. Stack are employees of CBD. CBD and MCFC provide compensation and remuneration for services to these executive officers and all the employees of CBD or MCFC (with respect to Mr. Holcom). We pay fees to CBD for management and record keeping services. On December 18, 2013, Mr. Holcom, Jr. notified us that he intends to resign from his positions with PFS effective January 2, 2014. The Board has appointed Joseph B. Freeman as the Chief Executive Officer of PFS and Robert F. Hatcher as the Chairman of the Board effective January 2, 2014. On December 18, 2014, the sole shareholder elected Timothy L. Stanley as a director of PFS and to serve as Vice Chairman of the Board.

Lending and Servicing Operations

  Primary Supplier of Loans

        We have retained CBD as our primary supplier of loans. We entered into the Loan Sale and Master Services Agreement ("LSMS Agreement") with CBD whereby we purchase loans originated by CBD and CBD services these loans on our behalf. Under the LSMS Agreement, PFS has the exclusive right to purchase loans originated by CBD that meet our lending criteria (which was developed from our past customer credit repayment experience and is periodically revalidated based on current portfolio performance). These criteria require the following:

  •
  All borrowers are primarily active-duty, career retired U.S. military personnel or U.S. Department of Defense employees;

  •
  All potential borrowers must complete standardized credit applications online via the Internet; and

  •
  A review must be conducted on all applicants' military service history.

        To the extent CBD originates loans under these underwriting criteria, we have the exclusive right to purchase such loans. Loans purchased from CBD are referred to as "military loans." See "Risk Factors."

  Loan Purchasing

        General.    We have more than 26 years of experience in underwriting, originating, monitoring and servicing consumer loans to the military market and have developed a deep understanding of the military and the military lifestyle. Through this extensive knowledge of our customer base, we developed a proprietary scoring model that focuses on the unique characteristics of the military market, as well as traditional credit scoring variables that are currently utilized by CBD when originating loans in this market.

        For the loans we purchase, CBD uses our proprietary lending criteria and scoring model when it originates loans. Under these guidelines, in evaluating the creditworthiness of potential customers, CBD primarily examines the individual's debt-to-income ratio, discretionary income, military rank, time served in the military and prior credit experience. Loans are limited to amounts that the customer could reasonably be expected to repay from discretionary income. However, when we purchase loans from CBD, we cannot predict when or whether a customer may unexpectedly leave the military or when or whether other events may occur that could result in a loan not being repaid prior to a customer's departure from the military. The average customer loan balance was $2,817 at September 30, 2013, repayable in equal monthly installments and with an average remaining term of 16 months.

        A risk in all consumer lending and retail sales financing transactions is the customer's unwillingness or inability to repay obligations. Unwillingness to repay is usually evidenced by a consumer's historical credit repayment record. An inability to repay occurs after initial credit evaluation and funding and usually results from lower income due to early separation from the military or reduction in rank, major medical expenses, or divorce. Occasionally, these types of events are so economically severe that the customer files for protection under the bankruptcy laws. Underwriting guidelines are used at the time the customer applies for a loan to help minimize the risk of unwillingness or inability to repay. These guidelines are developed from past customer credit repayment experience and are periodically revalidated based on current portfolio performance. CBD uses these guidelines to predict the relative likelihood of credit applicants repaying their obligation. We purchase loans made to consumers who fit our lending criteria. The amount and interest rate of the military loan or retail sales finance transaction purchased are set by CBD or the retail merchant based upon our underwriting guidelines considering the estimated credit risk assumed.

        As a customer service, we purchase a new loan from CBD for an existing borrower who has demonstrated a positive payment history with us and where the transaction creates an economic benefit to the customer after fully underwriting the new loan request to ensure proper debt ratio, credit history and payment performance. We will not purchase refinanced loans made to cure delinquency or for the sole purpose of creating fee income. Generally, we purchase refinanced loans when a portion of the new loan proceeds is used to repay the balance of the existing loan and the remaining portion is advanced to the customer. Approximately 34.9% of the amount of military loans we purchased in fiscal 2013 were refinancing of outstanding loans.

        Military Loans Purchased from CBD.    We purchase military loans from CBD if they meet our lending criteria. We have granted CBD rights to use our lending criteria and extensive experience with lending to the military marketplace. Pursuant to the LSMS Agreement, we granted CBD rights to use our underwriting model and lending system; however, we retained ownership of this model and the lending system. Using our model and system, CBD originates these loans directly over the Internet. Military loans typically have maximum terms of 48 months and an average origination amount of approximately $3,400. We pay a $30.00 fee for each military loan purchased from CBD to reimburse CBD for loan origination costs.

        Retail Installment Contracts.    We purchase retail installment contracts that meet our quality standards and return on investment objectives from approximately 120 active retail merchant locations. Retail installment contracts are finance receivable notes generated during the purchase of consumer goods by active-duty or retired career U.S. military personnel or U.S. Department of Defense employees. These customers have demonstrated an apparent need to finance a retail purchase and a willingness to use credit. We generally acquire these contracts without recourse to the originating merchant. However, reserve agreements with many retail merchants allow us to withhold funds from the merchant's proceeds to create reserves to be used in the event a customer defaults and the loan is deemed uncollectible. Retail installment contracts typically have maximum terms of 48 months and an average origination amount of approximately $2,200.

  Management and Record Keeping Services

        We have retained CBD to provide management and recordkeeping services in accordance with the LSMS Agreement. CBD services our finance receivables and we pay fees for these management and recordkeeping services. Also, as part of its compensation for performing these management and recordkeeping services, CBD retains a portion of ancillary revenue, including late charges and insufficient funds fees, associated with these loans and retail installment contracts.

        On June 21, 2013, we entered into an amended and restated LSMS Agreement with CBD. For the period April 1, 2013 to March 31, 2014, we pay CBD a monthly servicing fee in an amount equal to 0.68% (8.14% annually) of the outstanding principal balance of the military loans and retail installment contracts serviced as of the last day of each month. After March 31, 2014, the monthly servicing fee is 0.43% (5.14% annually). The fee may be adjusted annually on the basis of the annual increase or decrease in the Consumer Price Index ("CPI"). Prior to April 1, 2013, we paid a monthly fee equal to 0.7% (8.4% annually). We also pay an annual relationship fee of $33.86 for each loan and retail installment contract owned by us at the end of the prior fiscal year. The relationship fee for July 1, 2013 through September 30, 2013 is based on our portfolio as of June 20, 2013. After September 30, 2013 the relationship fee will be based on our portfolio on the last day of the fiscal year. The fee may be adjusted annually on the basis of the annual increase or decrease in the CPI.

        To facilitate CBD's servicing of the military loans and retail installment contracts, we have granted CBD (i) the non-exclusive rights to use certain intellectual property, including our trade names and service marks, and (ii) the right to use our Daybreak loan processing system ("Daybreak") and related hardware and software. We have also granted CBD non-exclusive rights to market additional products and services to our customers. We retain all other borrower relationships.

Credit Loss Experience

        We closely monitor portfolio delinquency and loss rates in measuring the quality of our portfolio and the potential for ultimate credit losses. We attempt to control customer delinquencies through careful evaluation of the loans we purchase and credit history at the time the loan is originated and we continue this evaluation during the time CBD services the loan, including through collection efforts after charge-off has occurred.

Debt Protection Product

        In June of 2010, CBD began offering a debt protection product to customers. This product replaced the credit insurance products previously offered to customers. If our customers are killed, injured, divorced, unexpectedly discharged or have not received their pay, we will have payment obligations. The liability we establish for possible claims related to debt protection operations and the corresponding charges to noninterest income, net to maintain this amount are evaluated quarterly. See

"Management Discussion and Analysis of Financial Condition and Results of Operations—Sources of Income—Non-interest income, net."

Reinsurance Operations

        Prior to June 2010, one of our subsidiaries reinsured substantially all of the credit life, credit accident and health insurance policies sold by CBD on behalf of Assurant Group, an unaffiliated insurance carrier. This line of business provided us with an additional source of income from the earned reinsurance premiums. If a customer is killed, injured or becomes ill, including during war, our subsidiary will have payment obligations. The liability we may have for possible losses related to our reinsurance operations and the corresponding charges to our income to maintain this amount are immaterial to our overall business. See "Management Discussion and Analysis of Financial Condition and Results of Operations—Sources of Income—Non-interest income, net." In June 2010, CBD ceased selling reinsurance products.

Regulation

  General

        CBD and retail merchants who originate military loans and retail installment contracts are subject to extensive regulation, supervision and licensing by the OCC, Board of Governors of the Federal Reserve and other state and federal agencies. Failure to comply with these requirements can lead to, among other sanctions, termination or suspension of licenses, consumer litigation and administrative enforcement actions. If CBD cannot make loans or dealers are unable to finance active-duty or career retired U.S. military personnel and U.S. Department of Defense employees, this will have a material adverse impact on our business, results of operations and cash flow. See "Risk Factors."

  Financial Reform Regulations

        The Dodd-Frank Act was signed into law on July 21, 2010 and many provisions became effective on July 21, 2011. This financial reform law has changed the current regulatory environment and has affected the lending, deposit, investment, trading and operating activities of financial and depositary institutions and their holding companies and affiliates. See "Risk Factors."

  Reinsurance Regulations

        Our reinsurance subsidiary is subject to laws and regulations of the insurance authorities in the State of Nevada. These regulations cover such matters as its capitalization, reserve requirements, affiliate transactions, and permitted investments. They also place restrictions on the amount of dividends that the reinsurance subsidiary can pay to us and requires us to maintain a certain capital structure. As of September 30, 2013, the reinsurance subsidiary had the ability to pay us up to $1.3 million in dividends pursuant to these laws and regulations.

  Other Regulations

        Once we purchase finance receivables, we are obligated to comply with the Gramm-Leach-Bliley Act (the "GLB Act"), which was signed into law at the end of 1999 and contains comprehensive consumer financial privacy restrictions. Various federal enforcement agencies, including the Federal Trade Commission ("FTC"), have issued final regulations to implement the GLB Act. These restrictions fall into two basic categories. First, we must provide various notices to customers about privacy policies and practices. Second, the GLB Act restricts us from disclosing non-public personal information about the customer to non-affiliated third parties, with certain exceptions. If we violate this law, regulators may require us to discontinue disclosing information improperly and, in certain circumstances, customers may have a private right of action if such disclosure is made without the consent of the customer. We are also subject to federal and state securities and disclosure laws and regulations.

  Compliance

        We have procedures and controls in place to monitor compliance with laws and regulations. However, because these laws and regulations are complex and often subject to interpretation, or because of a result of unintended errors, we may, from time to time, inadvertently violate these laws and regulations. If more restrictive laws, rules and regulations are enacted or more restrictive judicial and administrative interpretations of those laws are issued, compliance with the laws could become more expensive or difficult. Furthermore, changes in these laws and regulations could require changes in the way we conduct our business, and we cannot predict the impact such changes would have on our profitability.

        CBD and the retail merchants who originate military loans and retail installment contracts purchased by us also must comply with both state and federal credit and trade practice statutes and regulations. If retail merchants fail to comply with these statutes and regulations, consumers may have rights of rescission and other remedies. In such cases, we have rights under our agreements with these merchants to require the merchant to repurchase the related retail installment contracts and to pay us for any damages we may incur or litigation costs, including attorney's fees and costs. However, if we are unable to enforce our agreement with the merchant, resulting consumer recession rights and remedies could have an adverse effect on our business, results of operation, financial condition and cash flow.

Competition

        We, along with our primary vendor, CBD, compete with independent finance companies, banks, thrift institutions, credit unions, credit card issuers, leasing companies, manufacturers, and vendors. Among our competitors are larger consumer finance companies that operate on a nationwide basis, as well as numerous regional and local consumer finance companies. We are also in direct competition with some companies that, like us, exclusively market products to military personnel. Some of these competitors are large companies that have greater capital, technological resources, and marketing resources than us. These competitors may also have access to additional capital at a lower cost.

        Competition also varies by delivery system and geographic region. For example, some competitors deliver their services exclusively via the Internet, while others exclusively through a branch network. In addition, CBD competes with other banks and consumer finance companies on the basis of overall pricing of loans, including interest rates and fees and general convenience of obtaining the loan.

Employee Relations

        CBD employees perform services for us and we pay management and record keeping services fees to CBD. We had no employees as of September 30, 2013. We do engage certain consultants on a contract basis.

Properties

        As of September 30, 2013, we did not own or lease any real property.

Legal Proceedings

        We are subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on our financial position or results of operations.

        On September 20, 2013, PSLF Inc. ("PSLF"), a wholly owned subsidiary of the Company that purchases consumer loans originated by the CBD, dismissed with prejudice its petition for legal review in Fulton County, Georgia Superior Court against the Georgia Department of Insurance (Office of the Industrial Loan Commissioner) and Ralph T. Hudgens, Industrial Loan Commissioner (the "Commissioner"), in his official capacity.

Mine Safety Disclosures

        Not applicable.

Availability of Reports, Certain Committee Charters and Other Information

        We make our SEC public filings available on our website, www.investpioneer.com. We have this information available in an extensible business reporting language ("XBRL").

        The SEC maintains an internet site at www.sec.gov that contains reports and other information regarding us. We will also provide printed copies of all our SEC filings to any investors upon request to Pioneer Financial Services, Inc., 4700 Belleview Ave, Suite 300, Kansas City, Missouri 64112, Attention: Investments.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of January 13, 2014:

Name	Age	Position
Joseph B. Freeman	43	Chief Executive Officer
Laura V. Stack	51	Chief Financial Officer, Treasurer, Asst. Secretary and Director
Robert F. Hatcher	72	Chairman
Timothy L. Stanley	55	Vice Chairman

        For each member of our executive team and our Board, we set forth below information regarding such member's business experience and the specific experience, qualifications, attributes and/or skills which, in the opinion of our Board, qualifies this person to serve as a director and are likely to enhance our Board's ability to manage and direct our business and affairs. The information in this section should not be understood to mean that any of the directors is an "expert" within the meaning of the federal securities laws.

        Joseph B. Freeman is our Chief Executive Officer. He became Chief Executive Officer on January 2, 2014 following the resignation of Thomas H. Holcom, Jr. Mr. Freeman served as our President from 2010 to January 2, 2014 and as Chief Operating Officer from 2007 to January 2, 2014. Prior to serving as our Chief Executive Officer Mr. Freeman held the dual role of Chief Strategy Officer and Chief Lending Officer. Since 2010, Mr. Freeman has served on the Board and our audit committee. He joined us in 2002 after serving as President of a successful Internet Marketing Company that helped clients align their marketing efforts with operations, ROI initiatives and strategic objectives. Mr. Freeman has considerable business experience in accounting, operations, consulting, and marketing. His community and philanthropic activities span a wide breadth of Kansas City organizations and universities. As such, Mr. Freeman has management and operational oversight experience of finance companies. As a former manager for Deloitte & Touche LLP, our registered accounting firm, he has accounting experience for public companies and understands the regulatory environment in which we operate.

        Since June 2007, Laura V. Stack has served as our Chief Financial Officer, Treasurer and Asst. Secretary. She has been a member of the Board since January 12, 2010 and a member of our audit committee and the audit committee financial expert since December 2010. Prior to December 2010, Ms. Stack was our Director of Corporate Finance and previously held the position of Controller. Ms. Stack joined us in 1999, after serving as Vice President for a financial services firm with responsibilities for accounting, cash management, financial/regulatory reporting, consolidating-corporation budget and auditing. Ms. Stack serves on the board of directors for the charitable organizations, Friends of Alvin Ailey and the Junior League. Ms. Stack has accounting experience and knowledge about public companies, the concerns and challenges faced in our industry, our regulatory environment and significant experience in financial reporting of finance companies to the SEC and our lenders.

        Robert F. Hatcher has served as a member of our Board since January 2010 and as Chairman since January 2, 2014. Mr. Hatcher has served as President and Chief Executive Officer of MCFC since its inception in 2002. Mr. Hatcher was the President of First Liberty Bank from 1988 until 1990 and President and Chief Executive Officer of that bank and its parent, First Liberty Financial Corp., from 1990 until its merger with BB&T in 1999. Prior to joining First Liberty, Mr. Hatcher served in various positions with Trust Company Bank (now SunTrust) for 27 years. He has been a director of MCFC since 2002. Mr. Hatcher has management and financial experience as a chief executive officer of a financial services company. He also has oversight and corporate governance experience as a current member and former chairman of the Board of Regents of the University System of Georgia and a current and former director of various corporate and nonprofit entities.

        Timothy L. Stanley has served as a member of our Board since December 18, 2013. Mr. Stanley has served as President and Chief Executive Officer of Heights since April 2003 and as the Chief Operating Officer of MCFC since September 2010. Prior to joining Heights, Mr. Stanley spent 23 years with Wells Fargo Financial and held a variety of positions in branch operations, marketing, client services, and technology during his tenure, including Senior Vice President of the Information Services Group. Mr. Stanley has management and financial experience as a chief executive officer and a chief operating officer of a financial services company. He has oversight responsibility for the operations, legal, information technology and human resources functions of MCFC, as well as ongoing corporate-wide initiatives. He also has oversight and corporate governance experience as a current member and former chairman of the American Financial Services Association and a current and former director of various corporate and nonprofit entities.

Director Compensation, Composition and Committees

        We have no outside independent directors and do not pay separate compensation for serving as a director.

        We are a wholly-owned subsidiary of MCFC. In view of this, the small size of our Board and that we do not have publicly traded equity securities that would be subject to exchange listing requirements, we do not have a separate standing nominating committee or compensation committee. The functions which are normally performed by those committees are performed by our Board as a whole. Our Board has formed an audit committee, consisting of two members of our Board, Laura V. Stack and Joseph B. Freeman. Ms. Stack has been appointed the chair of the audit committee and is an audit committee financial expert. The designation of a person as an "audit committee financial expert", within the meaning of the rules under Section 407 of the Sarbanes-Oxley Act of 2002, shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the audit committee, nor shall it decrease the duties and obligations of other audit committee members or the Board. The audit committee does not have a separate charter. In recognition of the expertise and experience of the audit committee of MCFC, our audit committee relies and expects to continue to rely heavily on MCFC's audit committee in fulfilling the functions of an audit committee. Our executive officers and directors, including our principal executive, financial and principal accounting officers are subject to our Code of Ethics, a copy of which may be obtained at no charge from us upon written request directed to us at Pioneer Financial Services Inc., 4700 Belleview Ave., Suite 300, Kansas City, Missouri 64112.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") describes the material elements of compensation awarded to, earned by, or paid to each of our Principal Executive Officer (referred to in this CD&A as our "Chief Executive Officer"), Principal Financial Officer (referred to in this CD&A as our "Chief Financial Officer") and other executive officers for all services rendered by these officers in all capacities to us during fiscal 2013. During the last completed fiscal year, Mr. Freeman and Ms. Stack were employed by CBD and Mr. Holcom, our former Chief Executive Officer, was employed primarily by MCFC. During fiscal 2013, the Chief Executive Officer provided less than 50% of his services to us. The Chief Financial Officer provided over 50% of her services to us. The other executive officers provided less than 50% of their services to us. Other than our Chief Executive Officer, Chief Financial Officer, and President and Chief Operating Officer, none of our executive officers earned or were paid or awarded compensation equal to or greater than $100,000 for services provided to us in fiscal 2013 in any capacity. As disclosed under "Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations," we pay CBD various fees for services provided to us. All compensation for the named and other executive officers for fiscal 2013, except the Chief Financial Officer, was paid by CBD, or MCFC, and reviewed by the Compensation Committee of the Board of Directors of MCFC. For fiscal 2013, the compensation of the Chief Financial Officer was reviewed by the President of the Company.

        Our Chief Executive Officer during fiscal 2013, Mr. Holcom, resigned from the Company effective January 2, 2014. Mr. Freeman was appointed our Chief Executive Officer effective January 2, 2014. In connection with such appointment, Mr. Freeman entered into an amendment to his employment agreement with the Company and MCB to provide for his appointment, to increase his annual base salary to $275,000 and to provide for a grant of 5,000 shares of restricted stock units of MCFC on February 1, 2014. The following CD&A describes the compensation of the named executive officers for fiscal 2013 and does not reflect the appointment of Mr. Freeman or the compensation under the amendment to his employment agreement with the Company and MCB.

        The purpose of this analysis is to summarize the philosophical principles, specific program elements and other factors considered in making decisions about executive compensation. Our compensation discussion and analysis primarily focuses on the compensation information for the last completed fiscal year, as contained in the tables, related footnotes and other narrative descriptions which follow this discussion, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

MCFC Compensation Committee's Responsibilities

        The Board of Directors of MCFC (the "MCFC Board") established the MCFC Board Compensation Committee (the "Committee") that is responsible for oversight of MCFC's executive compensation program, including stock grants, to ensure that CBD and MCFC provide the appropriate motivation to retain key executives and employees and achieve superior corporate performance and stockholder value. The Committee is responsible for all matters dealing with executive officers' and director's compensation including: annual incentive plans, employment contracts for executive officers and restricted stock unit awards for eligible employees.

        The Committee is composed of three MCFC Board Directors and meets approximately four times per year. Reports of the Committee's actions and recommendations are presented to the full MCFC Board after each meeting. In May 2012, the Committee engaged Blanchard Consulting Group ("Blanchard"), an independent executive compensation consultant, to advise it on compensation practices for executive officers based on information provided to Blanchard by MCFC's management and Blanchard's independent research. Blanchard completed a formal executive compensation review ("Blanchard Report") and presented this to the Committee in September 2012. A formal review of executive compensation is completed every two years by an independent executive compensation consultant.

Compensation Philosophy

        MCFC is a privately held company and its primary concerns are improving shareholder value for its shareholders and meeting our obligations to our investment note holders. Accordingly, the guiding compensation philosophy of the Committee is to establish a compensation program that will enable the attraction, development, and retention of key executives and employees who are motivated to achieve excellent corporate performance, strong results of operations and cash flows and sustained long-term shareholder value. Furthermore, the pay practices we have in place do not encourage employees to take inappropriate or excessive risks that would be potentially detrimental to our financial or operating results, our cash flow, our profits and the interests of our investment note holders.

Program Elements

        Our executive compensation program is composed of base salary, annual incentive compensation and long-term incentive compensation. The following table outlines the total compensation earned by, and awarded to, our named executive officers for services provided to us in any capacity.

Total Compensation

Name and Principal Position	Year	Salary	Annual Incentive(1)	Restricted Stock Awards	All Other Compensation	Total Annual Compensation
Thomas H. Holcom Jr.
Chief Executive Officer	2013	$108,000	$—	$2,003	$8,754	$118,757
Chief Executive Officer	2012	70,654	9,564	10,312	6,200	96,730
President and Chief Executive Officer	2011	65,923	48,834	11,682	6,457	132,896
Joseph B. Freeman
President and Chief Operating Officer	2013	$72,577	$—	$2,003	$5,064	$79,644
President and Chief Operating Officer	2012	64,385	4,643	4,492	5,521	79,041
Chief Operating Officer	2011	58,950	38,401	3,704	5,524	106,579
Laura V. Stack
Chief Financial Officer	2013	$92,001	$36,757	$4,007	$6,605	$139,370
Chief Financial Officer	2012	88,972	—	3,084	7,962	100,018
Chief Financial Officer	2011	85,217	49,009	—	8,020	142,246

(1)
Annual incentives earned are paid primarily in the subsequent fiscal year.

Base Salary

        Base salaries are determined after considering an individual's responsibilities, experience and overall job performance. The Committee reviewed the competitiveness of base compensation as compared to market published survey data and a third party peer group in the Blanchard Report. Base salaries are targeted at the midpoint to seventy-fifth percentile of the market based on job experience and as compared to similar positions in markets where we compete for talent.

        The third party peer group of companies consists of:

	Company Name	Ticker	Total Assets 2011Y ($000)	Market Cap 2011Y ($M)	ROAA 2011Y (%)	ROAE 2011Y (%)	Net Interest Margin 2011Y (%)
1	Home BancShares, Inc.	HOMB	3,604,117	733	1.50	11.53	4.69
2	Community Trust Bancorp, Inc.(1)	CTBI	3,591,179	454	1.11	10.91	4.13
3	Republic Bancorp, Inc.(2)	RBCAA	3,419,991	480	2.76	21.42	5.09
4	Southside Bancshares, Inc.	SBSI	3,303,817	357	1.29	16.69	3.60
5	First Financial Corporation(1)(2)	THFF	2,954,061	439	1.49	10.88	4.50
6	Lakeland Financial Corporation(2)	LKFN	2,889,688	418	1.10	11.78	3.54
7	State Bank Financial Corporation	STBZ	2,776,334	479	1.56	11.38	7.00
8	CoBiz Financial Inc.(2)	COBZ	2,423,504	214	1.39	16.23	4.23
9	S.Y. Bancorp, Inc.(2)	SYBT	2,053,097	284	1.20	13.14	3.99
10	Hills Bancorporation	HBIA	2,018,297	300	1.36	14.96	3.78
11	German American Bancorp, Inc.(2)	GABC	1,873,767	229	1.11	12.67	3.84
12	Bryn Mawr Bank Corporation(3)	BMTC	1,774,907	257	1.14	11.08	3.96
13	Bank of Kentucky Financial Corporation(2)	BKYF	1,744,724	149	1.00	10.10	3.73
14	Mercantile Bank Corporation	MBWM	1,433,229	84	2.45	28.30	3.60
15	West Bancorporation, Inc.(2)	WTBA	1,269,524	167	1.18	11.27	3.58
16	First Citizens Bancshares, Inc.	FIZN	1,053,549	112	1.19	12.34	4.24
17	Ames National Corporation	ATLO	1,035,564	182	1.38	10.82	3.60
18	EZCORP, Inc.	EZPW	756,450	1,433	18.04	20.63	NM
19	World Acceptance Corporation	WRLD	666,397	1,024	13.82	22.95	63.79
20	CompuCredit Holdings Corporation	CCRT	647,907	81	17.21	169.77	15.47
21	First Cash Financial Services, Inc.	FCFS	357,096	1,056	21.58	24.86	NM
22	Regional Management Corporation	RM	304,150	NA	8.09	51.10	29.42
23	America's Car-Mart, Inc.	CRMT	276,409	257	10.53	15.63	11.98
24	Nicholas Financial, Inc.	NICK	243,643	144	7.30	15.87	22.57

        All executive officers are eligible for an annual merit increase to base salary, effective January 1st, based primarily on performance of job responsibilities and accomplishment of predetermined performance objectives. Job accomplishments are measured by a written performance appraisal which includes evaluating the key responsibilities of the position using five levels of defined performance ratings culminating in an overall job performance rating. During fiscal 2013, the Chief Executive Officer of MCB evaluated Mr. Freeman's performance and the President of the Company evaluated Ms. Stack. The Chief Executive Officer of MCFC evaluated our Chief Executive Officer's performance.

Annual Incentive

        CBD and MCFC provide our named executive officers with an annual opportunity to earn cash incentive awards through the Annual Incentive Plan (the "AIP"). Annual incentive compensation is paid in cash. Incentive opportunity levels for named executive officers are generally positioned at or above market competitive levels. Cash incentives are targeted to be between the midpoint and seventy-fifth percentile when targeted performance is met and above the seventy-fifth percentile when maximum performance is met. Additionally, the Company believes in deferring a portion of the AIP to ensure accurate performance measurement and to add a retention component to short-term awards.

Incentive and Retention Plan Awards

	Threshold	Target	Maximum
Thomas H. Holcom Jr.	$43,200	$70,200	$102,600
Joseph B. Freeman	$32,660	$43,546	$54,433
Laura V. Stack	$27,600	$41,400	$55,200

        For fiscal 2013, Mr. Holcom's annual incentive was based 25% on our pre-tax income, 50% on the operating earnings of MCFC and 20% based on delinquency plus net charge-offs and 5% on customer count. To receive an incentive payment, the minimum performance objective must be achieved. Ten percent of Mr. Holcom's annual earned cash incentive is deferred for a period of two years, with 50% of the deferred incentive paid after one year and the remaining 50% paid after two years.

        For fiscal 2013, Mr. Freeman's annual incentive was based 30% on CBD pre-tax income, 10% on consolidated MCB pre-tax income, 20% on the operating earnings of MCFC, 20% based on our delinquency plus net charge-offs combined with CBD, 10% based on loan portfolio level and 10% based on customer count. To receive an incentive payment, the minimum performance objective must be achieved. Ten percent of Mr. Freeman's annual earned cash incentive is deferred for a period of two years, with 50% of the deferred incentive paid after one year and the remaining 50% paid after two years.

        For fiscal 2013, Ms. Stack's annual incentive was based 35% on our operating earnings combined with the operating earnings of CBD, 15% on the loan portfolio yield, 15% on our efficiency ratio combined with CBD, 25% on customer count and 10% on the operating earnings of MCFC. To receive an incentive payment, the minimum performance objective must be achieved.

Long Term Incentive

        CBD and MCFC provide our executive officers with a Long Term Incentive Plan ("LTIP") that annually grants restricted MCFC stock unit awards to officers based on the earned annual cash incentive, if one is earned. The restricted MCFC stock unit awards vest 40% on the third anniversary of the grant date, 30% on the fourth anniversary of the grant date and 30% on the fifth anniversary of the grant date.

        The Committee reviewed the competitiveness of LTIP compensation as compared to market published survey data and a third party peer group in the Blanchard Report. The following table provides information concerning options exercised and restricted stock awards vested during the year ended September 30, 2013, for each of our named executive officers.

Option Exercises and Restricted Stock Vested

	Option Awards		Restricted Stock Units
Name	Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired	Value Realized on Vesting ($)
Thomas H. Holcom Jr.
December 1, 2012	—	$—	252	$2,003
December 1, 2011	—	—	963	10,312
December 1, 2010	—	—	1,733	11,682
Joseph B. Freeman
December 1, 2012	—	$—	252	$2,003
December 1, 2011	—	—	419	4,492
December 1, 2010	—	—	550	3,704
Laura V. Stack
December 1, 2012	—	$—	504	$4,007
December 1, 2011	—	—	288	3,084
December 1, 2010	—	—	—	—

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code provides guidance on the deductibility of compensation paid to our five highest paid officers. CBD has taken the necessary actions to ensure the deductibility of payments under our annual and long-term performance incentive compensation plans. CBD and MCFC also intend to take the actions necessary to maintain the future deductibility of payments and awards under these programs.

Conclusion

        We are satisfied that the base salary, annual incentive plan and long-term incentive plan provided to our named executive officers by CBD and MCFC are structured to foster a performance-oriented culture. They create strong alignment with the long-term best interests of our shareholder and noteholders. Compensation levels are reasonable in light of services provided, executive performance, our performance and industry practices. Furthermore, the pay practices we have in place do not encourage employees to take inappropriate or excessive risks that would be potentially detrimental to our financial or operating results, our cash flow, our profits and the interests of our investment note holders.

Potential payments upon termination

        Assuming the employment of the following named executive officers were to be terminated by the Company without cause or by such executives with good reason as of September 30, 2013, each named executive officer would be entitled to payments as stipulated in the terms of his signed Employment Agreement, as follows.

 Severance Benefits

	Average Base Salary(1)	Average Annual Incentive	Total
Thomas H. Holcom Jr.	$81,526	$19,466	$100,992
Joseph B. Freeman	65,304	14,348	79,652

(1)
Average amounts are based on the most current three years

        Assuming the employment of our named executive officers were to be terminated due to death, disability or retirement after attaining age 65, restricted stock unit awards would automatically vest. If employment of the named executive officer is terminated because of death or disability, stock options may be exercised to the extent exercisable on the termination date. In the case of retirement after attaining age 65, stock options and restricted stock unit awardswould become fully vested on the termination date. Upon all other terminations, the amounts in the AIP and LTIP would be forfeited.

REPORT OF THE COMPENSATION COMMITTEE

        Our Board serves as our Compensation Committee and has, with the assistance of the MCFC Compensation Committee, reviewed and discussed the CD&A presented above with management. Based on that review and discussion, our Board has recommended that the Compensation Discussion and Analysis be included in this Registration Statement on Form S-1.

By our Board: Joseph B. Freeman, Laura V. Stack, Robert F. Hatcher and Timothy L. Stanley.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The current members of the Board are set forth in the preceding section. During the past three fiscal years, none of our executive officers served on the MCFC Compensation Committee or any compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the MCFC Compensation Committee. Our Board is our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        As of September 30, 2013, MCFC, a Georgia corporation, owns one share of our common stock, which constitutes our only outstanding and issued share of common stock. We have no other class of capital stock authorized. The address of MCFC is 201 Second Street, Suite 950 (31201), P.O. Box 4164, Macon, Georgia 31208. MCFC has sole voting and investment power with respect to the share of our common stock set forth above. Neither our directors nor any of our executive officers own any shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

        Our former Chief Executive Officer, Thomas H. Holcom, Jr., and certain immediate family members own investment notes issued by us. Amounts held by these related parties totaled $549,713 and $843,292 at September 30, 2013 and 2012 respectively. These investment notes will mature in 2014, 2015 and 2021, and bear a weighted average interest rate of 5.82%. Carol Jackson, a member of the MCFC Board of Directors, owns investment notes issued by us. Amounts held by her totaled $585,906 and $541,250 at September 30, 2013 and 2012 respectively. These investment notes will mature in 2014 and bear a weighted average interest rate of 8.25% (see Note 7 to the consolidated financial statements).

        We entered into a LSMS Agreement with CBD in June 2013. Under the LSMS agreement, we buy certain military loans that CBD originates and receive management and record keeping services from

CBD. The following table represents the related party transactions associated with this agreement and other related transactions for the periods presented.

	As of and for the Years Ended September 30,
	2013	2012	2011
Loan purchasing:
Loans purchased from CBD	$235,076,964	$239,616,353	$251,013,073

Management and record keeping services:
Monthly servicing to CBD(1)	$31,381,573	$33,820,834	$33,609,257
Monthly relationship fee to CBD(2)	4,759,230	5,084,245	5,173,367
Monthly management fee to MCFC(3)	674,200	750,000	750,000

Total management and record keeping services	$36,815,003	$39,655,079	$39,532,624

Other transactions:
Fees paid to CBD in connection with loans purchased ($30.00 each loan purchased)	$3,401,220	$3,276,540	$3,630,526
Tax payments to MCFC	7,431,763	9,844,816	13,727,467
Dividends paid to MCFC	24,618,033	6,773,313	8,845,387
Expenses reimbursed to MCFC(4)	979,300	745,932	472,776

Total other transactions	$36,430,316	$20,640,601	$26,676,156

(1)
Monthly servicing fee to CBD was 0.68% of outstanding principal for the six months ended September 30, 2013. Prior to April 1, 2013, the monthly servicing fee was 0.7% of outstanding principal.

(2)
Monthly relationship fee to CBD is equal to $2.82 for each loan owned at June 21, 2013 for the three months ended September 30, 2013. Prior to June, 21, 2013, the monthly relationship fee was $2.82 for each loan owned at the prior fiscal year end.

(3)
$750,000 annual maximum for fiscal years 2013, 2012 and 2011.

(4)
$1,640,000 annual maximum for fiscal year 2013, plus 7% per annum thereafter.

POLICIES AND PROCEDURES

        Our audit committee, with the assistance of the MCFC Board, reviews, approves or ratifies any related party transactions. The review includes the nature of the relationship, the materiality of the transaction, the related person's interest in the transaction and position, the benefit to us and the related party, and the effect on the related person's willingness or ability in making such determination to properly perform their duties here.

DIRECTOR INDEPENDENCE

        Our Board currently consists of the following four persons: Joseph B. Freeman, Laura V. Stack, Robert F. Hatcher and Timothy L. Stanley. As each of these individuals is an executive officer of PFS or an executive officer of our parent, our Board has determined that none of these individuals are independent, as the term is defined under the listing standards of the NASDAQ Global Select Market. Our only outstanding share of common stock is held by MCFC and neither our common stock nor investment notes are listed on any national exchange stock. None of the members of our Board sit on the board of directors of any public company.

 DESCRIPTION OF INVESTMENT NOTES

General

        The notes are being issued under a Second Amended and Restated Indenture dated as of December 29, 2009 ("indenture") between us and U.S. Bank National Association, as trustee. The indenture was originally executed on May 12, 2003 and was amended and restated in 2004 to reflect the change of the title of the securities from junior subordinated debentures to investment notes. In 2009, the indenture was amended and restated to reflect changes in our senior indebtedness, and the new SSLA and to facilitate the public offering of investment notes. No other substantive changes were made to the indenture. The indenture was filed as an exhibit to our registration statement filed on December 31, 2009. You can also obtain a copy of the indenture from us. Below, we have summarized certain parts of the indenture. The summary is not complete and you should read the indenture in its entirety for provisions that may be important to you. In the summary below, we have included references to the section number of the indenture provision that is summarized so you can easily locate these provisions. Capitalized terms used in this summary have the meanings specified in the indenture.

        The notes are unsecured obligations and are subordinate to all of our senior indebtedness and rank equal in payment with our junior subordinated debentures issued to Missouri residents only and all prior to November 1, 2002 and investment notes issued prior to December 31, 2010. See "—Subordination". Unless otherwise agreed upon, each note will have a term of not less than 12 months and not more than 120 months as determined by us and the holder at the time the note is purchased. (Section 2.2(b)). There is no sinking fund or similar provision for payment of the notes at maturity. We will pay maturing notes from our general funds. (Section 2.2(e)).

        The notes will be issued, without coupons, in any amount $10,000 or greater. (Section 2.2(a)). Under certain conditions discussed below, the notes automatically renew. We may redeem the notes prior to their maturity, but the holders have no right to redeem the notes prior to maturity. (Article 3). The notes will mature on the date specified on the note.

Renewal

        The notes contain a renewal provision which effectively extends the maturity date of and resets the interest rate on the note upon maturity unless the holder requests repayment in writing. The principal amount of the renewed note will equal the principal amount of the note on the most recent maturity date, plus all accrued and unpaid interest. The term of a renewed note will be equal to the original term of the note, and the interest rate of the note will be equal to the interest rate we are then paying on notes of a like term and principal amount, which may be higher or lower than the interest rate on the original note. (Section 2.2(d)).

        At least 20 days prior to the maturity date of a note, we will send the note holder a written notice reminding the holder of the pending maturity of the note and that it will be renewed unless the holder requests repayment in writing within 20 days after the maturity date and a copy of the current prospectus for the notes. The notice will also state the place where the note may be surrendered for payment. (Section 2.2(d)).

        While we have the right to renew a note, we have no obligation to renew a note and may pay it in full upon maturity. So long as we have an effective registration statement on file with the SEC and the securities commissions of the states in which the notes are sold, we currently intend to renew the notes. If we do not have an effective registration statement on file with the SEC and the securities commissioners of the states in which the notes are sold, we will pay the notes in full upon maturity. (Article 3).

Subordination

        The payment of principal and interest on the notes is subordinated to all of our senior indebtedness, as described below. Upon the maturity of our senior indebtedness, by lapse of time, acceleration or otherwise, the holders of the senior indebtedness will be entitled to receive payment in full before the holders of the notes are entitled to receive any payment. The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we or any of our subsidiaries may create, incur, assume or guarantee. As a result of these subordination provisions, upon default, holders of the notes may recover less than holders of our senior indebtedness. (Section 10.3).

        Under the indenture, our "senior indebtedness" means all outstanding indebtedness (present or future) created, incurred, assumed or guaranteed by us (and all renewals, extensions or refundings thereof), which is (a) not expressly subordinate or junior to any other indebtedness of us; (b) which is expressly subordinate and junior to the indebtedness described in clause (a) but not to any other of our indebtedness and (c) which is expressly subordinate and junior to the indebtedness described in clauses (a) and (b) but not to any other of our indebtedness. Senior indebtedness includes, but is not limited to, (x) the guarantee by us of any indebtedness of any other person (including, without limitation, our subordinated indebtedness of another person), unless such indebtedness is expressly subordinated to the notes, (y) any indebtedness to any of our subsidiaries, and (z) our indebtedness under the SSLA. Notwithstanding anything herein to the contrary, senior indebtedness does not include junior subordinated debentures, investment notes and money saver certificates issued prior to December 31, 2010, which in the aggregate was in the amount of $52,877,941, including outstanding principal and accrued interest, as of December 31, 2010.

        The notes sold in this offering will rank equally with each other, and with our outstanding junior subordinated debentures issued prior to November 1, 2002 and any investment notes purchased prior to December 31, 2010 and are subordinate and junior in rank, priority and right of payment to all of our senior indebtedness. (Section 2.2(e)).

        Nothing in the indenture prohibits us from entering into another indenture to issue other investment notes or securities which are senior to, have the same rights and obligations of, or are subordinate to the investment notes.

Interest

        We may change the interest rates at which we offer notes from time to time based on market conditions, our financial requirements, the principal amount of the note and the term to maturity chosen by the purchaser, but no such change will affect the interest rate of any note purchased before the effective date of such change. Except as otherwise stated below, the interest rate applicable to the notes will be the rate set forth in the supplement to this prospectus in effect as of the date of the issuance of the note. Interest payable for any month or portion of a month will be computed on the basis of the number of days elapsed in a 360-day year or twelve 30-day months. (Section 2.2(c)).

        Interest on a note accrues from the date of issue, which is deemed to be the date we receive and accept proper documentation, including an executed subscription agreement, and appropriate funds, but only if they are received before 3:00 p.m. on a business day. If we receive the documents and funds on a non-business day or after 3:00 p.m. on a business day, then the date of issue will be deemed to be the next business day. For this purpose, business days are Monday through Friday, except for Missouri legal holidays. (Sections 1.1 and 2.2(c)).

        We will pay or compound interest on the notes annually, at the election of the note holder. We will pay interest on compounded interest at the same rate paid on the underlying principal. Holders of notes in principal amounts of $10,000 or more may, in return for a 0.5% reduction in the interest rate on the note, elect to receive monthly interest payments. (Section 2.2(c)).

        Interest rates on notes in a principal amount in excess of $100,000 will be negotiated on a case by case basis based upon our financial requirements, the term of the investment and prevailing interest rates. (Section 2.2(c)).

Redemption at the Option of Pioneer

        We may, at our option, redeem any or all of the notes on at least 30 days' written notice to each holder at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued interest on a daily basis up to, but not including, the redemption date. We will pay no premium upon redemption of the notes. We may select notes for redemption in our sole discretion. (Article 3).

Modification of Indenture

        We, together with the trustee, may modify the indenture at any time with the consent of the holders of not less than a majority in principal amount of the notes that are then outstanding. However, we and the trustee may not make a modification to the indenture without the consent of each holder affected if the modification; (1) affects the terms of payment of, the principal of, or any interest on any note; (2) changes the percentage of note holders whose consent to a waiver or modification is required; (3) affects the subordination provisions of the indenture in a manner that adversely affects the right of any holder or (4) waives any event of default in the payment of principal of, or interest on, any note.

        Without action or consent by the note holders, we and the trustee may amend the indenture or enter into supplemental indentures to clarify any ambiguity, defect or inconsistency in the indenture, to provide for the assumption of the notes by any successor to us, to make any change to the indenture that does not adversely affect the legal rights of any note holders, or to comply with the requirements of the Trust Indenture Act of 1939, as amended. We will give written notice to the note holders of any amendment or supplement to the indenture or notes. (Sections 9.1 and 9.2).

Place, Method and Time of Payment

        We will pay principal and interest on the notes at our principal executive office, or at such other place as we may designate for that purpose; provided, however, that if we make payments by check, they will be mailed to the holder of the note at his or her address appearing on the register of the notes maintained by the registrar at the close of business ten (10) days prior to such payment date. Any payment of principal or interest which is due on a nonbusiness day will be payable by us on the next business day immediately following that nonbusiness day and no additional interest will accrue in the intervening period. (Section 4.1).

Events of Default

        An event of default is defined in the indenture as being a default in payment of principal or any installment of interest on the notes which has not been cured following 10 days' written notice; our becoming subject to certain events of bankruptcy or insolvency; or our failure to comply with provisions of the notes or the indenture and the failure is not cured or waived within 60 days after we have received notice of such failure from the trustee or from the holders of at least a majority in principal amount of the outstanding notes. (Section 6.1).

        If an event of default occurs and is continuing, the trustee or the holders of a majority in principal amount of the then outstanding notes may declare the principal of and the accrued interest on all outstanding notes due and payable. (Section 6.2). If such a declaration is made, we are required to pay the principal of and interest on all outstanding notes within 90 days after the declaration, so long as the senior indebtedness has not matured by lapse of time, acceleration or otherwise. (Section 10.4). We are required to file annually with the trustee an officer's certificate that certifies the absence of defaults under the terms of the indenture. We are also required to file with the trustee and the paying agent prompt notice of an event of default under the indenture and any default related to any senior indebtedness. (Section 4.3).

        The indenture provides that the holders of a majority of the aggregate principal amount of the notes at the time outstanding may, on behalf of all holders, waive any existing event of default or compliance with any provision of the indenture or the notes, except a default in payment of principal or interest on the notes or an event of default with respect to a provision that cannot be amended without the consent of each affected holder. In addition, the trustee may waive an existing event of default or compliance with any provision of the indenture or notes, except in payments of principal or interest on the notes, if the trustee in good faith determines that a waiver or consent is in the best interests of the holders of the notes. (Section 6.4).

        If an event of default occurs and is continuing, the trustee is required to exercise the rights and duties vested in it by the indenture and to use the same degree of care as a prudent person would exercise under the circumstances in the conduct of his or her affairs. The trustee however, is under no obligation to perform any duty or exercise any right under the indenture at the request, order or direction of any note holders unless the trustee receives indemnity satisfactory to it against any loss, liability or expense (Section 7.1). Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. The indenture effectively limits the right of an individual note holder to institute legal proceedings in the event of our default. (Section 6.5).

Satisfaction and Discharge of Indenture

        The indenture may be discharged upon the payment of all notes outstanding issued under the indenture. (Article 8).

Reports to the Securities and Exchange Commission

        We plan to file annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three fiscal quarters of each fiscal year with the Securities and Exchange Commission while the registration statement containing this prospectus is effective and as long thereafter as we are required to do so. (Section 4.2). Copies of such reports will be sent to any note holder upon written request.

Service Charges

        We reserve the right to assess service charges and fees for issuing notes to replace lost or stolen notes, to transfer a note, or to issue a replacement interest payment check. (Sections 2.6 and 2.7).

Transfer

        A note holder may not transfer any note until the registrar has received, among other things, appropriate endorsements and transfer documents and any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer any note for a period beginning 15 days before the date notice is mailed of the redemption or the maturity of such note and ending on the redemption of such note or 21 days after the maturity date of the note, as appropriate. (Section 2.6). No assurance can be given that a note holder will be able to sell any note or to sell any note at a profit. See "Risk Factors—Your investment in the notes is illiquid."

Concerning the Trustee

        The indenture contains certain limitations on the right of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property with respect to any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires certain conflicting interests and if any of the indenture securities are in default, it must eliminate such conflict or resign. (Sections 7.10 and 7.11).

Accounts

        We are qualified to serve as custodian for individual retirement accounts, simplified employee pension accounts, Roth IRAs and Coverdell education savings accounts. Qualifying investors may choose to establish one of these accounts with us to hold their notes.

PLAN OF DISTRIBUTION

        Pursuant to this prospectus, we are offering up to $50,000,000 in aggregate principal amount of the notes. We will offer the notes through our officers and employees directly without an underwriter or agent and on a continuous basis. This offering will expire on January 28, 2015. However, we have the right to terminate this offering at any time before that date.

        We plan to offer the notes through our officers and employees in accordance with Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and all applicable state securities laws. We intend to conduct the offering by direct mail, advertisements in print and electronic media, and other methods, all in compliance with applicable laws and regulations, including securities laws. Our officers and employees will not receive any additional compensation or commission for their selling efforts. Except as set forth below, once received and accepted orders will be irrevocable and no funds will be refunded.

        We do not currently use a broker-dealer or an agent to assist in the sales of the notes. We may employ the services of a FINRA member broker-dealer in the future for purposes of offering the notes on a "best-efforts" or agency basis. If an agreement concerning the use of the services of any broker-dealer is reached, we will file a post-effective amendment to the registration statement containing this prospectus to disclose the name of the broker-dealer, the compensation being paid to the broker-dealer and any other material terms of our agreement with the broker-dealer, including any agreement that we make to indemnify the broker-dealer against specific liabilities, including liabilities under the Securities Act of 1933. Any written agreement that we reach with the broker-dealer will also be filed as an exhibit to the registration statement. We will cease selling the notes until the SEC declares the registration statement effective.

        We plan to sell the investment notes only to accredited investors as defined in rule 501 of Regulation D under the Securities Act of 1933 or to persons who meet the suitability requirements of their state of residency and have at least:

  •
  a gross annual income of $65,000 and a net worth of $65,000 (exclusive of home, home furnishings and automobiles); or

  •
  a net worth of $150,000 (exclusive of home, home furnishings and automobiles); and

  •
  no more than 10% of their liquid net worth invested in the notes, unless defined as an accredited investor. Liquid net worth is the portion of a person's total net worth that is comprised of cash, cash equivalents, and readily marketable securities.

        The notes may be purchased only by means of a written offer to purchase in the form provided by us. We will not accept an offer to purchase notes or negotiate checks delivered for payment on the sale of notes until five business days following the date the prospective purchaser has received the final prospectus and any related prospectus supplement. If we receive a properly executed offer to purchase and payment for the purchase of notes from any person who has previously received the final prospectus but who has not received a current prospectus supplement, we will not accept the offer to purchase or any payment for a note until five business days following the mailing of a confirmation of sale and a current prospectus supplement to such prospective purchaser.

        Once we accept an offer, however, the purchase of the note and the issuance of certificates for the note will be deemed to have occurred as of the date we receive and accept the offer to purchase and payment. We reserve the right to reject any offer to purchase, in whole or in part. In the event your offer is not accepted, we will promptly refund your funds, without deduction of any costs and without interest.

        There is no established trading market for the notes, and we do not expect one to develop.

        Investors seeking information as to the current interest rates for the notes may contact us at (816) 756-2020 to receive a current quote as to such rates.

        We reserve the right to withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, orders previously received will be irrevocable and no funds will be refunded.

NOTICE TO MISSOURI RESIDENTS

        The Missouri Securities Division has determined that an investment in the notes is not suitable for any person who:

  •
  does not have a gross income of at least $65,000 and a net worth of at least $65,000 (exclusive of home, home furnishings and automobiles); or

  •
  does not have a net worth of at least $150,000 (exclusive of home, home furnishings and automobiles); and

  •
  has more than 10% of their liquid net worth invested in the notes.

        In determining whether to sell notes to a particular investor, we will comply with the general standards set forth above. See "Plan of Distribution."

VALIDITY OF INVESTMENT NOTES

        The validity of the notes being offered by this prospectus has been passed upon for us by Stinson Morrison Hecker LLP, Kansas City, Missouri.

EXPERTS

        The consolidated financial statements included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the investment notes offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in PFS, nor was any such person connected with the PFS as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, applicable regulations, judicial authority and current administrative rulings now in effect, all of which are subject to change, potentially with a retroactive effect.

        This summary applies only to United States holders that are beneficial owners of the notes as "capital assets," within the meaning of Code Section 1221. This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules such as (1) banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, (2) S corporations, (3) holders subject to the alternative minimum tax, (4) tax-exempt organizations, (5) insurance companies, (6) foreign persons or entities, (7) brokers or dealers in securities or currencies, (8) holders whose "functional currency" is not the U.S. dollar, (9) persons that will hold the notes as a position in a hedging transaction, "straddle," "conversion transaction" (as defined for tax purposes), or (10) persons deemed to sell the notes under the constructive sale provisions of the Code. This summary discusses the Federal income tax considerations applicable to the initial purchase of the notes and does not discuss the tax considerations of a subsequent purchase of the notes. Each prospective purchaser of notes should consult his or her own tax advisor.

        The interest income earned on the notes will be taxable as ordinary income to the holders of the notes. The holder will report the interest income earned on the note in accordance with the holder's method of accounting for Federal income tax purposes. Holders of notes using the cash basis of accounting will report the interest income in the year the interest is actually or constructively received. Because a note holder has the option to receive monthly payment of interest income on the note, the interest income will be treated as constructively received by a cash basis taxpayer on each interest payment date irrespective of whether a note holder has exercised such option. Holders of notes using the accrual basis of accounting will include the interest income ratably over the term of the note.

        Upon the sale, exchange or redemption of a note, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income and not added to the note's basis, which amount may be received without generating further income) and (2) such holder's adjusted tax basis in the note. A holder's adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by the holder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the note is more than twelve months at the time of sale, exchange or redemption. Under current law, long-term capital gains recognized by some noncorporate holders, including individuals, will generally be subject to taxation at capital gains rates. The deductibility of both short-term and long-term capital losses are subject to various limitations.

        Under the Code, we must report the interest earned on notes with respect to each holder to the Internal Revenue Service on the appropriate Form 1099, a copy of which will also be provided to a note holder. No portion of interest generally will be withheld for holders who properly provide us with a taxpayer identification number on Forms W-8 or W-9. If a note holder does not provide us with a taxpayer identification number on Forms W-8 or W-9, we are required to withhold tax on any interest paid. The backup withholding rate for 2014 is scheduled to be 28% of the interest. It is our policy not to sell to anyone refusing to provide a taxpayer identification number on a Form W-8 or W-9.

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, Washington, D.C., our registration statement on Form S-1 under the Securities Act with respect to the notes offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our notes sold in this offering, refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement.

        A copy of our registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and schedules thereto.

        As a result of the offering, we are subject to the informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to such requirements by filing periodic reports and other required information with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Stockholder of Pioneer Financial Services, Inc.
Pioneer Financial Services, Inc.
Kansas City, MO.

        We have audited the accompanying consolidated balance sheets of Pioneer Financial Services, Inc. (the "Company") as of September 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholder's equity, and cash flows for the three years ended September 30, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2013 and 2012, and the results of their operations and their cash flows for each of the three years ended September 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/Deloitte & Touche LLP
Minneapolis, MN
December 23, 2013

PIONEER FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2013 AND 2012

	As of September 30,
	2013	2012
ASSETS
Cash and cash equivalents—non-restricted	$1,922,956	$2,136,520
Cash and cash equivalents—restricted	623,333	727,857
Investments—non-restricted	1,718,741	3,360,773
Investments—restricted	—	1,024,134
Gross finance receivables	364,197,688	396,803,008
Less:
Unearned fees	(18,125,776)	(35,892,490)
Allowance for credit losses	(31,400,000)	(29,000,000)

Net finance receivables	314,671,912	331,910,518
Furniture and equipment, net	383,241	565,027
Net deferred tax asset	13,880,388	13,377,298
Prepaid and other assets	10,002,570	7,913,040
Deferred acquisition costs	2,508,789	5,485,083
Goodwill	31,474,280	31,474,280
Intangibles, net	3,798,200	5,504,600

Total assets	$380,984,410	$403,479,130

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Revolving credit line—banks	$19,240,000	$19,450,000
Accounts payable	191,394	536,919
Accrued expenses and other liabilities	5,391,059	9,898,053
Amortizing term notes	187,581,690	186,230,677
Investment notes	63,907,784	67,428,441

Total liabilities	276,311,927	283,544,090

Stockholder's equity:
Common stock, no par value; 1 share issued and outstanding	86,394,200	86,394,200
Accumulated other comprehensive income	9,284	58,410
Retained earnings	18,268,999	33,482,430

Total stockholder's equity	104,672,483	119,935,040

Total liabilities and stockholder's equity	$380,984,410	$403,479,130

See Notes to Consolidated Financial Statements

PIONEER FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2013	2012	2011
Interest income and fees	$109,769,658	$113,249,059	$114,121,026
Interest expense	18,276,134	19,250,406	19,202,745

Net interest income before provision for credit losses	91,493,524	93,998,653	94,918,281
Provision for credit losses	36,424,082	34,617,355	25,565,703

Net interest income	55,069,442	59,381,298	69,352,578
Debt protection income, net
Debt protection revenue	5,689,751	8,346,102	7,589,289
Claims paid and change in reserves	(3,255,256)	(2,944,824)	(1,607,426)
Third party commissions	(612,742)	(898,811)	(235,662)

Total debt protection income, net	1,821,753	4,502,467	5,746,201
Other revenue	116,963	307,106	1,620,383

Total non-interest income, net	1,938,716	4,809,573	7,366,584
Non-interest expense
Management and record keeping services fee	36,815,003	39,655,079	39,532,624
Professional and regulatory fees	1,862,702	1,229,501	1,416,654
Amortization of intangibles	1,706,400	2,235,600	2,973,600
Other operating expenses	2,925,164	2,999,076	4,168,082

Total non-interest expense	43,309,269	46,119,256	48,090,960
Income before income taxes	13,698,889	18,071,615	28,628,202
Provision for income taxes	4,294,287	6,044,312	11,524,389

Net income	$9,404,602	$12,027,303	$17,103,813

Net income per share, basic and diluted(1)	$9,404,602	$12,027,303	$17,103,813

(1)
Number of shares outstanding is one.

See Notes to Consolidated Financial Statements

PIONEER FINANCIAL SERVICES, INC.

Consolidated Statements of Comprehensive Income

	For the Years Ended September 30,
	2013	2012	2011
Net income	$9,404,602	$12,027,303	$17,103,813
Other comprehensive loss:
Unrealized losses on investment securities available for sale, gross	(75,578)	(86,327)	(81,780)
Tax benefit	26,452	30,215	28,622

Total other comprehensive loss, net of tax	(49,126)	(56,112)	(53,158)

Total comprehensive income	$9,355,476	$11,971,191	$17,050,655

See Notes to Consolidated Financial Statements

PIONEER FINANCIAL SERVICES, INC.

Consolidated Statements of Stockholder's Equity

For the years ended September 30, 2013, 2012 and 2011

	Total	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income
Balance, September 30, 2010	$106,531,894	$86,394,200	$19,970,014	$167,680

Total comprehensive income	17,050,655	—	17,103,813	(53,158)
Dividends paid to parent	(8,845,387)	—	(8,845,387)	—

Balance, September 30, 2011	$114,737,162	$86,394,200	$28,228,440	$114,522

Total comprehensive income	11,971,191	—	12,027,303	(56,112)
Dividends paid to parent	(6,773,313)	—	(6,773,313)	—

Balance, September 30, 2012	$119,935,040	$86,394,200	$33,482,430	$58,410

Total comprehensive income	9,355,476	—	9,404,602	(49,126)
Dividends paid to parent	(24,618,033)	—	(24,618,033)	—

Balance, September 30, 2013	$104,672,483	$86,394,200	$18,268,999	$9,284

See Notes to Consolidated Financial Statements

PIONEER FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2013	2012	2011
Cash flows from operating activities:
Net income	$9,404,602	$12,027,303	$17,103,813
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Provision for credit losses on finance receivables	36,424,082	34,617,355	25,565,703
Depreciation and amortization	1,844,088	2,245,002	2,893,041
Gain on investments sold—non-restricted	(35,304)	—	—
Deferred income taxes	(476,638)	(4,799,458)	(2,625,901)
Interest accrued on investment notes	2,587,342	2,388,051	2,055,904
Changes in:
Accounts payable and accrued expenses	(4,852,519)	2,060,371	(228,399)
Deferred acquisition costs	2,976,294	432,777	(1,309,561)
Unearned premium reserves	(6,954,811)	1,627,569	3,062,168
Prepaids and other assets	(2,089,530)	(2,954,215)	1,242,520

Net cash provided by operating activities	38,827,606	47,644,755	47,759,288

Cash flows from investing activities:
Finance receivables purchased from affiliate	(235,076,964)	(239,616,353)	(251,013,073)
Finance receivables purchased from retail merchants	(11,363,029)	(23,326,384)	(29,026,308)
Finance receivables repaid	234,209,328	225,492,066	250,664,133
Capital expenditures	(30,202)	(542,020)	(25,920)
Change in restricted cash	104,524	(31,279)	(27,187)
Investments purchased—non-restricted	—	(249,000)	(790,238)
Investments matured and sold—restricted	—	—	130,237
Investments matured and sold—non-restricted	2,613,197	1,685,000	2,200,000

Net cash used in investing activities	(9,543,146)	(36,587,970)	(27,888,356)

Cash flows from financing activities:
Net borrowings/(repayments) under lines of credit	(210,000)	19,450,000	(21,373,000)
Proceeds from borrowings	97,797,175	79,002,245	142,131,268
Repayment of borrowings	(102,467,166)	(101,856,038)	(118,565,582)
Repayment of subordinated debt—parent	—	—	(13,900,000)
Dividends paid to parent	(24,618,033)	(6,773,313)	(8,845,387)

Net cash used in financing activities	(29,498,024)	(10,177,106)	(20,552,701)

Net increase/(decrease) in cash and equivalents	(213,564)	879,679	(681,769)
Cash and cash equivalents—non-restricted, Beginning of period	2,136,520	1,256,841	1,938,610

Cash and cash equivalents—non-restricted, End of period	$1,922,956	$2,136,520	$1,256,841

Additional cash flow information:
Interest paid	$15,814,447	$16,468,662	$16,449,222
Income taxes paid	$7,431,763	$9,844,816	$13,727,467

See Notes to Consolidated Financial Statements

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying consolidated financial statements include the accounts of Pioneer Financial Services, Inc. and its wholly owned subsidiaries (collectively "we," "us," "our" or the "Company"). Intercompany balances and transactions have been eliminated. We were acquired on May 31, 2007 by our parent, MidCountry Financial Corp, a Georgia corporation ("MCFC") as a wholly owned subsidiary (the "Transaction").

        Immediately subsequent to the Transaction, we declared and paid a dividend to MCFC of our business operation and certain assets and liabilities related to the origination and servicing of our finance receivables. MCFC contributed these operations to MidCountry Bank, a federally chartered savings bank and wholly owned subsidiary of MCFC ("MCB"). MCB formed the Consumer Banking Division ("CBD") (formerly known as the Military Banking Division) which is composed exclusively of the assets and liabilities contributed from MCFC. This transaction is further described in "Note 6: Goodwill and Other Intangible Assets". As part of the Transaction, we entered into a Loan Sale and Master Services Agreement ("LSMS Agreement") with CBD. Under the LSMS Agreement, CBD originates loans and we have the exclusive right to purchase those loans that meet our business model and lending criteria. Also under the LSMS Agreement, CBD will provide us with management and record keeping services. As part of the Transaction, substantially all of our employees became employees of CBD. We pay fees for loans purchased and originated by CBD and management and record keeping services provided by CBD. The LSMS Agreement is further described in "Note 9: Related Party Transactions."

Nature of Operations and Concentration

        We are headquartered in Kansas City, Missouri. We purchase finance receivables from CBD. These receivables represent loans primarily to active-duty or career retired U.S. military personnel or U.S. Department of Defense employees. We also purchase finance receivables from retail merchants that sell consumer goods to active-duty or career retired U.S. military personnel or U.S. Department of Defense employees.

Cash and Cash Equivalents—Non-Restricted

        We had no cash equivalents as of September 30, 2013 or 2012. Our cash consisted of checking accounts with an aggregate balance of approximately $1.9 million and $2.1 million as of September 30, 2013 and 2012, respectively.

Cash and Cash Equivalents—Restricted

        We are required to maintain restricted cash pursuant to the Nevada Department of Insurance and an agreement with The Assurant Group ("Assurant"), a third party insurance company that underwrote policies sold by us. Based on the agreement, we are required to maintain cash and cash equivalents and/or investments in custodial accounts, in the amount of 102% of unearned premium and insurance claim and policy reserves, with a qualified financial institution. In June 2010, we ceased selling

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

insurance policies underwritten by Assurant. As of September 30, 2013, the amount required per the agreement with Assurant was zero.

Investments—Non-Restricted

        We classify our certificates of deposit as held-to-maturity and our government bonds as available-for-sale. Held-to-maturity are recorded at historical cost, adjusted for amortization of premiums and accretion of discounts. We have the intent and ability to hold these investments to maturity. Available-for-sale are recorded at fair value. Unrealized gains and losses on available-for-sale investments are recorded as accumulated other comprehensive income in the shareholder's equity section of our balance sheet, net of related income tax effects. If the fair value of any investment security declines below cost and we consider the decline to be other than temporary, we reduce the investment security to its fair value, and record a loss.

Investments—Restricted

        We classify our restricted government bonds as available-for-sale and record them at fair value. Unrealized gains and losses are recorded as accumulated other comprehensive income in the shareholder's equity section of our balance sheet, net of related income tax effects. If the fair value of any investment security declines below cost and we consider the decline to be other than temporary, we reduce the investment security to its fair value, and record a loss.

        Investments were restricted pursuant to the agreement with Assurant. As of September 30, 2013, the amount required per the agreement with Assurant was zero.

Finance Receivables

        Finance receivables are carried at amortized cost and are adjusted for unamortized direct origination fees and reduced for finance charges on pre-computed finance receivables, unearned dealer discounts, allowances for credit losses, debt protection reserves and unearned fees. Debt protection reserves and unearned fees applicable to credit risk on consumer receivables are treated as a reduction of finance receivables in the consolidated balance sheet since the payments on such policies generally, are used to reduce outstanding receivables.

Allowance for Credit Losses

        We maintain an allowance for credit losses, which represents management's best estimate of inherent losses in the outstanding finance receivable portfolio. The allowance for credit losses is reduced by actual credit losses and is increased by the provision for credit losses and recoveries of previous losses. The provision for finance receivable losses are charged to earnings to bring the total allowance to a level considered necessary by management. As the portfolio of total finance receivables consists of military loans and retail installment contracts, a large number of relatively small, homogenous accounts, the finance receivables are evaluated for impairment as two separate

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

components: military loans and retail installment contracts. Management considers numerous factors in estimating losses in our credit portfolio, including the following:

  •
  Prior credit losses and recovery experience;

  •
  Current economic conditions;

  •
  Current finance receivable delinquency trends; and

  •
  Demographics of the current finance receivable portfolio.

Goodwill and Other Intangible Assets

        Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as purchases. Other intangible assets represent premiums paid for other identifiable assets (see Note 6: Goodwill and Other Intangible Assets for more details). Goodwill is not amortized over an estimated useful life, but rather is tested annually for impairment as of September 30th, or when there are indicators of impairment. Intangible assets other than goodwill, which are determined to have finite lives, are amortized on straight-line or accelerated basis over their estimated useful lives between three and ten years. Amortizing intangibles are assessed for impairment only when events have occurred that may give rise to impairment. When a potential impairment has been identified, forecasted undiscounted net cash flows of the operations to which the asset relates are compared to the current carrying value of the long-lived assets present in that operation. If such cash flows are less than such carrying amounts, long-lived assets, including such intangibles, are written down to their respective fair values.

Deferred Policy Acquisition Costs

        The costs of acquiring the debt protection fees and insurance policies are primarily related to the production of new and renewal business and have been deferred to the extent that such costs are deemed recoverable from future revenue. Such costs principally include debt protection commission and third party servicing fees. Costs deferred on property and casualty and credit policies are amortized over the term of the related policies in relation to the premiums and fees earned. Deferred policy acquisition costs are written off to current period results of operations if such costs are deemed to be not recoverable from future investment income.

Debt Protection—Insurance Claims and Reserves

        Life and health reserves for credit coverage consist principally of future policy benefit reserves and reserves for estimates of future payments on incurred claims reported and unreported but not yet paid. Such estimates are developed using actuarial principles and assumptions based on past experience adjusted for current trends. Any change in the probable ultimate liabilities is reflected in net income in the period in which the change in probable ultimate liabilities was determined.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Interest Income on Finance Receivables

        Interest income on finance receivables is recognized as revenue on an accrual basis using the effective yield method. The deferred fees, net of costs, are accreted into income using the effective yield method over the estimated life of the finance receivable. If a finance receivable, net of costs, liquidates before accretion is completed, we charge or credit any unaccreted net deferred fees or costs to income at the date of liquidation. We stop accruing interest income on finance receivables when a payment has not been received for 90 days, and the interest due exceeds an amount equal to 60 days of interest charges. The accrual is resumed when a full payment (95% or more of the contracted payment amount) is received.

Debt Protection and Reinsurance Income

        CBD sells life, accident and health protection along with other exclusive coverages that are unique to our customers. Under an agreement, we assume from CBD, all risks on debt protection, credit accident, health insurance and all other coverage's written on the military loans. Unearned fees and premiums are recognized as non-interest income over the period of risk in proportion to the amount of debt protection provided.

Income Taxes

        We use the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recorded at currently enacted tax rates applicable to the period in which assets or liabilities are expected to be realized or settled. Deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted.

        The Company's operations are included in the consolidated federal income tax return of its parent, and various combined state returns. Income taxes are paid to or refunded by its parent pursuant to the terms of a tax-sharing agreement, approved by the Board of Directors, under which taxes approximate the amount that would have been computed on a separate company basis. The Company receives a benefit at the federal and state rate in the current year for net losses incurred in that year to the extent losses can be utilized in the consolidated federal income tax return or combined state income tax return of the parent. In the event the parent incurs a consolidated net loss in the current or future years, income tax incurred in the current and prior years may be available for recoupment by the Company.

        In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable earnings, and tax planning strategies.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The provisions of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 740, Income Taxes, prescribes a comprehensive financial statement model of how a company should recognize, measure, present, and disclose uncertain tax positions that the company has taken or expects to take in its income tax returns. The Company recognizes tax benefits that meet the "more likely than not" recognition threshold as defined within FASB ASC 740. In the preparation of income tax returns, tax positions are taken based on interpretation of federal and state income tax laws for which the outcome is uncertain. Management periodically reviews and evaluates the status of uncertain tax positions and makes estimates of amounts ultimately due or owed. The benefits of tax positions are recorded in income tax expense in the consolidated financial statements, net of the estimates of ultimate amounts due or owed, including any applicable interest and penalties. Changes in the estimated amounts due or owed may result from closing of the statute of limitations on tax returns, new legislation, and clarification of existing legislation through government pronouncements, the courts, and through the examination process.

        The parent and its subsidiaries currently file income tax returns in the United States federal jurisdiction, and most state jurisdictions. These tax returns, which often require interpretation due to their complexity, are subject to changes in income tax regulations or in how the regulations are interpreted. In the normal course of business, the parent and its subsidiaries are routinely subject to examinations and challenges from federal and state taxing authorities regarding the amount of taxes due in connection with the businesses they are engaged in. Recently, federal and state taxing authorities have become increasingly aggressive in challenging tax positions taken by financial services organizations. The challenges made by taxing authorities may result in adjustments to the timing or amount of taxable income or deductions, or the allocation of income among tax jurisdictions. The Company does not believe any adjustments that may result from these examinations will be material to the Company.

        The parent's consolidated federal income tax returns are open and subject to examination by the Internal Revenue Service for the tax year ended September 30, 2010 and later. The parent and subsidiaries state returns are generally open and subject to examinations for the tax year ended September 30, 2009 and later in major state jurisdictions.

New Accounting Pronouncements Not Yet Adopted

        In February 2013, the FASB issued Accounting Standards Update ("ASU") No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this update require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component and by the respective line items of net income. The standard was effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. This guidance did not have a material impact on the Company's financial position or results of operations.

        In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward exists. This ASU provides explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company is currently in the process of quantifying the impact of this standard on its financial position, results of operations and disclosures.

Use of Estimates

        The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and in disclosures of contingent assets and liabilities. We use estimates and employ the judgments in determining the amount of our allowance for credit losses, insurance claims and policy reserves, and establishing the fair value of our financial instruments. While the consolidated financial statements and footnotes reflect the best estimates and judgments at the time, actual results could differ significantly from those estimates.

Reclassification

        Certain prior year amounts have been reclassified to conform to the current year presentation. The reclassifications did not have any effect on reported net income for any periods presented.

NOTE 2: FINANCE RECEIVABLES

        Our finance receivables are comprised of military loans and retail installment contracts. During fiscal 2013, we purchased $389.0 million of military loans from CBD compared to $398.3 million during fiscal 2012. We acquired $12.6 million in retail installment contracts during fiscal 2013 compared to $25.5 million during fiscal 2012. Approximately 35.0% of the amount of military loans we purchased in fiscal 2013 were refinancings of outstanding loans compared to 29.0% during fiscal 2012.

        In the normal course of business, we receive some customer payments through the Federal Government Allotment System on the first day of each month. If the first day of the month falls on a weekend or holiday, our customer payments are received on the last business day of the preceding month. These payments and use of cash are reflected on the balance sheet as a reduction of net finance receivables and the corresponding accrued interest receivable. There were no Federal Government Allotment System payments received in advance of the payment due dates on September 30, 2013 or September 30, 2012.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 2: FINANCE RECEIVABLES (Continued)

        The following table represents finance receivables for the periods presented:

	As of September 30,
	2013	2012
Finance Receivables:
Military loans	$348,544,188	$369,361,165
Retail installment contracts	15,653,500	27,441,843

Gross finance receivables	364,197,688	396,803,008
Less:
Net deferred loan fees and dealer discounts	(8,380,793)	(19,843,416)
Unearned debt protection fees	(6,119,025)	(13,073,836)
Debt protection claims and policy reserves	(3,625,958)	(2,975,238)

Total unearned fees	(18,125,776)	(35,892,490)
Finance receivables—net of unearned fees	346,071,912	360,910,518
Allowance for credit losses	(31,400,000)	(29,000,000)

Net finance receivables	$314,671,912	$331,910,518

        Management has an established methodology to determine the adequacy of the allowance for credit losses that assesses the risks and losses inherent in the finance receivable portfolio. Our portfolio consists of a large number of relatively small, homogenous accounts. No account is large enough to warrant individual evaluation for impairment. For purposes of determining the allowance for credit losses, we have segmented the finance receivable portfolio by military loans and retail installment contracts.

        The allowance for credit losses for military loans and retail installment contracts is maintained at an amount that management considers sufficient to cover estimated losses inherent in the finance receivable portfolio. Our allowance for credit losses is sensitive to risk ratings assigned to evaluated segments, economic assumptions and delinquency trends driving statistically modeled reserves. We consider numerous qualitative and quantitative factors in estimating losses in our finance receivable portfolio, including the following:

  •
  Prior credit losses and recovery experience;

  •
  Current economic conditions;

  •
  Current finance receivable delinquency trends; and

  •
  Demographics of the current finance receivable portfolio.

        We also use internally developed data in this process. We utilize a statistical model based on potential credit risk trends, growth rate and charge off data, when incorporating historical factors to estimate losses. These results and management's judgment are used to project inherent losses and to establish the allowance for credit losses for each segment of our finance receivables.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 2: FINANCE RECEIVABLES (Continued)

        As part of the on-going monitoring of the credit quality of our entire finance receivable portfolio, management tracks certain credit quality indicators of our customers including trends related to (1) net charge-offs, (2) non-performing loans and (3) payment history.

        There is uncertainty inherent in these estimates, making it possible that they could change in the near term. We make regular enhancements to our allowance estimation methodology that have not resulted in material changes to our allowance.

        The following table sets forth changes in the components of our allowance for credit losses on finance receivables as of the end of the periods presented:

	As of and for the Years Ended September 30,
	2013			2012
	Military Loans	Retail Contracts	Total	Military Loans	Retail Contracts	Total
Allowance for credit losses:
Balance, beginning of period	$27,457,485	$1,542,515	$29,000,000	$22,970,255	$2,426,000	$25,396,255
Finance receivables charged-off	(35,562,807)	(2,352,507)	$(37,915,314)	(32,610,926)	(1,923,227)	(34,534,153)
Recoveries	3,393,341	497,891	$3,891,232	3,124,601	395,942	3,520,543
Provision	34,769,835	1,654,247	$36,424,082	33,973,555	643,800	34,617,355

Balance, end of period	$30,057,854	$1,342,146	$31,400,000	$27,457,485	$1,542,515	$29,000,000

Finance receivables:	348,544,188	15,653,500	364,197,688	369,361,165	27,441,843	396,803,008
Allowance for credit losses	(30,057,854)	(1,342,146)	(31,400,000)	(27,457,485)	(1,542,515)	(29,000,000)

Balance net of allowance	$318,486,334	$14,311,354	$332,797,688	$341,903,680	$25,899,328	$367,803,008

        The accrual of interest income is suspended when a full payment on either military loans or retail installment contracts has not been received for 90 days or more and the interest due exceeds 60 days of interest charges. Non-performing assets represent those finance receivables of which both the accrual of interest income has been suspended and for which no full payment of principal or interest has been received for more than 90 days, on a recency basis (95% or more of the contracted payment amount has not been received for 30 days after the last full payment). As of September 30, 2013, we had $11.2 million in military assets and $1.1 million in retail installment contracts that were non-performing loans compared to $10.3 million in military loans and $1.0 million in retail installment contracts as of September 30, 2012.

        We did not have any finance receivables greater than 90 days past due accruing interest as of September 30, 2013 or 2012. The accrual of interest is resumed and the account is considered current when a full payment is received. We consider a loan impaired after 180 days past due and it is removed from our finance receivable portfolio, including any accrued interest, and charged against income. We do not restructure troubled debt as a form of curing delinquencies.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 2: FINANCE RECEIVABLES (Continued)

        The following table reflects the amount of accrued interest receivable for non-performing loans as of the periods presented:

	As of September 30,
	2013	2012
Total accrued interest receivable	$9,232,043	$7,376,775

Accrued interest on non-performing assets:
Military loans	846,622	631,330
As percent of total accrued interest receivable	9.2%	8.6%
Retail installment contracts	31,954	13,060
As percent of total accrued interest receivable	0.3%	0.2%

Total accrued interest on non-performing assets	$878,576	$644,390
Total non-performing as a percent of total accrued interest	9.5%	8.7%

        A large portion of our customers are unable to obtain financing from traditional sources due to factors such as time in grade, frequent relocations and lack of credit history. These factors may not allow them to build relationships with traditional sources of financing. As a result, our receivables do not have a credit risk profile that can be easily measured by the credit quality indicators normally used by the financial markets. We manage the risk by closely monitoring the performance of the portfolio and through the underwriting process.

        The following reflects the credit quality of the Company's finance receivables:

	As of and for Years Ending September 30,
	2013	2012
Total finance receivables:
Gross balance	$364,197,688	$396,803,008
Performing	351,877,162	385,494,584
Non-performing (90 days delinquent)	12,320,526	11,308,424

Non-performing loans as a percent of gross balance	3.38%	2.85%
Military loans:
Gross balance	$348,544,188	$369,361,165
Performing	337,321,177	359,107,844
Non-performing (90 days delinquent)	11,223,011	10,253,321

Non-performing loans as a percent of gross balance	3.22%	2.78%
Retail installment contracts:
Gross balance	$15,653,500	$27,441,843
Performing	14,555,985	26,386,740
Non-performing (90 days delinquent)	1,097,515	1,055,103

Non-performing loans as a percent of gross balance	7.01%	3.84%

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 2: FINANCE RECEIVABLES (Continued)

        As of September 30, 2013, and 2012 the past due finance receivables are as follows:

	Age Analysis of Past Due Financing Receivables As of September 30, 2013
	60 - 89 Days Past Due	90 - 180 Days Past Due	Total 60 - 180 Days Past Due	0 - 59 Days Past Due	Total Finance Receivables
Finance receivables:
Military loans	$4,402,518	$11,223,011	$15,625,529	$332,918,659	$348,544,188
Retail installment contracts	341,813	1,097,515	1,439,328	14,214,172	15,653,500

Total	$4,744,331	$12,320,526	$17,064,857	$347,132,831	$364,197,688

	Age Analysis of Past Due Financing Receivables As of September 30, 2012
	60 - 89 Days Past Due	90 - 180 Days Past Due	Total 60 - 180 Days Past Due	0 - 59 Days Past Due	Total Finance Receivables
Finance receivables:
Military loans	$3,538,602	$10,253,321	$13,791,923	$355,569,242	$369,361,165
Retail installment contracts	380,317	1,055,103	1,435,420	26,006,423	27,441,843

Total	$3,918,919	$11,308,424	$15,227,343	$381,575,665	$396,803,008

        Additionally, CBD uses our underwriting criteria, which were developed from our past customer credit repayment experience and are periodically evaluated based on current portfolio performance. These criteria require the following:

  •
  All borrowers are primarily active duty, or career retired U.S. military personnel or U.S. Defense Department employees;

  •
  All potential borrowers must complete standardized credit applications online via the Internet; and

  •
  A review must be conducted on all applicants' military service history. This includes a review of status including rank and time in grade. Other review procedures may be conducted as deemed necessary.

        These indicators are used to help minimize the risk of unwillingness or inability to repay for both military loans and retail installment contracts. These guidelines were developed from past customer credit repayment experience and are periodically revalidated based on current portfolio performance. Loans are limited to amounts that the customer could reasonably be expected to repay from discretionary income.

        The liability for unpaid claims and claim adjustment expenses is estimated using an actuarially computed amount payable on claims reported prior to the balance sheet date that have not yet been settled, claims reported subsequent to the balance sheet date that have been incurred during the period

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 2: FINANCE RECEIVABLES (Continued)

ended, and an estimate (based on prior experience) of incurred but unreported claims relating to such period.

        Activity in the liability for unpaid claims and claim adjustment expenses for our debt protection and reinsurance products are summarized as follows:

	As of and for the Years ended September 30,
	2013	2012	2011
Balance, beginning of period	$2,975,238	$1,759,026	$653,926
Claim amount incurred, related to
Prior periods	1,408,375	962,354	906,342
Current period	1,817,715	1,980,567	984,708

Total	3,226,090	2,942,921	1,891,050
Claim amount paid, related to
Prior periods	1,124,298	564,645	376,690
Current period	1,451,072	1,162,064	409,260

Total	2,575,370	1,726,709	785,950

Balance, end of period	$3,625,958	$2,975,238	$1,759,026

NOTE 3: INVESTMENTS—RESTRICTED

        Assurant processes and administers insurance transactions and activity on behalf of the Company. Pursuant to applicable insurance regulations, we are required to maintain a 102% of unearned premium and insurance claim and policy reserves, with a qualified financial institution which, as of September 30, 2013 was zero.

        We record our restricted investments at fair value. The following table represents the restricted investments as of September 30, 2013 and 2012:

	As of September 30, 2013				As of September 30, 2012
	Book Value	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value	Book Value	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Restricted investments:
U.S. government bonds	$—	$—	$—	$—	$983,144	$40,990	$—	$1,024,134

Total restricted investments	$—	$—	$—	$—	$983,144	$40,990	$—	$1,024,134

        During fiscal 2013 and 2012, we did not recognize any material realized gains or losses or receive proceeds from sales on restricted investments. In fiscal 2013 and 2012, we received authorization, pursuant to applicable insurance regulations, to transfer $1.0 million and $1.9 million, respectively, in book value of U.S. government bonds from restricted to non-restricted.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 4: INVESTMENTS—NON-RESTRICTED

        Non-restricted investments are comprised of certificates of deposit and U.S. government bonds. We have total non-restricted investments of $1.7 million and $3.4 million as of September 30, 2013 and 2012, respectively. As of September 30, 2013, non-restricted investments of $1.4 million will mature within one year and $0.3 million will mature after one year and before five years.

        We record our U.S. government bond investments at fair value. The following table represents the non-restricted investments as of September 30, 2013 and 2012:

	As of September 30, 2013				As of September 30, 2012
	Book Value	Gross Unrealized Gains(1)	Gross Unrealized (Losses)	Fair Value	Book Value	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Non-restricted investments:
Certificates of deposit	$100,000	$—		$100,000	$594,000	$—	$—	$594,000
U.S. government bonds	1,604,458	14,283		$1,618,741	2,717,902	48,871	—	2,766,773

Total non-restricted investments	$1,704,458	$14,283	$—	$1,718,741	$3,311,902	$48,871	$—	$3,360,773

(1)
The unrealized gain on investments of $14,283 net of tax of $4,999 represents the accumulated other comprehensive income of $9,284.

        During fiscal 2013, the Company received $1.0 million in proceeds from the sale of U.S. government bonds and realized a gain of $0.04 million. An additional $1.6 million in proceeds was received from investment maturities. During fiscal 2012, we did not recognize any material realized gains or losses or receive proceeds from sales on non-restricted investments. In fiscal 2013 and 2012, we received authorization, pursuant to applicable insurance regulations, to transfer $1.0 million and $1.9 million, respectively, in book value of U.S. government bonds from restricted to non-restricted.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 5: FURNITURE AND EQUIPMENT

        Cost and accumulated depreciation of property and equipment at September 30, 2013 and 2012 is as follows:

	As of and For the Years Ended September
	2013	2012
Furniture and equipment	$41,200	$41,200
Computer software	1,709,386	1,174,169
Work in process	—	505,014

	1,750,586	1,720,383
Less accumulated depreciation	(1,367,345)	(1,155,356)

Furniture and equipment—net	$383,241	$565,027

        Furniture and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method. Estimated useful lives are 7 years for furniture and equipment, and 3 years for computer software. Major improvements are capitalized, while maintenance and repairs are charged to expense as incurred. Depreciation expense was $0.2 million and $0.1 million for the years ended September 30, 2013 and 2012, respectively.

NOTE 6: GOODWILL AND OTHER INTANGIBLE ASSETS

        In connection with the Transaction, MCFC paid the shareholders of Pioneer Funding Inc., (the "Sellers") approximately $68.8 million in cash and 882,353 shares of MCFC's common stock. Under the related purchase agreement, MCFC was also required to pay the Sellers an additional $5 million in contingent payments, of which $4 million was contributed to us and $1 million to CBD. The final contingent payment was made on March 31, 2009. The total purchase price was $90,229,762.

        The fair value assigned to intangible assets acquired and assumed liabilities is supported by valuations using estimates and assumptions provided by management.

        We test goodwill for impairment annually and more frequently if events and circumstances indicate that the asset may be impaired and that the carrying value may not be recoverable. Under the provisions of ASC-350, Intangibles—Goodwill and Other, a two-step impairment test is performed on goodwill. In the first step, we compare the fair value of our reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to the reporting unit, goodwill is not considered impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit's goodwill. If upon completing the second step of the impairment test the carrying value of a reporting unit's goodwill exceeds its implied fair value, then we would record an impairment loss equal to the difference.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 6: GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

        Due to the Transaction, we recorded goodwill and amortizable intangible assets in the form of customer, agent and vendor relationships, trade name, technology for the lending system and the value of business acquired. Goodwill and intangible assets at September 30, 2013 and 2012 are as follows:

	As of and for the Years Ended September 30,
	2013			2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Customer relationships	$11,000,000	$(9,600,416)	$1,399,584	$11,000,000	$(8,881,052)	$2,118,948
Agent relationships	700,000	(579,508)	120,492	700,000	(525,464)	174,536
Vendor relationships	1,700,000	(1,408,780)	291,220	1,700,000	(1,275,244)	424,756
Trade name	7,000,000	(5,013,096)	1,986,904	7,000,000	(4,373,880)	2,626,120
Technology	4,000,000	(4,000,000)	—	4,000,000	(3,839,760)	160,240

Total amortizable intangibles	$24,400,000	$(20,601,800)	$3,798,200	$24,400,000	$(18,895,400)	$5,504,600

Goodwill	$31,474,280	$—	$31,474,280	$31,474,280	$—	$31,474,280

        Amortization expense was $1.7 million and $2.2 million in fiscal 2013 and fiscal 2012, respectively. Amortization expense of currently recorded amortizable intangibles is expected to be as follows:

Years Ended September 30,	Annual Amortization Expense
2014	1,243,000
2015	1,027,000
2016	847,000
2017	681,200

Total	$3,798,200

        Management evaluated goodwill at September 30, 2013, and determined that there was no impairment as the estimated fair value exceeded the carrying value. There were no impairments of amortizable intangible assets, as of September 30, 2013.

NOTE 7: BORROWINGS

Secured Senior Lending Agreement

        On June 12, 2009, we entered into the SSLA with the lenders listed on the SSLA ("the lenders") and UMB Bank, N.A. (the "Agent"). The SSLA replaced and superseded the Senior Lending Agreement, dated as of June 9, 1993, as subsequently amended and restated (the "SLA"). The term of the current SSLA ends March 31, 2014 and is automatically extended annually unless any lender gives written notice of its objection by March 1 of each calendar year. Our assets secure the loans extended under the SSLA for the benefit of the lenders and other holders of the notes issued pursuant to the SSLA (the "Senior Debt"). The facility is an uncommitted credit facility that provides common terms

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 7: BORROWINGS (Continued)

and conditions pursuant to which the individual lenders that are a party to the SSLA may choose to make loans to us in the future. Any lender may elect not to participate in future fundings at any time without penalty. If a lender were to choose not to participate in future fundings, the outstanding amortizing notes would be repaid based on the original terms of the note. Any existing borrowings from that lender under the revolving credit line are payable in 12 equal monthly installments. As of September 30, 2013, we could request up to $74.7 million in additional funds and remain in compliance with the terms of the SSLA. No lender, however, has any contractual obligation to lend us these additional funds.

        As of September 30, 2013, the lenders have indicated a willingness to participate in fundings up to an aggregate of $308.9 million during the next 12 months, including $206.8 million that is currently outstanding. Included in this amount are borrowings of $15.1 million from withdrawing banks that previously participated in the SSLA.

        Our SSLA allows additional banks to become parties to the SSLA under a modified non-voting role. We have identified each lender that has voting rights under the SSLA as "voting bank(s)" and lenders that do not have voting rights under the SSLA, as "non-voting bank(s)". While all voting and non-voting banks have the same rights to the collateral and are a party to the same terms and conditions of the SSLA, all of the non-voting banks acknowledge and agree that they have no right to vote on any matter nor to prohibit or limit any action by us, or the voting banks. As of September 30, 2013, we had 17 non-voting banks with an outstanding principal balance of $16.8 million.

        On June 21, 2013, the Company entered into the thirty-sixth amendment (the "Amendment") to the SSLA. The Amendment (i) permitted the declaration and payment of a $20.0 million one-time unrestricted dividend from the Company to MCFC on or before June 30, 2013; (ii) amended the revolving credit line interest rate to be 4% or prime, whichever is greater, for all new borrowings after June 21, 2013; (iii) amended the amortizing term notes interest rate to be 5.25% or 270 basis points over the 90-day moving average of like-term treasury notes, whichever is greater, for all new borrowings after June 21, 2013; and (iv) consented to the amended and restated LSMS Agreement. A one-time dividend of $20.0 million was paid to MCFC on June 28, 2013 and funded through the revolving credit line. Prior to June 21, 2013, the interest rate on the revolving credit line was 5% or prime, whichever was greater, and the interest rate on amortizing notes was 6.25% or 270 basis points over the 90-day moving average of like-term treasury notes, whichever was greater.

        The aggregate notional balance outstanding under amortizing notes was $187.6 million and $186.2 million at September 30, 2013 and 2012, respectively. There were 349 and 354 amortizing term notes outstanding at September 30, 2013 and 2012, respectively, with a weighted-average interest rate of 6.11% and 6.25%, respectively. Interest on the amortizing notes is fixed at 270 basis points over the 90-day moving average of like-term treasury notes when issued. The interest rate may not be less than 5.25%. All amortizing notes have terms not to exceed 48 months, payable in equal monthly principal and interest payments. Interest on amortizing notes is payable monthly. In addition, we are paying our lenders a quarterly uncommitted availability fee in an amount equal to ten basis points multiplied by the quarterly average aggregate outstanding principal amount of all amortizing notes held by the lenders. For the year ended September 30, 2013, we incurred $0.6 million in uncommitted availability fees.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 7: BORROWINGS (Continued)

        Advances outstanding under the revolving credit line were $19.2 million and $19.5 million at September 30, 2013 and 2012, respectively. When a lender elects not to participate in future fundings, any existing borrowings from that lender under the revolving credit line are payable in 12 equal monthly installments. Interest on borrowings under the revolving credit line is payable monthly and is based on prime or 4.00%, whichever is greater. Interest on borrowings was 4.00% at September 30, 2013 and 5.00% at September 30, 2012.

        Substantially all of our assets secure the debt under the SSLA. The SSLA also limits, among other things, our ability to (1) incur additional debt from the lenders beyond that allowed by specific financial ratios and tests, (2) borrow or incur other additional debt except as permitted in the SSLA, (3) pledge assets, (4) pay dividends, (5) consummate certain asset sales and dispositions, (6) merge, consolidate or enter into a business combination with any other person, (7) pay to MCFC service charge fees each year except as provided in the SSLA, (8) purchase, redeem, retire or otherwise acquire any of our outstanding equity interests, (9) issue additional equity interests, (10) guarantee the debt of others without reasonable compensation and only in the ordinary course of business or (11) enter into management agreements with our affiliates.

        Under the SSLA, we are subject to certain financial covenants that require that we, among other things, maintain specific financial ratios and satisfy certain financial tests. In part, these covenants require us to: (1) maintain an allowance for credit losses equal to or greater than the allowance for credit losses shown on our audited financial statements as of the end of our most recent fiscal year and at no time less than 5.25% of our consolidated net finance receivables, unless otherwise required by generally accepted accounting principles ("GAAP"), (2) limit our senior indebtedness as of the end of each quarter to not greater than four times our tangible net worth, (3) maintain a positive net income in each fiscal year, (4) limit our senior indebtedness as of the end of each quarter to not greater than 80% of our consolidated net finance receivables, and (5) maintain a consolidated total required capital of at least $75 million plus 50% of the cumulative positive net income earned by us during each of our fiscal years ending after September 30, 2008. Any part of the 50% of positive net income not distributed by us as a dividend for any fiscal year within 120 days after the last day of such fiscal year must be added to our consolidated total required capital and may not be distributed as a dividend or otherwise. No part of the consolidated total required capital may be distributed as a dividend.

        We may not make any payment to MCFC in any fiscal year for services performed or reasonable expenses incurred in an aggregate amount greater than $750,000 plus reimbursable expenses. Such amount may be increased by the CPI published by the United States Bureau of Labor for the calendar year then most recently ended. Except as required by law, we may not stop purchasing small loans to military families from CBD, unless the lenders consent to such action.

        The breach of any of these covenants could result in a default under the SSLA, in which event the lenders could seek to declare all amounts outstanding to be immediately due and payable. As of September 30, 2013, we were in compliance with all loan covenants.

        If an event of default has occurred, the Agent has the right, on behalf of all holders of the Senior Debt, to immediately take possession and control of the collateral. If the Agent notifies us of an event of default, the interest rate on all Senior Debt will automatically increase to a default rate equal to 2% above the interest rate otherwise payable on such Senior Debt. The default rate will remain in effect so long as any event of default has not been cured.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 7: BORROWINGS (Continued)

        In connection with the execution of the SSLA, MCFC entered into an Unlimited Continuing Guaranty. MCFC guaranteed the Senior Debt and accrued interest in accordance with the terms of the Unlimited Continuing Guaranty. Under the Unlimited Continuing Guarantee, MCFC also agreed to indemnify the lenders and the Agent for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the lenders or the Agent for payments made under the Senior Debt that are rescinded or must be repaid by lenders to us. If MCFC is required to satisfy any of borrowers' obligations under the Senior Debt, the lenders and the Agent will assign without recourse the related Senior Debt to MCFC.

        Concurrently, in connection with the execution of the SSLA, MCFC entered into a Negative Pledge Agreement in favor of the Agent. Under the Negative Pledge Agreement, MCFC represented that it will not pledge, sell, assign or transfer its ownership of all or any part of the issued and outstanding capital stock of the Company and will not otherwise or further encumber any of such capital stock beyond the currently existing negative pledge thereof in favor of Branch Banking and Trust, a North Carolina banking corporation headquartered in Winston-Salem, North Carolina ("BB&T"). Once the pledge of the capital stock of the Company to BB&T is terminated, MCFC will pledge all of its capital stock in the Company to the Agent for the benefit of the lenders to secure payment of all Senior Debt.

Subordinated Debt—Parent

        In fiscal year 2011, we amended our SSLA to convert the parent note from a term facility to a revolving line of credit. Funding on this line of credit is provided as needed at our discretion and dependent upon the availability of funds from our parent and is due upon demand. The maximum principal balance on this facility is $25.0 million. Interest is payable monthly and is based on prime or 5.0%, whichever is greater. As of September 30, 2013 and 2012, the outstanding balance under this facility was zero.

Investment Notes

        We have borrowings through the issuance of investment notes (with accrued interest) with an outstanding notional balance of $63.9 million, which includes a $0.2 million purchase adjustment as of September 30, 2013 and $67.4 million, which includes a $0.3 million purchase adjustment as of September 30, 2012. The purchase adjustments relate to fair value adjustments recorded as part of the Transaction. These investment notes are nonredeemable before maturity by the holders, issued at various rates and mature 1 to 10 years from date of issue. At our option, we may redeem and retire any or all of the debt upon 30 days written notice. The average investment note payable was $51,834 and $53,539, with a weighted average interest rate of 9.15% and 9.06% at September 30, 2013 and 2012, respectively. Interest is paid either monthly or annually at the option of the note holder.

        On January 11, 2013, the SEC declared effective our post-effective amendment to our amended registration statement originally filed with the SEC in January 2011 ("2013 Registration Statement"). Pursuant to this 2013 Registration Statement, along with the accompanying prospectus, we registered an offering of our investment notes, with a maximum aggregate offering price of $50 million, on a continuous basis with an expected termination date of January 28, 2014, unless terminated earlier at

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 7: BORROWINGS (Continued)

our discretion. As of September 30, 2013, we have issued 470 investment notes in conjunction with this offering since 2011 with an aggregate value of $28.3 million.

Maturities

        A summary of maturities for the amortizing notes and investment notes (net of purchase price adjustments) at September 30, 2013, follows:

	Amortizing Notes SSLA Lenders	Amortizing Notes Withdrawing Banks	Amortizing Notes Non-Voting Banks	Investment Notes	Total
2014	$57,817,295	$7,786,553	$12,284,314	$11,293,290	$89,181,452
2015	47,964,071	5,404,636	4,224,060	14,965,652	72,558,419
2016	33,199,148	1,787,854	280,091	15,248,504	50,515,597
2017	16,693,526	140,142	—	5,176,419	22,010,087
2018	—	—	—	585,305	585,305
2019 and beyond	—	—	—	16,434,460	16,434,460

Total	$155,674,040	$15,119,185	$16,788,465	$63,703,630	$251,285,320

NOTE 8: INCOME TAXES

        The provision for income taxes for the years ended September 30, 2013, 2012, and 2011, consisted of the following:

	For the Year Ended September 30, 2013
	Federal	State	Valuation Allowance	Total
Current	$5,775,675	$(1,004,750)	$—	$4,770,925
Deferred	(714,032)	226,479	10,915	(476,638)

Total	$5,061,643	$(778,271)	$10,915	$4,294,287

	For the Year Ended September 30, 2012
	Federal	State	Valuation Allowance	Total
Current	$10,548,636	$295,134	$—	$10,843,770
Deferred	(4,373,222)	(436,398)	10,162	(4,799,458)

Total	$6,175,414	$(141,264)	$10,162	$6,044,312

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 8: INCOME TAXES (Continued)

	For the Year Ended September 30, 2011
	Federal	State	Valuation Allowance	Total
Current	$10,555,061	$3,595,229	$—	$14,150,290
Deferred	(2,134,522)	(491,379)	—	(2,625,901)

Total	$8,420,539	$3,103,850	$—	$11,524,389

        The actual tax expense for the years ended 2013, 2012, and 2011 differs from the computed 'expected' tax expense (benefit) for those years (computed by applying the applicable United States federal corporate tax rates of 35% to income before income taxes) as follows:

	As of and for the Years Ended September 30,
	2013	2012	2011
Computed 'expected' tax expense	$4,794,611	$6,325,065	$10,019,871
State tax (net of federal tax effect)	(418,565)	(240,378)	2,226,005
Other tax benefit	(81,759)	(40,375)	(721,487)

Total	$4,294,287	$6,044,312	$11,524,389

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of September 30, 2013 and 2012 are presented below:

	As of and for the Years Ended September 30,
	2013	2012
Deferred tax assets:
Allowance for credit losses	$11,914,542	$11,234,048
Unearned insurance reserves	2,763,914	3,480,446
Uncertain tax positions	174,328	302,110
Fair value adjustment of acquisitions	76,928	109,709
State net operating losses and credits	34,357	26,680
Loan origination & policy acquisition costs	—	26,220
Other	304,338	176,769

Total deferred tax assets	15,268,407	15,355,982

Valuation allowance	(21,077)	(10,162)

Deferred tax assets, net of valuation allowance	15,247,330	15,345,820
Deferred tax liabilities:
Amortization—intangible assets	1,240,550	1,858,674
Depreciation	55,640	13,675
Other	70,752	96,173

Total deferred tax liabilities	1,366,942	1,968,522

Net deferred tax assets	$13,880,388	$13,377,298

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 8: INCOME TAXES (Continued)

        As of September 30, 2013, the Company had state net operating loss carryforwards of approximately $597,000, and state alternative minimum tax (AMT) credit carryforwards of approximately $1,000. The net operation loss carryforwards begin expiring in 2019 through 2033.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary difference become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

        The Company is included in the consolidated federal income tax return and, for certain states, combined state tax returns of its parent. Under the benefits-for-loss approach, net operating losses and other tax attributes of the Company are characterized as realized when utilized by the parent. Therefore, recognition of deferred tax assets is based on all available evidence as it relates to both the parent and the Company. As the Company is party to a tax sharing agreement with its parent that will reimburse it for any losses utilized in the parent's consolidated tax returns, management believes it is more likely than not that the Company will realize the benefits of those deductible differences based on the Parent's historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, with the exception of certain state differences. Accordingly, at September 30, 2013 and 2012, the Company recorded a valuation allowance on these deferred tax assets of $21,000 and $10,000, respectively.

        As of September 30, 2013, 2012 and 2011, the reserve for uncertain tax positions was approximately $500,000, $900,000, and $1.7 million, respectively. The reserve for uncertain tax positions is included in accrued expenses and other liabilities in the consolidated balance sheet as of September 30, 2013, 2012, and 2011. The Company had approximately $107,000 of unrecognized tax benefit that if realized would affect the effective tax rate. Interest and penalties recognized are recorded as a component of income tax expense (benefit) in the amount of approximately $(20,000), $(137,000) and $43,000 for the year ended September 30, 2013, 2012, and 2011 respectively.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 8: INCOME TAXES (Continued)

        A reconciliation of unrecognized tax benefits for fiscal year 2013, 2012 and 2011 is as follows:

	As of and for the Years Ended September 30,
	2013	2012	2011
Balance, beginning of period	$702,000	$1,368,200	$520,200
Increase of tax positions taken in current periods	29,600	9,800	13,000
Increase of tax positions taken in prior periods	594,000	86,100	1,060,000
Decrease of tax positions taken in current periods	—	—	—
Decrease of tax positions taken in prior periods	(557,800)	—	—
Decrease due to lapse of applicable statute of limitations	(421,800)	(762,100)	(225,000)

Balance, end of period	$346,000	$702,000	$1,368,200

        In addition, the Company has accrued cumulative interest and penalties of approximately $174,000, $193,000, and $330,000 as of September 30, 2013, 2012 and 2011, respectively.

        The Company does not believe a significant increase or decrease in the uncertain tax positions will occur in the next twelve months.

        The parent's federal income tax returns are open and subject to examination by the Internal Revenue Service for the tax year ended September 30, 2010 and later. MCFC and its subsidiaries state returns are generally open and subject to examinations for the tax year ended September 30, 2009 and later for major state jurisdictions. The Company does not believe any adjustments that may result from these examinations will be material to the Company.

NOTE 9: RELATED PARTY TRANSACTIONS

        Our Chief Executive Officer, Thomas H. Holcom, Jr., and certain of his immediate family members own investment notes issued by us. Amounts held by these related parties totaled $549,713 and $843,292 at September 30, 2013 and 2012, respectively. These investment notes will mature in 2014, 2015 and 2021, and bear a weighted average interest rate of 5.82%. Carol Jackson, a member of the MCFC Board of Directors, owns investment notes issued by us. Amounts held by her totaled $585,906 and $541,250 at September 30, 2013 and 2012, respectively. These investment notes will mature in 2014 and bear a weighted average interest rate of 8.25% (See Note 7 to the consolidated financial statements).

        We entered into an amended and restated Loan Sale and Master Services Agreement ("LSMS Agreement") with CBD in June 2013. Under the LSMS Agreement, we buy certain military loans that CBD originates and receive management and record keeping services from CBD. The following table

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 9: RELATED PARTY TRANSACTIONS (Continued)

represents the related party transactions associated with this agreement and other related party transactions for the periods presented.

	As of and for the Years Ended September 30,
	2013	2012	2011
Loan purchasing:
Loans purchased from CBD	$235,076,964	$239,616,353	$251,013,073

Management and record keeping services:
Monthly servicing to CBD(1)	$31,381,573	$33,820,834	$33,609,257
Monthly relationship fee to CBD(2)	4,759,230	5,084,245	5,173,367
Monthly management fee to MCFC(3)	674,200	750,000	750,000

Total management and record keeping services	$36,815,003	$39,655,079	$39,532,624

Other transactions:
Fees paid to CBD in connection with loans purchased ($30.00 each loan purchased)	$3,401,220	$3,276,540	$3,630,526
Tax payments to MCFC	7,431,763	9,844,816	13,727,467
Dividends paid to MCFC	24,618,033	6,773,313	8,845,387
Expenses reimbursed to MCFC(4)	979,300	745,932	472,776

Total other transactions	$36,430,316	$20,640,601	$26,676,156

(1)
Monthly servicing fee to CBD was 0.68% of outstanding principal for the six months ended September 30, 2013. Prior to April 1, 2013, the monthly servicing fee was 0.7% of outstanding principal.

(2)
Monthly relationship fee to CBD is equal to $2.82 for each loan owned at June 21, 2013 for the three months ended September 30, 2013. Prior to June, 21, 2013, the monthly relationship fee was $2.82 for each loan owned at the prior fiscal year end.

(3)
$750,000 annual maximum for fiscal years 2013, 2012 and 2011.

(4)
$1,640,000 annual maximum for fiscal year 2013, plus 7% per annum thereafter.

        In June 2013, MCB received a letter from the OCC (the "OCC Letter") regarding certain former business practices of CBD that the OCC alleged violated Section 5 of the FTC Act. In July 2013, MCB responded in writing to the OCC regarding its analysis of the former business practices and stated that it did not believe it engaged in practices that rose to the level of a violation of law. Nevertheless, in its response letter, MCB did propose certain potential methods of financial remediation to certain customers, if deemed necessary by the OCC. At that time, MCB recorded an accrual in the amount of $5 million. Management for MCB believes that it is probable that it will be required to make remediation payments above the $5 million accrual; however, MCB management is unable to reasonably estimate the potential additional exposure as no information has been received from the

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 9: RELATED PARTY TRANSACTIONS (Continued)

OCC nor is able to predict when such information could be expected from the OCC. Therefore, MCB has not increased the $5 million accrual recorded in June 2013; however, the amount of this accrual is subject to change as discussions with the OCC continue.

        Any final resolution of these issues could have a material impact on MCB's financial condition and results of operations which could impact our business, financial condition and results of operations.

NOTE 10: LITIGATION

        We are subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the financial position, results of operations or cash flow.

NOTE 11: DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms.

        Fair value estimates are made at a point in time, based on relevant market data and information about the financial instrument. Fair values should be calculated based on the value of one trading unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various financial instruments. No readily available market exists for a significant portion of the Company's financial instruments. Fair value estimates for these instruments are based on judgments regarding current economic conditions, interest rate risk characteristics, loss experience, and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates in many instances cannot be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. Changes in assumptions could significantly affect the estimates.

        Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

  •
  Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

  •
  Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

  •
  Level 3—Unobservable inputs reflect the Company's judgments about the assumptions market participants would use in pricing the asset or liability since limited market data exists. The Company develops these inputs based on the best information available, including the Company's own data.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 11: DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The Company's policy is to recognize transfers in and transfers out as of the ending of the reporting period. During fiscal 2013, there were no significant transfers in or out of Levels 1, 2 or 3.

        The following methods and assumptions were used to estimate the fair value of its financial instruments:

        Cash and Cash Equivalents—The carrying value approximates fair value due to their liquid nature and classified as Level 1.

        Investments—Restricted—Fair value for U.S. government bond investments are based on quoted prices for similar assets in active markets and classified as Level 2.

        Investments—Non-Restricted—Fair value for U.S. government bond investments are based on quoted prices for similar assets in active markets and classified as Level 2. The carrying value of certificates of deposit approximates fair value due to their liquid nature and classified as Level 1.

        Finance Receivables—The fair value of finance receivables are estimated by discounting the receivables using current rates at which similar finance receivables would be made to borrowers with similar credit ratings and for the same remaining maturities as of fiscal year end. In addition, the best estimate of losses inherent in the portfolio is deducted when computing the estimated fair value of finance receivables. If the Company's finance receivables were measured at fair value in the financial statements these finance receivables would be classified as Level 3 in the fair value hierarchy.

        Amortizing Term Notes—The fair value of the amortizing term notes with fixed interest rates are estimated using the discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. If the Company's amortizing term notes were measured at fair value in the financial statements, these amortizing term notes would be categorized as Level 2 in the fair value hierarchy.

        Investment Notes—The fair value of investment notes is estimated by discounting future cash flows using current rates at which similar investment notes would be offered to lenders for the same remaining maturities. If the Company's investment notes were measured at fair value in the financial statements, these investment notes would be categorized as Level 2 in the fair value hierarchy.

PIONEER FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2013, 2012, AND 2011

NOTE 11: DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The carrying amounts and estimated fair values of our financial instruments at September 30, 2013 and 2012 are as follows:

	As of September 30, 2013		As of September 30, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents—non-restricted	$1,922,956	$1,922,956	$2,136,520	$2,136,520
Cash and cash equivalents—restricted	623,333	623,333	727,857	727,857
Investments—restricted	—	—	1,024,134	1,024,134
Investments—non-restricted	1,718,741	1,718,741	3,360,773	3,360,773
Net finance receivables	314,671,912	313,215,121	331,910,518	331,950,198
Financial liabilities:
Amortizing term notes	$187,581,690	$190,267,660	$186,230,677	$186,232,408
Investment notes	63,907,784	66,986,636	67,428,441	67,604,603

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

        The following table sets forth expenses and costs payable by the Registrant which are expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee.

Registration fee under Securities Act	$5,805
Legal fees and expenses	150,000
Accounting fees and expenses	25,000
Advertising/printing expenses	330,000
Administrative	150,000
Trustee fees	40,000
Miscellaneous expense	99,195

Total	$800,000

Indemnification of Directors and Officers.

        Section 351.355 of the Missouri Statutes empowers a Missouri corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein. The provisions of Section 351.355 are not exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation, the bylaws, any agreement, any shareholder or disinterested director vote, or otherwise.

        Article VI of the Registrant's Bylaws entitles officers and directors to be indemnified by the Registrant against expenses, attorney's fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with any action, suit or proceeding, including actions brought by or in the right of the Registrant, to which such persons are made or threatened to be made a party, by reason of their being a director or officer. Such right, however, may be made only as authorized by (i) a majority vote of disinterested directors, or (ii) if such quorum is not obtainable, or if obtainable, a majority thereof so directs, by independent legal counsel, or (iii) by the shareholders of the Registrant, upon a determination that the person seeking indemnification acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant, or, if the action is criminal in nature, upon a determination that the person seeking the indemnification had no reasonable cause to believe that such person's conduct was unlawful. This Article also requires the Registrant, upon authorization by the Board of Directors, to advance expenses reasonably incurred in defending such actions; provided, however, that any person seeking such an advance first provide the Registrant with an undertaking to repay any amount as to which it may be determined such person is not entitled.

        The above discussion of Section 351.355 and the Registrant's Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Bylaws. The Registrant has insurance coverage in the amount of $2,000,000 per year insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers.

Exhibits and Financial Statement Schedules.

        We have filed certain agreements as exhibits to this Registration Statement on Form S-1. These agreements may contain representations, warranties and covenants by the parties and other factual information about us, CBD or MCFC or their respective businesses or operations. These representations, warranties covenants and other factual statements (i) have been made solely for the benefit of the other party or parties to such agreements; (ii) were made only as of the date of such agreements or such other date(s) as expressly set forth in such agreements and are subject to more recent developments, which may not be fully reflected in our public disclosure, (iii) may have been subject to qualifications with respect to materiality, knowledge and other matters, which qualifications modify, qualify and create exceptions to the representations, warranties and covenants in the agreements, (iv) may be qualified by disclosures made to such other party or parties in connection with signing such agreements, which disclosures contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants in the agreements, (v) have been made to reflect the allocation of risk among the parties to such agreements rather than establishing matters as facts, and (vi) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations, warranties, covenants and statements of fact should not be relied upon by investors as they may not describe our actual state of affairs as of the date of filing this Registration Statement on Form S-1.

        The following documents are filed as exhibits to this Registration Statement on Form S-1

Exhibit No.	Description
3.1	Second Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K dated December 28, 2009).
3.2	Certificate of Amendment of the Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K dated December 28, 2009).
3.3	Second Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.3 to the Form 10-K filed with the SEC on November 30, 2010).
4.1	Second Amended and Restated Indenture dated as of December 29, 2009 (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-1 filed with the SEC on December 31, 2009.
4.2	Form of investment note certificate (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-1 filed with the SEC on December 31, 2009).
5.1	Legal Opinion of Stinson Morrison Hecker LLP (incorporated by reference to Exhibit 5.1 of the Registration Statement on Form S-1 filed with the SEC on January 18, 2011).
10.1
Secured Senior Lending Agreement dated as of June 12, 2009 among the Company, certain of the Company's subsidiaries, the listed lenders and UMB Bank, N.A., as Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated June 18, 2009).
10.2
Negative Pledge Agreement dated as of June 12, 2009, between MidCountry Financial Corp. and UMB Bank, N.A., as agent (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K dated June 18, 2009).
10.3
Amendment No. 1 to Senior Lending Agreement dated as of July 27, 2009 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and First Citizens Bank (incorporated by reference to Exhibit 4.5 to Form 10-Q filed with the SEC on August 13, 2010).

Exhibit No.	Description
10.4	Amendment No. 2 to Secured Senior Lending Agreement dated as of March 29, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders and UMB Bank, N.A., as Agent. (incorporated by reference to Exhibit 4.6 to Form 10-Q filed with the SEC on August 13, 2010).
10.5
Amendment No. 3 to Senior Lending Agreement dated as of March 31, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent, Citizens Bank and Trust Company and Enterprise Bank & Trust (incorporated by reference to Exhibit 4.7 to Form 10-Q filed with the SEC on August 13, 2010).
10.6
Amendment No. 4 to Secured Senior Lending Agreement dated as of May 24, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders and UMB Bank, N.A., as Agent (incorporated by reference to Exhibit 4.8 to Form 10-Q filed with the SEC on August 13, 2010).
10.7
Amendment No. 5 to Secured Senior Lending Agreement dated as of June 25, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Stifel Bank and Trust (incorporated by reference to Exhibit 4.9 to Form 10-Q filed with the SEC on August 13, 2010).
10.8
Amendment No. 6 to Secured Senior Lending Agreement dated as of June 28, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Parkside Financial Bank and Trust (incorporated by reference to Exhibit 4.10 to Form 10-Q filed with the SEC on August 13, 2010).
10.9
Amendment No. 7 to Secured Senior Lending Agreement dated as of June 30, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and CrossFirst Bank (incorporated by reference to Exhibit 4.11 to Form 10-Q filed with the SEC on August 13, 2010).
10.10
Amendment No. 8 to the Secured Senior Lending Agreement dated as of July 1, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Page County State Bank (incorporated by reference to Exhibit 4.12 to Form S-1 filed with the SEC on January 18, 2011).
10.11
Amendment No. 9 to the Secured Senior Lending Agreement dated as of July 8, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and CrossFirst Bank Leawood (incorporated by reference to Exhibit 4.13 to Form S-1 filed with the SEC on January 18, 2011).
10.12
Amendment No. 10 to the Secured Senior Lending Agreement dated as of July 12, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and People's Community State Bank (incorporated by reference to Exhibit 4.14 to Form S-1 filed with the SEC on January 18, 2011).
10.13
Amendment No. 11 to the Secured Senior Lending Agreement dated as of July 22, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and First State Bank & Trust Co. of Larned (incorporated by reference to Exhibit 4.15to Form S-1 filed with the SEC on January 18, 2011).
10.14
Amendment No. 12 to the Secured Senior Lending Agreement dated as of September 10, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and United Bank of Kansas (incorporated by reference to Exhibit 4.16 to Form S-1 filed with the SEC on January 18, 2011).

Exhibit No.	Description
10.15	Amendment No. 13 to the Secured Senior Lending Agreement dated as of September 13, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Macon Atlanta State Bank (incorporated by reference to Exhibit 4.17 to Form S-1 filed with the SEC on January 18, 2011).
10.16
Amendment No. 14 to the Secured Senior Lending Agreement dated as of September 15, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Peoples Community Bank (incorporated by reference to Exhibit 4.18 to Form S-1 filed with the SEC on January 18, 2011).
10.17
Amendment No. 15 to the Secured Senior Lending Agreement dated as of September 15, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Blue Ridge Bank and Trust Co. (incorporated by reference to Exhibit 4.19 to Form S-1 filed with the SEC on January 18, 2011).
10.18
Amendment No. 16 to the Secured Senior Lending Agreement dated as of October 6, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and First Community Bank (incorporated by reference to Exhibit 4.20 to Form S-1 filed with the SEC on January 18, 2011).
10.19
Amendment No. 17 to the Secured Senior Lending Agreement dated as of October 15, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Guaranty Bank (incorporated by reference to Exhibit 4.21 to Form S-1 filed with the SEC on January 18, 2011).
10.20
Amendment No. 18 to the Secured Senior Lending Agreement dated as of October 26, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and ONB Bank and Trust Company (incorporated by reference to Exhibit 4.22 to Form S-1 filed with the SEC on January 18, 2011).
10.21
Amendment No. 19 to the Secured Senior Lending Agreement dated as of November 19, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Alterra Bank (incorporated by reference to Exhibit 4.23 to Form S-1 filed with the SEC on January 18, 2011).
10.22
Amendment No. 20 to the Secured Senior Lending Agreement dated as of December 10, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and First Federal Savings Bank of Creston, F.S.B. (incorporated by reference to Exhibit 4.24 to Form S-1 filed with the SEC on January 18, 2011).
10.23
Amendment No. 21 to the Secured Senior Lending Agreement dated as of December 10, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Sunflower Bank, National Association (incorporated by reference to Exhibit 4.25 to Form S-1 filed with the SEC on January 18, 2011).
10.24
Amendment No. 22 to the Secured Senior Lending Agreement dated as of December 13, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Enterprise Bank and Trust (incorporated by reference to Exhibit 4.26 to Form S-1 filed with the SEC on January 18, 2011).
10.25
Amendment No. 23 to the Secured Senior Lending Agreement dated as of December 16, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Bank of Blue Valley (incorporated by reference to Exhibit 4.27 to Form S-1 filed with the SEC on January 18, 2011).

Exhibit No.	Description
10.26	Amendment No. 24 to the Secured Senior Lending Agreement dated as of December 29, 2010 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Hawthorn Bank (incorporated by reference to Exhibit 4.28 to Form S-1 filed with the SEC on January 18, 2011).
10.27
Amendment No. 25 to the Secured Senior Lending Agreement dated as of January 14, 2011 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Lyon County State Bank (incorporated by reference to Exhibit 4.29 of the Form 10-Q filed with the SEC on May 13, 2011).
10.28
Amendment No. 26 to the Secured Senior Lending Agreement dated as of May 03, 2011 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A. (incorporated by reference to Exhibit 4.30 of the Form 10-Q filed with the SEC on August 12, 2011).
10.29
Amendment No. 27 to the Secured Senior Lending Agreement dated as of May 05, 2011 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and ONB Bank and Trust Company (incorporated by reference to Exhibit 4.31 of the Form 10-Q filed with the SEC on August 12, 2011).
10.30
Amendment No. 28 to the Secured Senior Lending Agreement dated as of January 14, 2011 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Carrollton Bank (incorporated by reference to Exhibit 4.32 of the Form 10-Q filed with the SEC on August 12, 2011).
10.31
Amendment No. 29 to the Secured Senior Lending Agreement dated as of January 14, 2011 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and other lenders for creation of Subsidiary company PSLF, Inc. (incorporated by reference to Exhibit 4.33 of the Form S-1 filed with the SEC on December 23, 2011).
10.32
Amendment No. 30 to the Secured Senior Lending Agreement dated as of January 14, 2011 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and William Sullivan Family Investment Group LLC. (incorporated by reference to Exhibit 4.34 of the Form S-1 filed with the SEC on December 23, 2011).
10.33
Amendment No. 31 to the Secured Senior Lending Agreement dated as of January 14, 2011 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and William Sullivan Family Investment Group LLC. (incorporated by reference to Exhibit 4.35 of the Form S-1 filed with the SEC on December 23, 2011).
10.34
Amendment No. 32 to the Secured Senior Lending Agreement dated as of January 14, 2011 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent. (incorporated by reference to Exhibit 4.36 of the Form S-1 filed with the SEC on December 23, 2011).
10.35
Amendment No. 33 to the Secured Senior Lending Agreement dated as of December 12, 2011 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent. (incorporated by reference to Exhibit 10.35 of the Form 10-Q filed with the SEC on February 13, 2012).
10.36
Amendment No. 34 to the Secured Senior Lending Agreement dated as of December 29, 2011 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and The PrivateBank and Trust Company. (incorporated by reference to Exhibit 10.36 of the Form 10-Q filed with the SEC on February 13, 2012).

Exhibit No.		Description
10.37		Amendment No. 35 to the Secured Senior Lending Agreement dated as of March 31, 2012 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Bank Midwest, N.A, (incorporated by reference to Exhibit 10.37 of the Company's Annual Report on Form 10-K for the year ended September 30, 2012, filed with the SEC on December 20, 2012).
10.38
Amendment No. 36 to the Secured Senior Lending Agreement dated as of June 21, 2013 among the Company, certain of the Company's subsidiaries, the listed lenders, UMB Bank, N.A., as Agent and Bank Midwest, N.A. (incorporated by reference to Exhibit 10.1 to the Company's Current report on Form 8-K filed with the SEC on June 27, 3013).
10.39	*	Employment Agreement dated November 29, 2010 between the Company and Thomas H. Holcom, Jr. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on December 3, 2010).
10.40	*
Employment Agreement dated February 1, 2007 between the Company and Laura V. Stack. (incorporated by reference to Exhibit 10.4 of the Company's Annual Report on Form 10-K for the year ended September 30, 2008, filed with the SEC on December 29, 2008).
10.41	*	Employment Agreement dated November 29, 2010 between the Company and Joseph B. Freeman (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on December 3, 2010).
10.42
Amended and Restated Non-Recourse Loan Sale and Master Services Agreement dated as of June 12, 2009 among MidCountry Bank through its Pioneer Military Lending Division, Pioneer Funding, listed other affiliated entities of the Company and UMB Bank, N.A. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K dated June 18, 2009).
10.43
Unlimited Continuing Guaranty, dated as of June 12, 2009, from MidCountry Financial Corp. in favor of UMB Bank, N.A., as Agent (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K dated June 18, 2009).
10.44
Oracle Services Agreement and Amendment No. 1, dated May 18, 2011, between the Company and Oracle Financial Services Software, Inc. (incorporated by reference to the Exhibit 10.43 of the Company's Annual Report on Form 10-K for the year ended September 30, 2012, filed with the SEC on December 20, 2012).
10.45*
Amendment to Employment Agreement between the Company and Joseph B. Freeman dated December 18, 2013 (incorporated by reference to Exhibit 10.45 to the Company's Annual Report on Form 10-K for the year ended September 30, 2013).
21		Subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Company's Annual Report on form 10-K filed with the SEC on December 20, 2012).
23.1		Consent of Deloitte & Touche LLP

Exhibit No.		Description
101	**	The following financial information from Pioneer Financial Services, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2013, filed with the SEC on December 23, 2013, formatted in Extensible Business Reporting Language (XBRL): (i) the Condensed Consolidated Statement of Operations for the years ended 2013, 2012 and 2011, (ii) the Condensed Consolidated Balance Sheets as of September 30, 2013 and September 30, 2012, (iii) the Condensed Consolidated Statement of Cash Flows for years ended 2013, 2012 and 2011 and (iv) Notes to Condensed Consolidated Financial Statements.

*
Denotes an executive compensation plan or agreement.

**
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 are deemed to be "not filed" or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (5)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (ii)
  If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (6)
  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on January 13, 2014.

PIONEER FINANCIAL SERVICES, INC.
/s/ JOSEPH B. FREEMAN Joseph B. Freeman Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date

/s/ JOSEPH B. FREEMAN Joseph B. Freeman	Chief Executive Officer and Director (Principal Executive Officer)	January 13, 2014
/s/ LAURA V. STACK Laura V. Stack	Chief Financial Officer, Treasurer, Asst. Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	January 13, 2014
/s/ ROBERT F. HATCHER Robert F. Hatcher	Chairman and Director	January 13, 2014
/s/ TIMOTHY L. STANLEY Timothy L. Stanley	Vice Chairman and Director	January 13, 2014